UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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UGI Corporation

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Notice of Annual Meeting and Proxy Statement Annual Meeting of Shareholders Friday, January 31, 2025

BOX 858 VALLEY FORGE, PA 19482 — 610-337-1000

MARIO LONGHI

Chair of the Board of Directors

December 19, 2024

Dear Fellow Shareholder,

On behalf of our entire Board of Directors, I cordially invite you to attend our Annual Meeting of Shareholders on Friday, January 31, 2025. In an effort to enable shareholder participation from any location around the world and to provide cost savings to both UGI and our shareholders, we will again be hosting an entirely virtual meeting this year.

I would like to take this opportunity to remind you that your vote is important. On December 19, 2024, we mailed our shareholders a notice containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the 2024 fiscal year and how to vote online. Please read the proxy materials and take a moment now to vote online or by telephone as described in the proxy voting instructions. Of course, if you received these proxy materials by mail, you may also vote by completing the proxy card and returning it by mail.

On behalf of the UGI Board of Directors, thank you for your investment in and continued support of UGI Corporation. I look forward to addressing your questions on January 31st.

Sincerely,

Mario Longhi

Chair of the Board of Directors

BOX 858 VALLEY FORGE, PA 19482 — 610-337-1000

December 19, 2024

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of UGI Corporation will be held on Friday, January 31, 2025, at 9:00 a.m. Eastern Standard Time. It will be conducted solely through a virtual meeting format to enable shareholder participation from any location around the world, and to provide cost savings to both us and our shareholders. In-person attendance at the Annual Meeting will not be permitted. UGI Corporation has designed the virtual meeting format to ensure that its shareholders are afforded the same rights and opportunity to participate in the Annual Meeting as they would at an in-person meeting, including the ability to vote shares electronically during the meeting and ask questions during the meeting in accordance with the rules of conduct for the Annual Meeting.

Shareholders who wish to submit a question in advance may do so by visiting www.proxyvote.com. Questions may be submitted from Friday, January 17, 2025 until 11:59 p.m. Eastern Standard Time on Thursday, January 30, 2025. You should have your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials available when accessing the website. Each shareholder will be limited to no more than one question. Questions relevant to the business of the Annual Meeting will be read aloud and answered during the Annual Meeting, subject to time constraints.

To be admitted to the Annual Meeting, please visit www.virtualshareholdermeeting.com/UGI2025. Shareholders or their legal proxies must enter the 16-digit control number found on their proxy card, voting instruction form or other proxy materials. You will need a computer, web-enabled phone, tablet, or other device, together with appropriate Internet access and your 16-digit control number, to attend the Annual Meeting. Members of the public without a control number will also be able to access the Annual Meeting in listen-only mode by visiting www.virtualshareholdermeeting.com/UGI2025. Shareholders and other individuals without a 16-digit control number will not be able to otherwise participate in or vote at the Annual Meeting.

Online access to the Annual Meeting will open 15 minutes prior to the start of the Annual Meeting. Once admitted to the Annual Meeting, attendees may (i) listen to and participate in the Annual Meeting, (ii) vote or change a previously submitted vote, and (iii) view a list of shareholders of record as of December 2, 2024, the record date. Shareholders will consider and take action on the following items of business:

1.	the election of ten director-nominees to serve until the next Annual Meeting of Shareholders;
2.	an advisory vote on a resolution to approve the Fiscal 2024 compensation of UGI Corporation’s named executive officers;
3.	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for Fiscal 2025;
4.	a shareholder proposal regarding a director election resignation governance guideline, if properly presented; and
5.	the transaction of any other business that may properly come before the Annual Meeting.

Jessica A. Milner

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be held on Friday, January 31, 2025:

This Proxy Statement and the Company’s 2024 Annual Report on Form 10-K are available at www.ugicorp.com.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. Please read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

Time and Date:	9:00 a.m. Eastern Standard Time, Friday, January 31, 2025.
Place:	The Annual Meeting will be conducted solely by remote communication through a virtual meeting format.

Please visit www.virtualshareholdermeeting.com/UGI2025 to be admitted to the Annual Meeting. Shareholders or their legal proxies must enter the 16-digit control number found on their proxy card, voting instruction form or other proxy materials.

Record Date:	December 2, 2024
Voting:	Shareholders as of the close of business on the record date are entitled to vote. Each share of common stock is entitled to one vote for each matter to be voted on.

Proposal	Required Approval	Board Recommendation	For More Information

Election of ten (10) Directors	Majority of Votes Cast	FOR	Page 11

Advisory Vote to approve the Fiscal 2024 Compensation of the Company’s Named Executive Officers (“say-on-pay vote”)	Majority of Votes Cast	FOR	Page 75

Ratification of the appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal 2025	Majority of Votes Cast	FOR	Page 77
A shareholder proposal regarding a director election resignation governance guideline, if properly presented at the Annual Meeting	Majority of Votes Cast	AGAINST	Page 78

Voting Matters and Board Recommendations

Over the Internet	By Telephone	By Mail or at the Meeting

If your shares are registered in your name: Vote your shares over the Internet by either scanning the QR Barcode on your Notice of Availability of Proxy Materials, or by accessing the Broadridge proxy online voting website at: www.proxyvote.com and following the on-screen instructions. You will need the control number that appears on your Notice of Availability of Proxy Materials when you access the web page.

If your shares are registered in your name: Vote your shares over the telephone by accessing the telephone voting system toll-free at 1-800-690-6903 and following the voting instructions. The telephone instructions will lead you through the voting process. You will need the control number that appears on your Notice of Availability of Proxy Materials when you call.

If you received these Annual Meeting materials by mail: Vote by signing and dating the proxy card(s) and returning the card(s) in the prepaid envelope.

Shareholders may vote at the Annual Meeting. You may vote your shares by accessing the Annual Meeting website at www.virtualshareholdermeeting.com/UGI2025 and clicking on the Vote Here button.

If your shares are held in the name of a broker, bank or other nominee: Vote your shares over the telephone by following the voting instructions you receive from such broker, bank or other nominee.

If your shares are held in the name of a broker, bank or other nominee: Vote your shares over the Internet by following the voting instructions that you receive from such broker, bank or other nominee.

You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the Judge of Election with your ballot to be able to vote at the Annual Meeting.

Operational Highlights

The Company reported diluted earnings per share of $1.25 and adjusted diluted earnings per share of $3.06 for the fiscal year ended September 30, 2024 (“Fiscal 2024”). Our business strategy is to grow the Company by focusing on our core competencies of distributing, storing, transporting and marketing energy products. We utilize our core competencies from our existing diversified businesses and our international experience, extensive asset base and access to customers to accelerate both organic growth in our existing businesses as well as in related and complementary businesses.

In Fiscal 2024, the Company embarked on a journey to enhance its financial profile and unlock greater value for shareholders. Our journey ahead is a multi-year process to optimize our Company’s operating model, establish a culture of high performance, pursue operational excellence through continuous improvement, and drive reliable earnings growth. Accordingly, we are focused on (1) pursuing opportunities to optimize our portfolio and drive reliable earnings growth in the base businesses; (2) executing on an operational improvement plan at AmeriGas Propane, L.P. (“AmeriGas”); (3) creating operational efficiencies to improve cost agility and deliver sustainable cost savings; and (4) enhancing our capital structure and credit metrics to provide greater financial flexibility.

We are committed to pursuing opportunities to optimize our portfolio and drive reliable earnings growth in our regulated utilities businesses, primarily through robust investments in our regulated utilities businesses, optimizing our cost structure, and effectively managing our global LPG businesses, which generate significant free cash flow. We strive to be the preferred provider in all markets we serve and to return value to our shareholders.

Environmental Strategy:

We believe that corporate sustainability is critical to our overall business success and we are committed to growing the Company in an environmentally responsible way. UGI’s environmental strategy is focused on three main areas: reducing our emissions; reducing our customers’ emissions affordably, reliably, and responsibly; and investing in renewable solutions. To support our strategy, we have made the following environmental commitments discussed below while also committing to continue to grow our earnings per share and dividends.

●	Scope 1 Emissions Reduction Commitment – Reduce Scope 1 GHG emissions by 55% by 2025 (using Fiscal 2020 as a baseline). Our Scope 1 emissions reduction target does not include emissions from the Mountaineer Acquisition, which closed in September 2021. The target also excluded the Stonehenge Acquisition and only accounts for our ownership interest in Pennant at the time we set the target. The emissions from the Pine Run acquisition were included in the baseline 2020 number as this investment contributed to our goal. The 2020 base number also takes a five-year emissions average from the Hunlock generation facility to account for year-over-year differences in run time.

●	Methane Emissions Reduction Commitment – 92% reduction by 2030, and 95% reduction by 2040.

●	Pipeline Replacement and Betterment Commitment – Replace all cast iron pipelines by 2027 and all bare steel by 2041. Our pipeline replacement and betterment activities better enable us to achieve our emissions reductions goals.

We report our progress on the environmental goals and commitments annually in our Sustainability Reports, including our Scope 1, 2 and 3 emissions, air quality impact, and water management efforts. Our Scope 3 emissions stem primarily from the extraction (upstream) and combustion (downstream) of the molecules we distribute, and from our supply chain. Our Sustainability Reports may be accessed on our website under “ESG - Resources - Sustainability Reports.” Information published in our Sustainability Reports is not incorporated by reference in this Proxy Statement.

Overview of Corporate Governance

Corporate Governance Highlights

✔	Annual election of directors
✔	Majority voting with a director resignation policy for directors not receiving a majority of votes cast in uncontested elections
✔	No supermajority voting provisions
✔	The Board currently is led by an independent chair
✔	Majority of director-nominees are independent (9 of 10)
✔	Mandatory retirement age of 75 years for directors
✔	Demonstrated continued refreshment of the Board, with 6 out of 10 Board nominees with less than 5 years of service
✔	Overboarding policy
✔	Proxy access bylaw
✔	Independent Board Committees (with the exception of the Executive Committee), each with authority to retain independent advisors
✔	Engaged and focused Board, met 23 times in Fiscal 2024
✔	Regularly scheduled executive sessions of non-management directors
✔	Compensation and Management Development Committee advised by independent compensation consultant
✔	Annual Board and Committee self-assessment process
✔	Annual limit of $500,000 on individual director equity awards
✔	Robust director stock ownership requirements

Overview of Executive Compensation Practices and Pay for Performance

The compensation program for our named executive officers is designed to provide a competitive level of total compensation necessary to attract and retain talented and experienced executives. Additionally, our compensation program is intended to motivate and encourage our executives to contribute to our success and reward our executives for leadership excellence and performance that promotes sustainable growth in shareholder value. In alignment with that objective, our Compensation and Management Development Committee and the Board determine pay based on a comprehensive view of quantitative and qualitative factors designed to enhance shareholder value and align the long-term interests of executives and shareholders.

In Fiscal 2024, the components of our executive compensation program included salary, annual bonus awards, long-term incentive compensation (performance unit awards, restricted stock unit awards, and stock option grants), limited perquisites, retirement benefits and other benefits, all as described in greater detail in the Compensation Discussion and Analysis of this Proxy Statement. We believe that the elements of our compensation program are essential components of a balanced and competitive compensation program to support our short- and long-term goals.

The Company allocates a substantial portion of compensation to performance-based compensation, effectively linking our executives’ compensation to our financial performance. In Fiscal 2024, 55% to 75% of the principal compensation components for all named executive officers, other than Mr. Longhi, were variable and tied to performance objectives.

For example, UGI Corporation relative TSR performance unit awards resulted in no payout for the UGI Corporation performance unit awards cycle ended December 31, 2020, December 31, 2021, December 31, 2022 and December 31, 2023. In addition, the current relative TSR cycle scheduled to end December 31, 2024 is tracking towards no payout. For the Fiscal 2023 performance units tied to Adjusted EPS, 81% of target was achieved for the two-year performance period ended September 30, 2024. However, these performance units are subject to an additional one-year time-vesting requirement ending on September 30, 2025.  For additional information on the alignment between our financial results and executive officer compensation, see the Compensation Discussion and Analysis in this Proxy Statement.

Executive Compensation Highlights

✔

A substantial portion of executive compensation is allocated to performance-based compensation, including long-term awards, in order to align executive officers’ interests with shareholders’ interests and to enhance long-term performance.  In Fiscal 2024, 55% to 75% of the principal compensation components for all named executive officers, other than Mr. Longhi, were variable and tied to performance objectives.

✔	Robust executive officer stock ownership requirements
✔	Policy prohibiting hedging and pledging of Company securities, including the holding of Company securities in margin accounts as collateral for margin loans, by directors and executive officers
✔	Termination of employment is required for payment under change-in-control agreements (“double trigger”)
✔	Double trigger for the accelerated vesting of equity awards in the event of a change in control
✔	No tax gross-ups in change-in-control agreements for any of our named executive officers
✔

Recoupment policy for incentive-based compensation paid or awarded to current and former executive officers in the event of a restatement of financial results to correct an error (i) in previously issued financial statements that is material to the previously issued financial statements, or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, pursuant to the rules of the New York Stock Exchange and the Securities and Exchange Commission

✔	Board-reviewed succession plan for CEO and other senior management
✔	Annual advisory vote on executive compensation

ITEM 1 – ELECTION OF DIRECTORS

NOMINEES

Ten directors have been nominated by the Board of Directors to stand for election as directors at the Annual Meeting of Shareholders based upon recommendations from the Corporate Governance Committee. Each director-nominee has consented to serve, if elected, until the next Annual Meeting or until his or her earlier resignation or removal. If any director-nominee is not available for election, proxies will be voted for another person nominated by the Board of Directors or the size of the Board will be reduced. At this time, the Board is unaware of any reason why any of the director-nominees may not be able to serve as a director if elected.

Other than Tina Faraca, who was elected by the Board of Directors to serve as a Director effective August 7, 2024, and Robert C. Flexon, David Bingenheimer, and Melanie Ruiz, who were elected by the Board of Directors to serve as Directors effective November 1, 2024, all of the director-nominees were elected to the Board by our shareholders at last year’s annual meeting. The Board of Directors has unanimously nominated David Bingenheimer, M. Shawn Bort, Theodore A. Dosch, Tina Faraca, Robert C. Flexon, Alan N. Harris, Mario Longhi, Kelly A. Romano, Melanie Ruiz, and Santiago Seage for election as directors at the 2025 Annual Meeting. Mr. Marrazzo will retire from the Board of Directors effective as of the Annual Meeting, having reached the mandatory retirement age.

Information about Director-Nominees

Biographical information for each of the director-nominees standing for election is set forth below, as well as a description of the specific experience, qualifications, attributes and skills that led the Board to conclude that, in light of the Company’s business and structure, the individual should serve as a director. The Board believes that each director-nominee has valuable individual skills and experience that, taken as a whole, provide the depth of knowledge, judgment and strategic vision necessary to provide effective oversight of the Company.

Overview of Director Qualifications and Experience

The following matrix highlights each director-nominee’s specific skills, knowledge, qualifications and experiences that are relevant to our long-term strategy beyond the minimum qualifications that our Board and Corporate Governance Committee of our Board believe are necessary for all directors. Our Board and Corporate Governance Committee believe that each director-nominee also brings a unique background, personal attributes and a range of expertise and knowledge not reflected in the matrix that provides our Board with an appropriate and diverse mix of skills and attributes necessary for the Board to fulfill its oversight responsibilities to our shareholders. More detailed information on each of our director-nominee’s backgrounds and qualifications is provided in their biographies beginning on page 13. Our Board and the Corporate Governance Committee do not assign specific weights to any of the below skills, knowledge, qualifications and experiences.

Qualifications/Experience	Bingenheimer	Bort	Dosch	Faraca	Flexon	Harris	Longhi	Romano	Ruiz	Seage
Senior Executive Management (CEO, CFO, SVP, CIO, Finance)	X	X	X	X	X	X	X	X	X	X
Financial Expertise/Audit Committee Financial Expert		X	X		X	X	X	X		X
Corporate Finance/Financial Strategy/ Public Accounting/Finance		X	X		X	X		X		X
Strategic Planning/Business Development	X	X	X	X	X	X	X	X	X	X
Industry Experience (including natural gas distribution/transmission)				X	X	X				X
Logistics & Distribution	X		X	X	X	X	X	X	X
Operational Expertise	X		X	X	X	X	X	X	X	X
International Operations		X	X	X	X		X	X	X	X
Asset Management		X	X		X	X				X
IT Infrastructure/Technology	X	X	X					X	X
Risk Management	X	X	X	X	X	X	X	X	X	X
Government Regulation/ Regulated Industry				X	X	X
Public Company Board Experience					X	X	X	X		X
Corporate Governance	X	X	X	X	X	X	X	X	X	X
Executive Compensation/HR/ Workforce Management					X		X	X
Sales/Marketing/Retail					X			X	X

The Board of Directors recommends that you vote FOR the election of each of the ten nominees for director.

DAVID BINGENHEIMER Independent Director Executive Vice President and General Manager Digital, EcoLab Director since 2024 Age as of Annual Meeting: 54	M. SHAWN BORT Independent Director Retired Senior Vice President, Finance, Saint-Gobain Corporation Director since 2009 Age as of Annual Meeting: 63

Committee Membership: Chair, Audit Committee Member Executive Committee

Principal Occupation and Business Experience

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2024 - Present: Executive Vice President and General Manager of EcoLab Digital, for Ecolab Inc. (NYSE: ECL) (a global company that provides water, hygiene, and infection prevention products and services)
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2022 - 2024: Executive Vice President and Chief Information Officer, EcoLab
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2021 - 2022: Chief Digital Information Officer of Honeywell  Aerospace Technologies
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2018 - 2021: Chief Digital Information Officer of Honeywell  Building Technologies
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2017 - 2022: Vice President of Information Technology, Honeywell
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2014 - 2017: Vice President of Information Technology and Chief Information Officer of Mohawk Industries
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2013 - 2014: Vice President of Information Technology of Eaton Corporation
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2011 -  2013: Director of Information Technology,  Eaton
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2011 - 2011: Director of Global Oracle Center of Excellence of Johnson Controls
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2008 - 2011: Director of America Information Technology Central Systems, Global Product Engineering, Johnson Controls
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2006 - 2008: Director of Technology Delivery and Strategic Consulting of Mercury Marine
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2004 - 2006: Client Executive, Mercury Marine
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1999 - 2004: Global Program Manager of GE Medical Systems

Key Skills and Qualifications

Mr. Bingenheimer’s qualifications to serve as a director include his IT, supply chain and logistics, strategic planning and operational expertise gained from his roles at Ecolab Inc., Honeywell and Mohawk Industries. His education (Mr. Bingenheimer received an MBA from Cardinal Stritch University and a Bachelor of Arts from the University of Wisconsin – Whitewater) and professional experience provide him with in-depth knowledge in the areas of IT, strategic planning and operations.

Principal Occupation and Business Experience

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2006 - 2015: Senior Vice President, Finance of Saint-Gobain Corporation, the North American business of Compagnie de Saint-Gobain (a global manufacturer and distributor of flat glass, building products, glass containers and high performance materials)
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2005 - 2006: Vice President, Finance, Saint-Gobain
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2002 - 2005: Vice President, Internal Control Services, Saint-Gobain
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1997 - 2002: Partner with PricewaterhouseCoopers LLP, a public accounting firm

Key Skills and Qualifications

Ms. Bort’s qualifications to serve as a director include her senior financial executive management experience with a global company, as well as her extensive public accounting knowledge and experience. Her education (Ms. Bort has a bachelor’s degree in accounting from Marquette University and an MBA degree in finance and operations management from the Wharton School of the University of Pennsylvania) and experience provide her with financial expertise and a well-developed awareness of IT infrastructure, financial strategy, asset management and risk management. Ms. Bort also possesses international experience by virtue of her former executive position at a large global company and corporate governance experience by virtue of her position on the advisory board at Drexel University’s LeBow College of Business, Center for Corporate Governance.

THEODORE A. DOSCH Independent Director Retired Executive Vice President of Strategy and Chief Transformation Officer, WESCO International Inc. Director since 2017 Age as of Annual Meeting: 65	TINA V. FARACA Independent Director Executive Vice President and President, U.S. Natural Gas Pipelines, TC Energy Corporation Director since 2024 Age as of Annual Meeting: 60

Committee Membership: Member, Audit Committee

Principal Occupation and Business Experience

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2020 - 2022: Executive Vice President of Strategy & Chief Transformation Officer of WESCO International Inc. (a leading provider of business-to-business distribution, logistics services and supply chain solutions)
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2011 - 2020: Chief Financial Officer of Anixter International Inc. (a leading global distributor of network and security solutions, electrical and electronic solutions, and utility power solutions)
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2009 - 2011: Senior Vice President, Global Finance, Anixter International
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2006 - 2008: Chief Financial Officer, North America and Vice President, Finance, of Maytag Integration of Whirlpool Corporation
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2004 - 2005: Corporate Controller, Whirlpool
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2000 - 2004: Chief Financial Officer, North America, Whirlpool
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1986 - 2000: a variety of financial related roles at Whirlpool

Key Skills and Qualifications

Mr. Dosch’s qualifications to serve as a director include his senior financial executive management experience at WESCO International, Anixter International and Whirlpool Corporation. His education (Mr. Dosch has a bachelor’s degree in accounting from Ohio University and is a certified public accountant) and years of experience in financial related roles provide him with financial expertise. Mr. Dosch possesses international expertise by virtue of his positions at WESCO International Inc., Anixter International, and Whirlpool Corporation, companies with global operations, as well as in-depth experience in the areas of strategic planning, asset management, change management, and risk management. Mr. Dosch currently serves on the Board of Directors of East Penn Manufacturing Co.

Principal Occupation and Business Experience

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2023 - Present: Executive Vice President and President, U.S. Natural Gas Pipelines,  TC Energy Corporation (a North American energy infrastructure company that operates pipelines, power plants, and storage facilities to move, generate, and store energy)
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2022 - 2023: President, Natural Gas, TC Energy
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2021 - 2022: Senior Vice President, U.S. Natural Gas Operations, Projects, and Technical Operational Services,  TC Energy
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2020 - 2021: Senior Vice President, U.S. Natural Gas, Commercial, TC Energy
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2019 - 2020: Chief Commercial Officer of Enable Midstream Partners
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2018 - 2019: Senior Vice President, Commercial,  Enable Midstream Partners
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2012 - 2018: Vice President, Engineering & Construction of Enbridge (formerly Spectra Energy and Duke Energy)
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2010 - 2012: Vice President, Corporate Strategy,  Enbridge
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2007 - 2010: President, Maritime and Northeast Pipeline, Enbridge
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2005 - 2007: General Manager, Marketing and Business Development, Enbridge
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2001 - 2005: Director, Business Development, Enbridge
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1992 - 2001: various positions at El Paso Energy/Tenneco
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1990 - 1992: District Engineer of Associated Natural Gas

Key Skills and Qualifications

Ms. Faraca’s qualifications to serve as a director include her strong leadership, operational and strategic planning experience as a member of the executive leadership team of an energy infrastructure company as well as her in-depth expertise in the energy industry. Her education (Ms. Faraca received a Bachelor of Science in petroleum engineering from the Colorado School of Mines) and experience provide her with operational planning and execution expertise in managing energy businesses.

ROBERT C. FLEXON Executive Director President and Chief Executive Officer, UGI Corporation Director since 2024 Age as of Annual Meeting: 66	ALAN N. HARRIS Independent Director Retired Senior Advisor and Chief Development and Operations Officer, Spectra Energy Corporation Director since 2018 Age as of Annual Meeting: 71

Committee Membership: Chair, Corporate Governance Committee Chair, Safety, Environmental and Regulatory Compliance Committee

Principal Occupation and Business Experience

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2023 - 2024: Interim President and Chief Executive Officer of  Capstone Green Energy Holdings, Inc.
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2011 - 2018: Chief Executive Officer of Dynegy Inc.
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2011: Chief Financial Officer, UGI Corporation
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2010: Chief Executive Officer of Foster Wheeler AG
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2009 - 2010: President and Chief Executive Officer of Foster Wheeler USA
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2009: Executive Vice President and Chief Financial Officer of NRG Energy, Inc.
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2008 - 2009: Executive Vice President and Chief Operating Officer, NRG Energy
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2004 - 2008: Executive Vice President and Chief Financial Officer, NRG Energy
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2001 - 2004: Vice President, Corporate Development and Work Process of Hercules, Inc.
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2000 - 2001: Vice President, Business Analysis and Controller, Hercules
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1987 - 2000: General Auditor and various other positions at Atlantic Richfield Company

Current Public Company Directorships

Capstone Green Energy (2017 - Present)

Former Public Company Directorships

Pacific Gas & Electric (2020 - 2024)

Charah Solutions, Inc. (2018 - 2023)

TransAlta Corp. (2019 - 2020)

Foster Wheeler AG (2006 - 2009)

Key Skills and Qualifications

Mr. Flexon’s qualifications to serve as a director include his extensive leadership, strategic planning, energy industry, transformation and operational experience, which he has gained through his roles as a Chair, President, Chief Executive Officer, Chief Operating Officer, and Chief Financial officer of publicly traded companies.  As a former Chief Financial Officer, Mr. Flexon also possesses in-depth experience in corporate finance and accounting.

Principal Occupation and Business Experience

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2014 - 2015: Senior Advisor to the Chairman, President and Chief Executive Officer of Spectra Energy Corporation (an operator in the transmission and storage, distribution and gathering and processing of natural gas)
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2009 - 2013: Chief Development Officer and Chief Operations Officer, Spectra Energy
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2007 - 2009: Chief Development Officer,  Spectra Energy
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2004 - 2006: Group Vice President, Chief Financial Officer of Duke Energy
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2003 - 2004: Executive Vice President, Duke Energy
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2002 - 2003: Senior Vice President, Strategic Development and Planning, Duke Energy
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2000 - 2002: Vice President, Controller, Treasurer, Strategic Planning, Duke Energy
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1999 - 2000: Vice President, Controller, Strategic Planning, Duke Energy

Former Public Company Directorships

Enable Midstream Partners, LP (2015 - 2021)

DCP Midstream GP, LLC (2009 - 2012 and 2014)

Key Skills and Qualifications

Mr. Harris’ extensive background in the energy industry, and in particular natural gas distribution and transmission, provide him with industry expertise. Additionally, Mr. Harris’ experience provides him with strategic planning and business development expertise. As a former senior financial executive, Mr. Harris also possesses experience in corporate finance and accounting. His education (Mr. Harris has a bachelor’s degree in accounting from Northeastern Oklahoma State University and an MBA from the University of Tulsa and is a certified public accountant) and experience provide him with financial expertise. Mr. Harris also possesses operational expertise in the energy sector by virtue of his senior executive experience at Spectra Energy and his director experience at Enable Midstream Partners.

MARIO LONGHI Independent Director Retired Chief Executive Officer, United States Steel Corporation Director since 2020 Age as of Annual Meeting: 70	KELLY A. ROMANO Independent Director Founder and Chief Executive Officer, BlueRipple Capital, LLC Director since 2019 Age as of Annual Meeting: 62

Chair of the Board Committee Membership: Member, Executive Committee	Committee Membership: Member, Audit Committee Member, Safety, Environmental and Regulatory Compliance Committee

Principal Occupation and Business Experience

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2023 - 2024: Interim President and Chief Executive Officer, UGI Corporation
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2017: Chief Executive Officer of United States Steel Corporation (a leading integrated steel producer)
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2013 - 2017: President and Chief Executive Officer, United States Steel Corporation
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2013: President and Chief Operating Officer, United States Steel Corporation
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2012 - 2013: Executive Vice President and Chief Operating Officer, United States Steel Corporation
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2006 - 2011: Chief Executive Officer and President of Gerdau Ameristeel Corporation (a producer of long steel)
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2005 - 2006: President, Gerdau Ameristeel Corporation
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1982 - 2005: served in various roles of increasing responsibility at Alcoa, Inc., including President, Alcoa Wheels International; President, Alcoa Forgings Division; President and Chief Executive Officer, Howmet Castings; and Vice President and Group President, Global Extrusions

Former Public Company Directorships

Harsco Corporation (2017 - 2023)

ITT Inc. (2017 - 2021)

United States Steel Corporation (2013 - 2017)

RTI International Metals Inc. (2013 - 2014)

Gerdau Ameristeel Corporation (2007 - 2010)

Key Skills and Qualifications

Mr. Longhi’s qualifications to serve as a director include his extensive senior management, strategic planning, business development, corporate governance, risk management, and operational experience, which he gained through his roles as President, Chief Executive Officer, and Chief Operating Officer of global, publicly traded companies as well as his service on public company boards. Mr. Longhi also possesses in-depth knowledge in the areas of executive compensation and international operations.

Principal Occupation and Business Experience

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2018 - Present Founder and Chief Executive Officer of BlueRipple Capital, LLC (a consultancy firm focused on strategy, acquisitions, deal structure, and channel development for high technology companies and private equity firms)
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2014 - 2016: President, Intelligent Building Technologies, Building Systems & Services, United Technologies Corporation (“UTC”) (a diversified company that provides high technology products and services to the building and aerospace industries, which merged with Raytheon Company in 2020)
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2012 - 2014: Corporate Vice President, Business Development, UTC Corporate Headquarters
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2011 - 2012: President, Global Security Products, UTC Fire & Security
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2010 - 2011: Senior Vice President, Global Sales & Marketing, UTC Fire & Security
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2006 - 2009: President, Building Systems & Services, Carrier Corporation
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1984 - 2006: various positions of increasing responsibility at UTC

Current Public Company Directorships

Athira Pharma, Inc. (since 2020; Chair of the Board since 2021)

Dorman Products, Inc. (since 2017)

Key Skills and Qualifications

Ms. Romano’s qualifications to serve as a director include her extensive global senior management experience at UTC, her service on other public company boards, and her operational, technology, sales, marketing, distribution, strategic planning and leadership, business development, corporate governance, and executive compensation knowledge and expertise. In addition, Ms. Romano has financial expertise by virtue of her senior management roles and related responsibilities at UTC.

Ms. Romano has been an executive advisory board member of Gryphon Investors (a private equity firm focused on middle-market investment opportunities) (2016 to 2023); a director and co-chair of the Board of Potter Electric Signal (a leading sprinkler monitoring and fire-life safety company) (2017 to 2023);  a director of Potter Global Technologies since November 2023; an operating partner of AE Industrial Partners, LP (a private equity firm focused on aerospace and industrial investments) (2020 to 2023), and served on four of their portfolio companies until August 2023 (Resolute, GS Precision, Altus Fire & Life Safety, and HealthWay); and director of  Punctual Pros and United Safety & Survivability.  Ms. Romano is currently a director of Dorman Products, Inc. and Chair of the Board of Directors of Athira Pharma, Inc.

MELANIE RUIZ Independent Director Chief Information and Technology Officer, ABM Industries Director since 2024 Age as of Annual Meeting: 46	SANTIAGO SEAGE Independent Director Chief Executive Officer, Atlantica Sustainable Infrastructure plc Director since 2023 Age as of Annual Meeting: 55

Committee Membership: Member, Compensation and Management Development Committee

Principal Occupation and Business Experience

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2020 - Present: Chief Information and Technology Officer of ABM Industries (NYSE: ABM) (a facility services provider in areas such as electrical, lighting, energy, facility engineering, heating, ventilation, air conditioning, mechanical, janitorial services, landscape, grounds, parking, and transportation)
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2017 - 2020: Chief Information Officer of Americas at Cushman & Wakefield
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2009 - 2017: Vice President of Technology of Scientific Games Corporation
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2008 - 2009: Airport Operations for United Airlines, Inc.
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2004 - 2007: various positions in operations and global IT management at Abbot Industries Inc.

Key Skills and Qualifications

Ms. Ruiz’s qualifications to serve as a director include her technology, operations, strategic planning, and supply chain and logistics experience at ABM Industries, Cushman & Wakefield and Scientific Games.  Her education (Ms. Ruiz received a Master of Engineering and a Bachelor of Science from Cornell University and an MBA from Northwestern University’s The Kellogg School of Management) and professional experience provide her with in-depth expertise in the areas of IT, strategy and operations across several industries, including facility solutions, regulated businesses and commercial real estate.

Principal Occupation and Business Experience

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2013 - Present: Chief Executive Officer of Atlantica Sustainable Infrastructure plc (NASDAQ:AY) (a sustainable infrastructure company that owns a diversified portfolio of renewable energy, storage, efficient natural gas, electric transmission and water assets in North and South America, and certain markets in Europe, the Middle East, and Africa)
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2015: Chief Executive Officer of Abengoa S.A.
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2006 - 2013: Chief Executive Officer of Abengoa Solar

Current Public Company Directorships

Atlantica Sustainable Infrastructure plc

Key Skills and Qualifications

Mr.  Seage’s qualifications to serve as a director include his extensive leadership experience as the Chief Executive Officer and director of a global clean energy company and substantial expertise in the energy industry. Mr. Seage also possesses knowledge in the areas of international operations, strategic planning and business development, risk management, asset management, and corporate governance. In addition, Mr. Seage has financial expertise by virtue of his senior management roles and related experience.

CORPORATE GOVERNANCE

Corporate Governance Principles

The business of UGI Corporation is managed under the direction of the Board of Directors. As part of its duties, the Board oversees the corporate governance of the Company for the purpose of creating and sustaining long-term value for its shareholders and safeguarding its commitment to its other stakeholders. To accomplish this purpose, the Board considers the interests of the Company’s stakeholders when, together with management, it sets the strategies and objectives of the Company.

The Board, recognizing the importance of good corporate governance in carrying out its responsibilities to our shareholders, has adopted the UGI Corporation Principles of Corporate Governance. The Principles of Corporate Governance provide a framework for the effective governance of the Board and the Company by outlining the responsibilities of the Board and Board Committees. The Board, upon recommendation of the Corporate Governance Committee, regularly reviews the Principles and, as appropriate, updates them in response to changing regulatory requirements, feedback from stakeholders on governance matters and evolving best practices in corporate governance.

The Company’s Principles of Corporate Governance are posted on our website at www.ugicorp.com (see Company — Leadership and Governance — Governance Documents) or in print, free of charge, upon written request.

Director Independence

The Board, upon the recommendation of the Corporate Governance Committee, determined that, other than Mr. Longhi (the Company’s then Interim President and Chief Executive Officer), no Director has a material relationship with the Company, and each Director satisfies the criteria for an “independent director” under the rules of the New York Stock Exchange. Effective November 1, 2024, Mr. Longhi no longer served as Interim President and Chief Executive Officer and he again satisfied the criteria for an “independent director” under the rules of the New York Stock Exchange.

The Board has established the following additional guideline to assist it in determining Director independence: if a Director serves as an officer, director or trustee of a non-profit organization, charitable contributions to that organization by the Company and its affiliates that do not exceed the greater of $1,000,000 or 2% of the charitable organization’s total revenues per year will not be considered to result in a material relationship between such Director and the Company.

In making its determination of independence, the Board and the Corporate Governance Committee, with the assistance of the Company’s legal counsel, considered charitable contributions and ordinary business transactions between the Company, or affiliates of the Company, and companies where our Directors are employed or serve as directors, all of which were in compliance with either the independence rules of the New York Stock Exchange or the categorical standard set by the Board for determining director independence.

Board Leadership Structure and Role in Risk Management

The Board of Directors regularly assesses and determines the most appropriate Board structure to ensure effective and independent leadership while also ensuring appropriate oversight of the operations and strategic direction of the Company.  The Board has determined that the appointment of an independent Chair is the most appropriate leadership structure for the Company, taking into account the current business conditions and the environment in which the Company operates.  For the period December 12, 2023 through October 31, 2024, Mr. Longhi served as Interim President and Chief Executive Officer of the Company and Chair of the Board following Roger Perreault’s departure from the Company in December 2023.  However, since November 1, 2024, Mr. Longhi has been serving as Independent Chair of the Board.  The Board believes that the Company is best served by having Mr. Longhi as Chair due to his extensive leadership and operational experience as a chief executive of large, international companies, his global strategic perspective and his prior contributions as a Director of the Board.

We believe that the Board effectively oversees the Company’s risk management. In particular, our Board takes an active role in risk management and ESG efforts, fulfilling its oversight responsibilities directly as well as through delegation to the Audit Committee, the Compensation and Management Development Committee, the Corporate Governance Committee, and the Safety, Environmental and Regulatory Compliance Committee, with the Chair of each Committee reporting to the Board on each Committee’s oversight activities and decisions.

Committee	Risk Oversight
Audit

Provides oversight of the Company’s enterprise risk management activities, policies and processes, including major risk exposures, risk mitigation and the design and effectiveness of the Company’s processes and controls to prevent and detect fraudulent activity. In addition, oversees the Company’s activities related to 401(k) savings plans, pension plans and nonqualified deferred compensation plans of the Company and its affiliates.

Compensation and Management Development

Provides oversight of the Company’s compensation programs for our executives, including our named executive officers, to ensure that the programs do not encourage executives to take unnecessary or excessive risks. In addition, oversees the Company’s policies and practices relating to the social responsibility aspects of its ESG program, including with respect to the Company’s belonging, inclusion, diversity and equity initiatives, programs and policies.

Corporate Governance

Provides oversight of corporate governance matters, such as director independence and director succession planning, to ensure overall Board effectiveness. Oversees the corporate governance aspects of the Company’s ESG program, including promoting Board diversity and inclusion through the identification and recommendation of diverse director nominees to the Board and evaluating and addressing emergent governance-related risks.

Safety, Environmental and Regulatory Compliance

Provides oversight responsibility for the review and adequacy of the Company’s strategy, policies, practices, programs, procedures, initiatives and training as they relate to safety, the environment (including climate change, reporting metrics, environmental targets and sustainability) and regulatory compliance. Reviews operational risks associated with the Company’s business. See “Oversight of Cybersecurity Risk” below for information on the Committee’s responsibilities related to cybersecurity and data privacy risks.

Our businesses are subject to a number of risks and uncertainties, which are described in detail in our Annual Report on Form 10-K for the fiscal year ended September 30, 2024. Throughout the year, management presents to the Board and its Committees on significant risks and risk mitigation plans. Management also reports to each of the Committees and the Board on steps being taken to enhance management processes and controls in light of evolving market, business, regulatory and other conditions. The Board reviews the risks facing the Company with both a short-and long-term strategic focus.

Oversight of Cybersecurity Risk

Our Safety, Environmental and Regulatory Compliance Committee is responsible for reviewing the overall adequacy of, and providing oversight with respect to, the Company’s safety, environmental and regulatory compliance policies, programs, procedures, initiatives and training in light of applicable legal requirements and governmental and industry standards in the jurisdictions in which the Company and its subsidiaries conduct business.  We also have several working groups responsible for collaborating on cybersecurity policies and standards.  The Global Chief Information Officer and the Global Chief Information Security Officer report to the Safety, Environmental and Regulatory Compliance Committee quarterly on the Company’s cybersecurity program, and to the full Board, as necessary.  In the event of a cybersecurity incident, our Global Chief Information Officer and Global Chief Information Security Officer, and others serving in similar capacities, will assess the incident and activate an incident response plan.  These officers will escalate review of the incident to business unit leaders and/or members of our executive leadership team, as appropriate.  We have a cybersecurity program to protect and preserve the confidentiality, integrity and continued availability of all information owned by, or in the care of, the Company.  Our cybersecurity program has a formalized framework that is informed by domestic and international laws, regulations and industry best practices and frameworks, such as the National Institute of Standards and Technology Cybersecurity Framework, to safeguard the confidentiality, integrity and availability of our information and systems.  Our Information Security Program serves as the foundation of our cybersecurity program and the Acceptable Use Policy also provides governance in this area.  We partner with other companies, industries and law enforcement to communicate information about the latest cybersecurity threats and leverage threat modeling insights.  We conduct cybersecurity assessments against industry cybersecurity frameworks to better enable us to prioritize actions and investments to enhance our cybersecurity capabilities.  Our cybersecurity teams work diligently to safeguard Company and customer data by applying layered and defensive mechanisms to proactively provide the security needed to detect and defend against cyber-attacks and to withstand potential impacts.  We periodically conduct tabletop exercises and penetration testing to test our defenses.  In addition, we provide new hires and employees with cybersecurity training, which is monitored and tracked on an annual basis.  We also issue routine phishing campaigns to educate employees on social engineering techniques and informal security awareness exercises are conducted throughout the year.

Board Meetings and Attendance

The Board of Directors held 23 meetings in Fiscal 2024. All Directors attended at least 75% of the meetings of the Board and Committees of the Board of which they were members. Generally, all Directors are expected to attend the Company’s Annual Meeting of Shareholders, absent unforeseen circumstances that prevent their attendance. All of the Company’s then current Board members attended the 2024 Annual Meeting of Shareholders.

Independent Directors of the Board also meet in regularly scheduled sessions without any members of management present. These sessions have been led by the Chair of the Board and were led by our Presiding Director while our Chair served as the Company’s Interim President and Chief Executive Officer through October 31, 2024.  Following such date, these sessions were again led by the Chair.  The purpose of these executive sessions is to promote open and candid discussion among the independent Directors. After each executive session, the independent Directors report to the full Board through the Chair on their deliberations and any recommendations for action to be taken by the Board.

Board and Committee Structure

Annually, the Corporate Governance Committee monitors and assesses the structure, composition, operation and performance of the Board and its Committees and, if appropriate, makes recommendations for changes to the Board. For Fiscal 2024, our Board Committees included Audit, Compensation and Management Development, Corporate Governance, Safety, Environmental and Regulatory Compliance, and Executive. The members of each of the Board Committees, with the exception of the Executive Committee, were independent as defined by the New York Stock Exchange listing standards. The Charters of the Audit, Compensation and Management Development, Corporate Governance, and Safety, Environmental and Regulatory Compliance Committees are posted on our website, www.ugicorp.com (see Company — Leadership and Governance — Committees and Charters), or in print, free of charge, upon written request.

AUDIT COMMITTEE

Chair: M. Shawn Bort	Other Members: ● Theodore A. Dosch ● Kelly A. Romano	Meetings in 2024: 7 Independence: 100%

Key Responsibilities:

●	oversees the Company’s accounting and financial reporting processes and independent audits of the financial statements;
●	oversees the adequacy of internal controls relative to financial and business risk;
●	monitors compliance with enterprise risk management policies;
●	appoints, retains, approves the compensation of and oversees the independent accountants;
●	monitors the independence of the independent registered public accounting firm and the performance of the independent accountants and the internal audit function;
●	discusses with management and the general auditor policies with respect to risk assessment and risk management;
●	provides a means for open communication among the Company’s independent accountants, management, internal audit staff and the Board;
●	oversees compliance with applicable legal and regulatory requirements; and
●	oversees the Company’s Retirement Plan Committee regarding the Company’s 401(k) Savings Plans, Pension Plans and Non-Qualified Deferred Compensation Plans.

Our Board has determined that each member of the Audit Committee is considered to be financially literate under applicable New York Stock Exchange listing standards. Additionally, the Board has determined that all members of the Audit Committee qualify as “audit committee financial experts” in accordance with the applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

	● ●	100%
Chair: William J. Marrazzo	Other Member: ● Santiago Seage	Meetings in 2024: 16 Independence: 100%

Key Responsibilities:

●	establishes and reviews overall executive compensation philosophy and objectives;
●	reviews and approves goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance in light of those goals and objectives and, together with the other independent Directors of the Board, determines and approves the CEO’s compensation based upon such evaluation;

●	assists the Board in establishing a succession plan for the position of CEO;
●	reviews with the CEO the evaluation of the performance of senior management as well as the Company’s plans for management development and senior management succession;
●	establishes executive compensation policies and programs, ensuring that such plans do not encourage unnecessary risk-taking;
●	approves salaries, target bonus levels, and payments to be made to senior management (other than the CEO);
●	approves a maximum value pool of options and other equity-based awards to be granted to non-senior management employees, with the Chair of the Committee and CEO approving any such individual awards;
●	oversees and periodically reviews the Company’s development and implementation of belonging, inclusion, diversity and equity initiatives, programs and policies, including those related to human capital management;
●	oversees the Company’s policies and practices relating to the social responsibility aspects of its ESG program;
●	considers current and emerging social trends or issues and recommends to the Board, as appropriate, policies and practices to address such trends or issues;
●	reviews with management the Compensation Discussion and Analysis;
●	oversees compliance with the Company’s Recoupment Policy;
●	oversees compliance with the Company’s Stock Ownership and Retention Policy; and
●	selects and oversees the performance of the compensation consultant, ensuring such consultant’s independence.

CORPORATE GOVERNANCE COMMITTEE

Lan N. Harris	● ●	100%
Chair: Alan N. Harris	Other Member: ● William J. Marrazzo	Meetings in 2024: 31 Independence: 100%

Key Responsibilities:

●	identifies nominees and reviews the qualifications of persons eligible to stand for election as Directors, and for appointment to fill any vacancy that is anticipated or has arisen on the Board, in light of the factors of independence, knowledge, judgment, character, leadership skills, education, experience, financial literacy, standing in the community, and diversity of backgrounds and views, including, but not limited to, gender, race, ethnicity and national origin, and makes recommendations to the Board;
●	reviews and recommends candidates for Committee membership and chairs;
●	reviews the Board’s leadership structure;
●	considers the ability of Directors to serve on the boards and committees of other public companies and monitors the membership of Directors on the boards of other public companies;
●	reviews and oversees the Company’s policy prohibiting hedging, pledging and holding the Company’s securities in margin accounts;
●	reviews and assesses the performance of the Board and each Committee;

●	reviews and recommends Director compensation;
●	monitors compliance with the Company’s Code of Business Conduct and Ethics;
●	reviews director and officer indemnification and insurance coverage;
●	oversees the corporate governance aspects of the Company’s ESG program;
●	reviews and oversees independent Directors’ compliance with the Company’s stock ownership guidelines;
●	reviews and oversees Director orientation and continuing education programs; and
●	develops and recommends to the Board a set of corporate governance principles applicable to the Company, and also considers current and emerging corporate governance trends or issues and recommends to the Board, as appropriate, policies and practices that address such trends or issues.

EXECUTIVE COMMITTEE

●
Chair: Mario Longhi	Other Member: ● M. Shawn Bort	Meetings in 2024: 0
Effective December 12, 2023, and in connection with his appointment as Interim President and Chief Executive Officer, Mr. Longhi replaced Mr. Perreault on the Executive Committee.
The Executive Committee has limited powers to act on behalf of the Board of Directors between regularly scheduled meetings on matters that cannot be delayed.

SAFETY, ENVIRONMENTAL AND REGULATORY COMPLIANCE COMMITTEE

Chair: Alan N. Harris	Other Member: ● Kelly A. Romano	Meetings in 2024: 4 Independence: 100%

Key Responsibilities:

●	reviews the adequacy of, and provides oversight with respect to, the Company’s strategy, policies, practices, programs, procedures, initiatives and training as they relate to safety, the environment (including climate change and sustainability) and regulatory compliance;
●	reviews the principal safety, environmental and regulatory compliance risks that affect or could affect the Company or its operations, business and stakeholders, or the environment, and oversees management’s efforts to identify, assess, monitor, manage and mitigate such risks;
●	reviews the Company’s policies and programs to promote cyber security and data privacy and to mitigate related risks;
●	reviews and discusses the Company’s operational business risks;
●	reviews the Company’s crisis management programs;
●	reviews and approves management’s long-term safety, environmental, and regulatory compliance goals and evaluates the Company’s progress towards those goals;
●	keeps abreast of the regulatory environment within which the Company operates;
●	reviews information and reports on various safety, environmental (including climate change and sustainability), and regulatory compliance issues or trends raised by management and third parties and recommends to the Board, as appropriate, policies and practices that address such issues or trends; and
●	oversees the safety, environmental and regulatory compliance aspects of the Company’s ESG program.

Selection of Board Candidates

The Corporate Governance Committee conducts an annual assessment of the composition of the Board of Directors and the Committees of the Board, and establishes, with the Board, the appropriate qualifications, skills, experience and characteristics required of Board members. The Committee seeks director candidates based upon a number of qualifications, including independence, knowledge, judgment, character, leadership skills, education, experience, financial literacy, standing in the community and diversity of backgrounds and views, including, but not limited to, gender, race, ethnicity and national origin, recognizing that diversity is a critical element to enhancing Board effectiveness. The Committee also considers how director candidates’ qualifications complement the Board’s existing strengths. The Committee continuously evaluates these desired attributes in light of the Company’s long-term strategy and needs as part of its Director succession planning process. The Committee seeks individuals who have a broad range of demonstrated abilities and accomplishments in areas of strategic importance to the Company, such as senior executive leadership, general operational management, finance, energy distribution, international business, information technology, regulatory and public sector activities. Directors should also possess a willingness to challenge and stimulate management and the ability to work as part of a team in a collegial atmosphere. The Committee also seeks individuals who are capable of devoting the required amount of time to serve effectively on the Board and its Committees, and who do not hold directorships that could cause a conflict of interest or impair the individual’s ability to contribute meaningfully to the Board. With respect to incumbent Directors, the Committee also considers the past performance of each Director. As part of the annual process of nominating independent Board candidates, the Committee obtains an opinion of the Company’s legal counsel that there is no reason to believe that the Board candidate is not “independent” as defined by the New York Stock Exchange listing standards.

The Corporate Governance Committee considers recommendations from a wide variety of its business contacts, including current Directors, executive officers, community leaders, and shareholders as a source for potential Board candidates. From time to time, the Committee also uses the services of third-party search firms and organizations that provide diverse candidates to assist it in identifying and evaluating possible nominees for Director. The Board reviews and has final approval of all potential Director nominees for election to the Board.

Shareholders may submit written recommendations for director-nominees to the Corporate Secretary, UGI Corporation, 500 North Gulph Road, King of Prussia, PA 19406. The Company’s Bylaws do not permit shareholders to nominate candidates from the floor at an annual meeting without notifying the Corporate Secretary 45 days prior to the anniversary of the mailing date of the Company’s proxy statement for the previous year’s annual meeting. Notification must include certain information detailed in the Company’s Bylaws. In addition to satisfying the foregoing notice requirements under our Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must notify the Corporate Secretary 60 days prior to the anniversary of the previous year’s annual meeting. Notification must include certain information detailed in Rule 14a-19 under the Exchange Act. Shareholders who wish to include a director nominee in the Company’s proxy statement must comply in all respects with the terms and conditions set forth in the Company’s Bylaws and must submit such nominee to the Corporate Secretary no earlier than 150 days and no later than 120 days prior to the anniversary of the mailing date of the Company’s proxy statement for the previous year’s annual meeting.

Board and Committee Evaluation Process

The Board of Directors is committed to a robust and constructive annual performance self-assessment process, which seeks to determine whether the Board and its Committees function effectively. This self-assessment process is also linked with the Board’s long-term succession planning practices and Board refreshment generally. The Corporate Governance Committee is responsible for overseeing this formal process, with the assistance of the Corporate Secretary. Each year, the Committee reviews the overall evaluation process, as well as the substantive matters to be addressed by the evaluation process, with the goal to identify opportunities for improvement, as appropriate. The results of the assessments are discussed with the Committees and with the full Board. Any items requiring additional consideration are monitored by the Corporate Secretary throughout the subsequent year for follow-up action, as appropriate.

The Board evaluation process is conducted, in alternating years, by either a written questionnaire or by a series of interviews conducted by the independent Chair. During Fiscal 2024, each Director completed a written questionnaire regarding the effectiveness of the Board and each Committee on which the Director serves, as well as individual Director performance and Board dynamics with the Chair. The Corporate Secretary received the completed questionnaires, compiled the results and prepared a summary.  The summary is used as a basis for discussion by each of the Committees and the Board in identifying opportunities for improving the effectiveness of the Board and its Committees, including potential changes to policies and procedures, in order to enable the Board and each of its Committees to discharge its respective oversight responsibilities.

Limitations on Additional Board Service

The Company’s Principles of Corporate Governance include limits on the number of public company boards on which Directors may serve. The purpose of these limitations is to ensure that simultaneous service on multiple boards of directors will not impair a Director’s ability to contribute meaningfully to the Board.

Specifically, a Director may not serve on more than four public company boards (including UGI) and a Director who serves as an active executive officer of a public company may not serve on more than two public company boards (including UGI). Further, members of the Company’s Audit Committee may not serve on more than three public company board audit committees (including UGI’s Audit Committee). Additionally, for any potential public or private company board service not prohibited by these limitations, a Director is required to notify the Chair of the Corporate Governance Committee prior to accepting an invitation to serve on such board so that the Corporate Governance Committee may review the proposed relationship for potential conflicts of interest and confirm that simultaneous service on the additional board will not impair the Director’s ability to contribute meaningfully to the UGI Board.

Investor Outreach

UGI seeks regular engagement with investors to communicate our strategy and solicit feedback. Additionally, management periodically engages a third-party consultant to obtain independent feedback from our investors. In Fiscal 2024, management participated in a number of investor conferences, roadshows and meetings. These meetings were attended by various members of the Company’s senior management, including our Interim Chief Executive Officer, Chief Financial Officer, Vice Presidents, and/or senior members of our business unit management teams. Management periodically discusses feedback, including key themes and other insights gained from the investor outreach meetings, at the Company’s Board and Committee meetings, as appropriate. The Board, as well as the management team, values the perspectives of our investors as it helps us to understand and evaluate the effectiveness of our investor communications. Additionally, the Compensation and Management Development Committee takes into consideration the results of the annual advisory vote on the Company’s executive compensation program. At the 2024 Annual Meeting, nearly 78% of the Company’s voting shareholders showed their support by voting to approve the compensation of the Company’s named executive officers.

Code of Business Conduct and Ethics and Supplier Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics and a Supplier Code of Business Conduct and Ethics, which are posted on the Company’s website, www.ugicorp.com (see “Company — Leadership and Governance — Governance Documents”). UGI’s Code of Business Conduct and Ethics expresses our commitment to integrity. It summarizes our expectations and standards for ethical behavior and helps us navigate an increasingly complex world. Our Code of Business Conduct and Ethics applies to all employees of UGI Corporation and its subsidiaries, as well as our Board of Directors and Company officers. We also expect our third-party consultants, contractors, vendors, and service providers to live up to the expectations outlined in our Supplier Code of Business Conduct and Ethics.

Insider Trading Policy and Equity Grant Practices

The Company has adopted an Insider Trading Policy governing the purchase, sale, and/or other dispositions of the Company’s securities that is reasonably designed to promote compliance with applicable laws, rules and regulations.

The Compensation and Management Development Committee generally approves annual stock option, restricted stock unit and performance unit grants to executive officers in the last calendar quarter of each year, to be effective the following January. Grants to a new employee are generally effective on the later of the date the employee commences employment with us or the date the Compensation and Management Development Committee authorizes the grants. In either case, for stock options, the exercise price is equal to or greater than the closing price per share of the Company’s common stock on the effective date of grant. From time to time, management recommends stock option, restricted stock unit, and performance unit grants for non-executive employees, and the grants, if approved by the Chair of the Compensation and Management Development Committee and the Company’s Chief Executive Officer, are effective on or after the date of approval. We believe that our stock option, restricted stock unit and performance unit grant practices are appropriate and effectively eliminate any question regarding “timing” of grants in anticipation of material events.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2024, Messrs. Longhi (until December 2023), Marrazzo (Chair), and Seage, and Ms. Cindy Miller (until March 2024) served as members of the Compensation and Management Development Committee. None of the current or former members: (i) were former or current officers or employees of the Company or any of its subsidiaries while serving as a member of the Compensation and Management Development Committee, (ii) were executive officers of another company where an executive officer of UGI Corporation was a director, or (iii) had any relationship requiring disclosure under Item 404 of Regulation S-K.

Further, none of our executive officers served as a member of a compensation committee or board of directors of any other entity of which any member of our Board was an executive officer.

Communications with the Board

You may contact the Board of Directors, an individual independent Director, or the independent Directors as a group, by writing to them c/o Corporate Secretary, UGI Corporation, 500 North Gulph Road, King of Prussia, Pennsylvania 19406.

Any communications directed to the Board, an individual independent Director, or the independent Directors as a group from employees or others that concern complaints regarding accounting, financial statements, internal controls, ethical or auditing matters will be handled in accordance with procedures adopted by the Audit Committee.

All other communications directed to the Board, an individual independent Director, or the independent Directors as a group are initially reviewed by the Corporate Secretary.  In the event the Corporate Secretary has any question as to whether the Directors should be made aware of any issue raised, the Corporate Secretary shall be entitled to consult with the Chair of the Board in making such determination. The Corporate Secretary will distribute communications to the Board, an individual Director, or to selected Directors, depending on the content of the communication.

Typically, we do not forward to our Board communications from our shareholders or other parties that are of a personal nature or are not related to the duties and responsibilities of the Board, including, but not limited to, junk mail and mass mailings, resumes and other forms of job inquiries, opinion surveys and polls and business solicitations or advertisements.

COMPENSATION OF DIRECTORS

DETERMINATION OF NON-EMPLOYEE DIRECTOR COMPENSATION

Our Board of Directors plays a critical role to guide our strategic direction and create and sustain long-term value for our shareholders, with intense focus on corporate governance best practices. In order to attract and retain highly qualified, skilled, diverse and experienced public company directors to effectively guide the Company and address the risks and responsibilities associated with a company of size and complexity similar to UGI, it is necessary to provide a competitive director compensation program. Our non-employee Directors are compensated based upon their service as a Director as well as their respective roles on Board Committees. Our employee Directors receive no separate compensation for their service as Directors.

Our director compensation is overseen by the Corporate Governance Committee, which makes recommendations to our Board of Directors on the structure of our non-employee director compensation program and the appropriate amount of compensation. Our Board of Directors is responsible for approval of our non-employee director compensation program and the compensation paid to our non-employee Directors. In establishing director compensation, our Corporate Governance Committee and our Board of Directors rely on market comparables and assess the vital strategic skills and qualifications of the Board to fulfill our Company’s short- and long-term goals.

The Corporate Governance Committee retained Pay Governance as its independent compensation consultant to assist with the review of our non-employee director compensation and incentive programs for Fiscal 2024. In connection therewith, Committee member and chair retainers, the number of Board and Committee meetings, stock-based compensation, share ownership requirements and total cash and equity compensation were reviewed.

For our non-employee Directors, other than our Board Chair, we referenced market data provided to us by Pay Governance that compared our non-employee director compensation to similarly-sized companies in the General Industry (weighted 75%) and Energy Services (weighted 25%) sectors. This methodology is consistent with the methodology used to benchmark the compensation of our named executive officers. We seek to position our non-employee director compensation (other than the Board Chair) within 10% of the median total compensation of the directors included in the databases referenced by Pay Governance. See COMPENSATION DISCUSSION AND ANALYSIS – Determination of Competitive Compensation for additional information on the methodology used to benchmark the compensation of our named executive officers.

DETERMINATION OF BOARD CHAIR COMPENSATION

As discussed in greater detail below, the Corporate Governance Committee and Board of Directors (with the Board Chair recusing himself from discussions and decisions regarding incremental Chair compensation) rely on market data as well as a number of other factors in determining independent Chair compensation. The size and complexity of the Company’s business, including that we operate domestic and international LPG businesses, a domestic natural gas and electric utility business, and domestic and international midstream businesses, drives the need for our Board Chair to dedicate a significant amount of time to Company-related matters. In addition, we believe that our Board Chair’s duties and responsibilities are significantly more strategic and expansive than those of a typical board chair.

Our Board of Directors considers it to be a best practice from a corporate governance standpoint to have an independent chair of the board of directors. Because a significant majority of the companies included in the Energy Services Database have an executive chair of their board of directors rather than an independent chair, as independence is defined under New York Stock Exchange rules, we do not believe that sufficient comparable data exists to appropriately determine compensation for UGI’s independent Chair using the methodology applied to our director compensation generally. As a result, for Fiscal 2022 UGI Board Chair compensation, Pay Governance referenced a comparator group selected from the General Industry Database based on: (i) a combination of median revenue and market capitalization similar to those of the Company and (ii) a representation of a variety of industries that reflect a cross-section of operations that are reflective of the Company’s complexity. Since the Corporate Governance Committee did not consider changing Chair Compensation for Fiscal 2024, an updated analysis with respect to Chair compensation was not requested from Pay Governance.

Consistent with the aforementioned methodology, the following comparator group (with similar median revenue and market capitalization as UGI for the same period reviewed) was referenced for purposes of determining the Fiscal 2022 compensation of our Board Chair (again, there was no change in Chair compensation for Fiscal 2024):

Alliance Data System	Encompass Health	Reliance Steel
American Water Works	Hanesbrand Inc.	Stanley Black & Decker
Big Lots, Inc.	Hawaiian Electric	The AES Corporation
Campbell Soup	Invesco Ltd.	The Chemours Company
CDK Global, Inc.	Lincoln National	The Williams Cos.
Conagra Brands, Inc.	NiSource Inc.	Tractor Supply
Crane Co.	Nordstrom, Inc.	Unum
Discover Financial	NRG Energy, Inc.
Dover Corporation	Perrigo Company plc

In addition to referencing the above general industry comparator group, the Corporate Governance Committee and Board of Directors (with the Board Chair recusing himself from the discussion and decision regarding incremental Chair compensation) considered a number of other factors in determining the compensation for the Board’s independent Chair within a range of 10% of the $440,000 Fiscal 2022 median total compensation of the comparator group. These factors include the significant time commitment spent by the Board Chair on Company-related matters in light of the size and complexity of the Company’s business, including domestic and international LPG businesses, a domestic natural gas and electric utility business, and domestic and international midstream businesses. Furthermore, UGI’s Board Chair role involves a variety of significant strategic responsibilities that drive value for our shareholders, including merger and acquisition activities, business transformation projects, capital project investment reviews, chief executive officer succession planning, regular discussions with management regarding the Company’s strategic direction and communications, and direct engagement with the Company’s investors. We view the role of UGI’s Board Chair as a highly strategic role with duties and responsibilities over and above traditional Chair activities, which would include chairing meetings, setting meeting agendas and facilitating discussions with other directors on the board in between meetings.

ELEMENTS OF NON-EMPLOYEE DIRECTOR COMPENSATION

For Fiscal 2024, our non-employee director compensation program consisted of: (i) annual cash retainers for Board service and for service as the chair or member of one of the standing Board Committees and (ii) long-term equity awards granted on an annual basis to non-employee Directors immediately following the Company’s Annual Meeting of Shareholders, or following their initial appointment to the Board for new directors. Our non-employee Directors did not receive any Board or Committee meeting fees in Fiscal 2024 and Mr. Longhi did not receive an annual cash retainer or long-term equity award for Board or Committee service during the time that he served as the Company’s Interim President and Chief Executive Officer.

•	Annual cash retainers

In Fiscal 2024, the Company paid its non-employee Directors an annual base retainer of $102,500 for Board service and paid an additional annual retainer of $12,500 to members of the Audit Committee, other than the chair of the Committee. The Company also paid an annual retainer to the chair of each of the Committees, other than the Executive Committee, as follows:

Audit Committee Chair	$25,000
Compensation and Management Development Committee Chair	$20,000
Safety, Environmental and Regulatory Compliance Committee Chair	$15,000
Corporate Governance Committee Chair	$15,000

In addition, the Company paid Mr. Harris an additional cash retainer of $30,000 for his service as Presiding Director for Fiscal 2024.

•	Annual Long-Term Equity Awards

Each non-employee Director continuing to serve as a Director after the adjournment of the 2024 Annual Meeting of Shareholders received long-term equity grants consisting of 4,470 UGI stock units and 12,890 UGI stock options. Mr. Seage received an additional 3,700 UGI stock options and 1,280 UGI stock units in Fiscal 2024 which represents a pro-rated grant of awards for the period of time he provided service as a Director in calendar year 2023. Our philosophy is to pay a higher percentage of total compensation in equity, rather than cash, to more closely align the interests of our non-employee Directors with those of our shareholders. In addition, all non-employee Directors are required to own Company common stock, together with stock units, in an aggregate amount equal to five times the Director’s base annual cash retainer.

The UGI stock units and stock options were granted under the UGI Corporation 2021 Incentive Award Plan (the “2021 Plan”). Each stock unit represents the right to receive a share of stock and dividend equivalents when the Director ends his or her service on the Board. Stock units earn dividend equivalents on each record date for the payment of a dividend by the Company on its shares. Accrued dividend equivalents are converted to additional stock units annually, on the last date of the calendar year, based on the closing stock price for the Company’s shares on the last trading day of the year. All stock units and dividend equivalents are fully vested when credited to the Director’s account. Account balances become payable 65% in shares and 35% in cash, based on the value of a share, upon retirement or termination of service, unless a deferral election to defer payout of the stock units was made pursuant to the UGI Corporation 2009 Deferral Plan. In the case of a change in control of the Company, the stock units and dividend equivalents will be paid in cash based on the fair market value of the Company’s common stock on the date of the change in control.

For UGI stock options, the option exercise price is not less than 100% of the fair market value of the common stock on the effective date of the grant. The term of each option is generally 10 years, which is the maximum allowable term. The options are fully vested on the effective date of the grant. All options are nontransferable and generally exercisable only while the Director is serving on the Board, with exceptions for exercise following disability, death or retirement. If termination of service occurs due to disability, the option term is shortened to the earlier of the third anniversary of the date of such termination of service or the original expiration date. In the event of death, the option term will be shortened to the earlier of the expiration of the 12-month period following the Director’s death or the original expiration date. If termination of service occurs due to retirement, as defined in the 2021 Plan, the option remains exercisable through its original expiration date.

DIRECTOR COMPENSATION TABLE

The table below shows the components of director compensation for Fiscal 2024.

Director Compensation Table – Fiscal 2024
					Change in
					Pension Value
					And
	Fees			Non-Equity	Nonqualified
	Earned			Incentive	Deferred	All
	or Paid	Stock	Option	Plan	Compensation	Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($) (1)	($) (2)	($) (3)	($)	($)	($) (4)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
M. S. Bort	127,500	103,570	51,560	0	0	0	282,630
T. A. Dosch	118,750	103,570	51,560	0	0	0	273,880
T.V. Faraca	15,319	0	0	0	0	0	15,319
A. N. Harris	148,125	103,570	51,560	0	0	0	303,255
F. S. Hermance	59,417	0	0	0	0	407,863	467,280
M. Longhi	20,275	0	0	0	0	0	20,275
W. J. Marrazzo	122,500	103,570	51,560	0	0	0	277,630
C. Miller	51,250	103,570	51,560	0	0	32,903	239,283
K. A. Romano	115,000	103,570	51,560	0	0	0	270,130
S. Seage	102,500	133,228	66,360	0	0	0	302,088

(1)

Annual Retainers. In Fiscal 2024, the Company paid its non-management Directors an annual cash retainer of $102,500 for Board service and paid an additional annual cash retainer of $12,500 to members of the Audit Committee, other than the chair of the Committee. The Company also paid an annual retainer to the chair of each of the Committees, other than the Executive Committee, as follows: Audit, $25,000; Compensation and Management Development, $20,000; Corporate Governance, $15,000; and Safety, Environmental and Regulatory Compliance, $15,000.  In addition, the Company paid Mr. Harris an additional retainer of $30,000 for his service as Presiding Director in Fiscal 2024. While serving as Interim President and CEO, Mr. Longhi was not eligible to receive compensation under the Company’s director compensation program.  The Company pays no meeting attendance fees.

(2)

Stock Awards. All Directors named above, excluding Ms. Faraca and Messrs. Hermance, Longhi and Seage, received 4,470 stock units in Fiscal 2024 as part of their annual compensation. Ms. Faraca was elected as a Director on August 7, 2024 and will receive a prorated award for her 2024 service as Director in Fiscal 2025. Mr. Hermance received no stock units due to his retirement and departure from the Board on January 26, 2024. Mr. Longhi received no stock units for his service as a Director due to his appointment as the Company’s Interim President and CEO on December 12, 2023. Mr. Seage was elected as a Director on September 18, 2023 and received a prorated award of 1,280 for his 2023 service as Director in addition to an annual stock unit award of 4,470 for a total grant of 5,750 stock units in Fiscal 2024.  The stock units were granted under the 2021 Plan.  Each stock unit represents the right to receive a share of stock and dividend equivalents when the Director ends his or her service on the Board. Stock units earn dividend equivalents on each record date for the payment of a dividend by the Company on its shares. Accrued dividend equivalents are converted to additional stock units annually, on the last date of the calendar year, based on the closing stock price for the Company’s shares on the last trading day of the year. All stock units and dividend equivalents are fully vested when credited to the Director’s account. Account balances become payable 65% in shares and 35% in cash, based on the value of a share, upon retirement or termination of service, unless a deferral election to defer payout of the stock units was made pursuant to the UGI Corporation 2009 Deferral Plan. In the case of a change in control of the Company, the stock units and dividend equivalents will be paid in cash based on the fair market value of the Company’s common stock on the date of the change in control. The amounts shown in column (c) above represent the fair value of the awards of stock units on the date of grant. The assumptions used in the calculation of the amounts shown are included in Note 14 to our audited consolidated financial statements for Fiscal 2024, which are included in our Annual Report on Form 10-K for Fiscal 2024. The dollar value shown in column (c) above reflects each Director’s annual award. The grant date fair value of (i) each Director’s annual award of 4,470 stock units was $103,570, and (ii) Mr. Seage’s Fiscal 2024 award of 5,750 stock units was $133,228. For the number of stock units credited to each Director’s account as of September 30, 2024, see SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS — SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS, page 72.

(3)

Stock Options. All non-employee Directors named above, excluding Ms. Faraca and Messrs. Hermance, Longhi and Seage, received 12,890 stock options in Fiscal 2024 as part of their annual compensation. Ms. Faraca was elected as a Director on August 7, 2024 and will receive a prorated award for her 2024 service as Director in Fiscal 2025. Mr. Hermance received no stock options due to his retirement and departure from the Board on January 26, 2024. Mr. Longhi received no stock options for his service as a Director due to his appointment as the Company’s Interim President and CEO on December 12, 2023.  Mr. Seage was elected as a Director on September 18, 2023 and received a prorated award of 3,700 for his 2023 service as Director in addition to an annual stock option award of 12,890 for a total of 16,590 stock options in Fiscal 2024. The stock options were granted under the 2021 Plan. The option exercise price is not less than 100% of the fair market value of the common stock on the effective date of the grant. The term of each option is generally 10 years, which is the maximum allowable term. The options are fully vested on the effective date of the grant. All options are nontransferable and generally exercisable only while the Director is serving on the Board, with exceptions for exercise following disability, death or retirement. If termination of service occurs due to disability, the option term is shortened to the earlier of the third anniversary of the date of such termination of service or the original expiration date. In the event of death, the option term will be shortened to the earlier of the expiration of the 12-month period following the Director’s death or the original expiration date. If termination of service occurs due to retirement, as defined in the 2021 Plan, the option remains exercisable through its original expiration date. The amounts shown in column (d) above represent the grant date fair value of each Director’s Fiscal 2024 award. For the number of stock options held by each Director as of September 30, 2024, see SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS — SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS, page 72.

(4)

All Other Compensation. In Fiscal 2024, the Company paid the distribution of stock unit accounts to Mr. Hermance and Ms. Miller following their departures from the Board. The distribution of the accounts were paid 65% in whole shares and 35% in cash. In past years, the value of the annual stock awards has been reported in the proxy in this table in column (c). However, the dividend equivalents on the accumulated annual shares are only reported when they are distributed; the values of the dividend equivalents not already reported were $331,373 for Mr. Hermance and $32,903 for Ms. Miller. The Company also paid Mr. Hermance $76,490, which represents the value of AmeriGas Partners, L.P. stock units canceled and converted into cash-settled stock units relating to UGI common stock, plus dividend equivalents, following the AmeriGas merger transaction in which the Company acquired 100% of the publicly held common units of AmeriGas Partners, L.P.

STOCK OWNERSHIP GUIDELINES AND EQUITY PLAN LIMITS FOR INDEPENDENT DIRECTORS

All independent Directors are required to own Company common stock, together with stock units, in an aggregate amount equal to five times the Director’s base annual cash retainer and to achieve the target level of common stock ownership within five years after joining the Board.

The Company has a $500,000 annual limit with respect to individual Director equity awards. In establishing this limit, the Board of Directors considered competitive pay levels as well as the need to retain its current Directors and attract new directors with the relevant skills and attributes desired in director candidates.

POLICY FOR APPROVAL OF RELATED PERSON TRANSACTIONS

The Board of Directors has adopted a written policy that applies to transactions with related parties. The policy applies to any transaction in which (i) the Company or any of its subsidiaries is a participant, (ii) any related person has a direct or indirect material interest, and (iii) the amount involved exceeds $120,000, except for any such transaction that does not require disclosure under SEC regulations. The Audit Committee of the Board of Directors, with assistance from the Company’s Corporate Secretary, is responsible for reviewing, approving and ratifying related person transactions. The Audit Committee intends to approve or ratify only those related person transactions that are in, or not inconsistent with, the best interests of the Company and its shareholders.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is composed of independent Directors as defined by the rules of the New York Stock Exchange and Securities and Exchange Commission audit committee membership requirements. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board of Directors. A copy of the charter can be found on the Company’s website at www.ugicorp.com (Company — Leadership and Governance — Committees and Charters — Audit Committee). As described more fully in its charter, the role of the Committee is to assist the Board of Directors in its oversight of the quality and integrity of the Company’s financial reporting process. The Committee also has the sole authority to appoint, retain, fix the compensation of, and oversee the work of, the Company’s independent auditors, as well as review the services performed by the Company’s internal audit department.

In this context, the Committee has met and held discussions with management and the independent auditors to review and discuss the Company’s internal control over financial reporting, the interim unaudited financial statements, and the audited financial statements for Fiscal 2024. The Committee also reviewed management’s report on internal control over financial reporting, required under Section 404 of the Sarbanes-Oxley Act of 2002. As part of this review, the Committee reviewed the bases for management’s conclusions in that report and the report of the independent registered public accountants on the effectiveness of the Company’s internal control over financial reporting. The Committee has also discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent auditors their independence.

Management has primary responsibility for the financial reporting process, including the system of internal controls, and for preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

The members of the Committee are not professionally engaged in the practice of auditing or accounting. The members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that our auditors are, in fact, “independent.”

Ernst & Young LLP served as the Company’s independent registered public accounting firm for Fiscal 2024 and its audit report appears in our Annual Report on Form 10-K for the fiscal year ended September 30, 2024.  As a result of a comprehensive competitive process for audit services that was conducted during Fiscal 2024, the Committee approved KPMG LLP as the Company’s independent registered public accounting firm for the 2025 fiscal year.

Based upon the reviews and discussions described in this report, the Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2024 for filing with the SEC.

Audit Committee

M. Shawn Bort, Chair

Theodore A. Dosch

Kelly A. Romano

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In the course of its meetings, the Audit Committee considered whether the provision by Ernst & Young LLP of the professional services described below was compatible with Ernst & Young LLP’s independence. The Committee concluded that our independent registered public accounting firm is independent from the Company and its management.

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting the compensation of and overseeing the work of the Company’s independent accountants. In recognition of this responsibility, the Audit Committee has a policy of pre-approving  audit  and permissible non-audit services provided by the independent accountants. The Audit Committee has also delegated limited approval authority to its chair, such authority to be exercised in the intervals between meetings, in accordance with the Audit Committee’s pre-approval policy.

Prior to engagement of the Company’s independent registered public accounting firm for the next year’s audit, management submits to the Audit Committee for approval a list of services expected to be rendered during that year, and fees related thereto. The aggregate fees billed by Ernst & Young LLP, the Company’s independent registered public accountants in Fiscal 2024 and 2023, were as follows:

Audit Fees

Fees for Audit services and related expenses totaled approximately $9.0 million in Fiscal 2024 and approximately $8.4 million in Fiscal 2023, including (i) the annual audit of the consolidated financial statements of the Company, (ii) statutory audits, (iii) review of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and (iv) services that only the independent registered public accounting firm can reasonably be expected to provide, including the issuance of comfort letters.

Audit-Related fees

Fees for Audit-Related services totaled approximately $0.3 million in Fiscal 2024 and approximately $0.3 million in Fiscal 2023. Audit-Related Fees for Fiscal 2024 and Fiscal 2023 were for audits of subsidiary financial statements, debt compliance letters, and other attest services related to financial reporting not required by statute or regulation.

Tax fees

No Tax fees were incurred for Fiscal 2024. Tax Fees for Fiscal 2023 totaled approximately $0.03 million and were for tax compliance or advisory services at the Company and the Company’s international subsidiaries.

All Other fees

Fees for All Other services not included above totaled approximately $0.01 million in Fiscal Year 2024 and in Fiscal Year 2023. In both years, all other fees were for software license fees.

REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE OF THE BOARD OF DIRECTORS

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Committee recommended to the Company’s Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024 and the Company’s Proxy Statement for the 2025 Annual Meeting of Shareholders.

Compensation and Management

Development Committee

William J. Marrazzo, Chair

Santiago Seage

Notwithstanding anything to the contrary, the reports of the Audit Committee and the Compensation and Management Development Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to the following executive officers: Mario Longhi, our Interim President and Chief Executive Officer through October 31, 2024 and our current Chair of the Board of Directors; Sean P. O’Brien, our Chief Financial Officer; Robert F. Beard, our Chief Operations Officer; John Koerwer, our Chief Information Officer; Kathleen Shea Ballay, our General Counsel and Chief Legal Officer; Judy A. Zagorski, our former Chief Human Resources Officer; and Roger Perreault, our former President and Chief Executive Officer. We refer to these executive officers as our “named executive officers” for Fiscal 2024.

Compensation decisions for Messrs. Longhi and Perreault were made by the independent members of our Board of Directors after receiving the recommendations of its Compensation and Management Development Committee (the “Committee”), while compensation decisions for Messrs. O’Brien, Beard, and Koerwer and Mses. Shea Ballay and Zagorski were made by the Committee. For ease of understanding, we will use the term “we” to refer to UGI Corporation, UGI International, LLC (“UGI International”), UGI Utilities, Inc. (“UGI Utilities”), and UGI Energy Services, LLC (“Energy Services”) in the relevant compensation discussions, unless the context indicates otherwise.

Effective December 12, 2023, Mr. Perreault ceased to serve as President and Chief Executive Officer of the Company and as a member of the Board. In connection with Mr. Perreault’s departure, the Board appointed Mr. Longhi as Interim President and Chief Executive Officer, who served in this capacity through Fiscal 2024 and until he was succeeded by Robert C. Flexon, the Company’s current President and Chief Executive Officer, on November 1, 2024.  As a result of the timing of Mr. Perreault’s departure, he did not receive any long-term incentive compensation awards in Fiscal 2024.  Additionally, due to the interim nature of Mr. Longhi’s service as an executive officer, the disclosure regarding long-term incentive compensation excludes Mr. Longhi.  Mr. Longhi’s long-term incentive compensation is separately addressed in this Compensation Discussion and Analysis.  Ms. Zagorski left the Company on July 1, 2024.  As previously announced, Mr. Beard intends to retire from his position as Chief Operations Officer, effective December 31, 2024.  In connection with his departure and the subsequent elimination of the Chief Operations Officer position, Mr. Beard’s departure will be treated as an involuntary termination.

EXECUTIVE SUMMARY

Our compensation program for named executive officers is designed to provide a competitive level of total compensation; motivate and encourage our executives to contribute to our financial success; retain talented and experienced executives; and reward our executives for leadership excellence and performance that promotes sustainable growth in shareholder value. As set forth in this Compensation Discussion and Analysis, the level of compensation received by the Company’s named executive officers in Fiscal 2024 reflects the Company’s performance during Fiscal 2024.

●	Overview of Performance

•	Reported Fiscal 2024 diluted earnings per share of $1.25 and adjusted diluted earnings per share[1] (“Adjusted EPS”) of $3.06.
•

In Fiscal 2024, we completed our previously announced exit of substantially all of our non-core European energy marketing businesses, which had primarily marketed natural gas and electricity to customers in France, Belgium, the Netherlands and the United Kingdom.  In addition, we divested our LPG business in Switzerland.

•

The Company deployed over $900 million of capital with 80% allocated in aggregate to the regulated utilities, primarily for infrastructure replacement and betterment, and the Midstream and Marketing segment.

●	The Company paid dividends for the 140th consecutive year, delivering a 10-year compound annual growth rate of 6%.
•	Fiscal 2024 Components

The following chart summarizes the principal elements of our Fiscal 2024 executive compensation program. We describe these elements, as well as retirement, separation and other benefits, in more detail later in this Compensation Discussion and Analysis.

1UGI Corporation’s Fiscal 2024 diluted earnings per share were adjusted to exclude (i) the impact of changes in unrealized gains and losses on commodity and certain foreign currency derivative instruments not associated with current period transactions ($.18 gain per diluted share), (ii) restructuring costs ($.26 loss per diluted share); (iii) disposal of UGI International energy marketing businesses ($.32 loss per diluted share), (iv) AmeriGas Propane operations enhancement for growth project ($.09 loss per diluted share), (v) debt extinguishment ($.03 loss per diluted share), (vi) impairment of AmeriGas Propane goodwill ($.89 loss per diluted share); (vii) loss on disposal of UGI Development Company ($.26 loss per diluted share) and (viii) impairment of equity method investments and assets ($.14 loss per diluted share).

Principal Components of Compensation Paid to Named Executive Officers in Fiscal 2024

Component	Principal Objectives	Fiscal 2024 Compensation Actions	For More Information
Base Components
Salary	Compensate executive as appropriate for executive’s position, experience and responsibilities based on market data.	Named executive officers did not receive merit salary increases in Fiscal 2024.	Page 43
Annual Bonus Awards	Motivate executive to focus on achievement of our annual business objectives.

Target incentives ranged from 60% to 125% of salary. Actual bonus payouts to our named executive officers were 187.86% of target, primarily based on achievement of financial, safety, OpEx reduction and Excess Free Cash Flow goals.

Page 44
Long-Term Incentive Awards
Stock Options

Align executive interests with shareholder interests; create a strong financial incentive for achieving or exceeding long-term performance goals, as the value of stock options is a function of the price of our stock.

		The number of shares underlying option awards ranged from 71,320 shares to 20,210 shares.	Page 45
Performance Units

Align executive interests with shareholder interests; create a strong financial incentive for achieving long-term performance goals by encouraging total Company shareholder return that compares favorably to a peer group and achieving a long-term earnings per share target.

The number of UGI performance units awarded in Fiscal 2024 ranged from 33,180 to 9,410. Approximately 50% of performance units granted in Fiscal 2024 (on a dollar value basis) are payable in UGI Corporation common stock and will be earned based on total shareholder return (“TSR”) of Company common stock relative to a custom TSR peer group (the “UGI Performance Peer Group”) over a three-year period. The remaining 50% of performance units granted in Fiscal 2024 (on a dollar value basis) are payable in UGI Corporation common stock and will be earned based on achievement of a target Adjusted EPS over a three-year performance period

Page 45
Restricted Stock Units

Align executive interests with shareholder interests and enhance the retentive element of our compensation program while deterring excessive risk taking; create a strong financial incentive for achieving or exceeding long-term performance goals, as the value of restricted stock units, subject solely to time-based vesting, is a function of the price of our stock.

		The number of shares underlying UGI restricted stock unit awards ranged from 113,130 shares to 3,460 shares.	Page 45

•	Link Between Our Financial Performance and Executive Compensation

The Committee sets rigorous goals for our executive officers that are directly tied to the Company’s financial performance and our total return to our shareholders. We believe that the performance-based components of our compensation program, namely our annual bonuses, stock options and performance units, have effectively linked our executives’ compensation to our financial performance.  In Fiscal 2024, the Committee continued the use of a second performance unit metric, Adjusted EPS, which was introduced in Fiscal 2023.  Performance units comprised 60% of the target long-term incentive award for named executive officers in Fiscal 2024.  The Committee recognizes the criticality of Adjusted EPS and included Adjusted EPS as a financial metric in both the short-term and long-term incentive compensation plans for Fiscal 2024. The following charts set forth the Company’s Adjusted EPS performance from Fiscal 2022 through Fiscal 2024 as well as the Company’s three-year stock performance compared to the (i) S&P Utilities Index and (ii) UGI Performance Peer Group, which is the peer group referenced by the Committee for purposes of the Company’s long-term compensation plan.

The Summary Compensation Table reflects the grant-date fair value for equity awards, as required. However, we believe that a better assessment of amounts earned through equity awards can be made by considering our executives’ realizable pay. UGI Corporation relative TSR performance unit awards resulted in no payout for the UGI Corporation performance unit awards cycle ended December 31, 2020, December 31, 2021, December 31, 2022 and December 31, 2023. In addition, the current relative TSR cycle scheduled to end December 31, 2024 is tracking towards no payout.  For the Fiscal 2023 performance units tied to Adjusted EPS, 81% of target was achieved for the two-year performance period ended September 30, 2024.  However, these performance units are subject to an additional one-year time-vesting requirement ending on September 30, 2025.  Further, all outstanding stock option awards except for the January 1, 2024 grant are “underwater” as of September 30, 2024, meaning that the exercise price for those option awards was higher than the market price of UGI Corporation common stock on that date (the “in-the-money” value of the January 1, 2024 option grant is $0.42 per option). None of our named executive officers received a performance unit payout in Fiscal 2024 or exercised any “in-the-money” stock options in Fiscal 2024.

Short-Term Incentives — Annual Bonuses

Our annual bonuses are directly tied to key financial metrics as well as safety performance and, beginning in Fiscal 2024, achievement of an excess free cash flow goal (“EFCF goal”) and an Operating Expense reduction goal (“OpEx goal”). Additional details on the components of the annual bonuses for our named executive officers are set forth in more detail in this Compensation Discussion and Analysis.

As illustrated in the chart below, when the Company’s Adjusted EPS is below the targeted goal, the annual bonus percentage paid to a named executive officer is less than the targeted payout amount. Similarly, when Adjusted EPS exceeds the targeted goal, the annual bonus percentage paid to a named executive officer exceeds the targeted payout amount. The Committee has discretion under our executive annual bonus plans to (i) adjust Adjusted EPS for extraordinary items or other events as the Committee deems appropriate, (ii) determine whether a participant has earned a bonus, and the amount of any such bonus earned, and (iii) increase or decrease the amount of an award determined to be payable under the bonus plan by up to 50% based on a participant’s individual performance. See COMPENSATION DISCUSSION AND ANALYSIS — Elements of Compensation — Annual Bonus Awards, beginning on page 44. The following table demonstrates the strong link between Company financial performance and bonus payout percentages by illustrating that the Company’s Adjusted EPS (as compared to the targeted Adjusted EPS range) during each of the last three fiscal years directly correlates to the bonus payouts for our executives.

	UGI Corporation	UGI Corporation		Diversity &
	Targeted Adjusted	Adjusted EPS for	Safety	Inclusion	EFCF	OpEx Reduction	% of Target Bonus
Fiscal Year	EPS Range	Bonus	Leverage (1)	Goal(2)	Goal(3)	Goal(4)	Paid
2024	$2.37-$3.07	$3.06	112.05%	N/A	188.00%	200.00%	187.86%
2023	$2.85-$3.15	$2.84	0%	150%	N/A	N/A	80.78%
2022	$3.05-$3.25	$2.90	0%	130%	N/A	N/A	70.3%

(1)

The Company has a standalone safety performance goal as part of the Company’s annual bonus plan. Ten percent of the annual bonus opportunity in Fiscal 2024, 2023 and 2022 was tied to safety performance. The portion of the award tied to safety performance is not contingent on a payout under any other annual bonus component.

(2)

The Company previously had a standalone D&I performance goal as part of the Company’s commitment to D&I initiatives and support of the Company’s BIDE initiative. Ten percent of the annual bonus opportunity in Fiscal 2023 and Fiscal 2022 was tied to this D&I goal. The portion of the award tied to D&I performance was not contingent on a payout under any other annual bonus component.  The standalone D&I performance goal was discontinued in Fiscal 2024.

(3)

The Company added an excess free cash flow metric in Fiscal 2024 in alignment with the Company’s strategic priorities.  Ten percent of the annual bonus opportunity in Fiscal 2024 was tied to excess free cash flow.  This goal is dependent on reaching the Adjusted EPS threshold for payout.

(4)

The Company added an OpEx reduction goal in Fiscal 2024, also in alignment with strategic priorities.  Twenty percent of the annual bonus opportunity was tied to OpEx reduction in Fiscal 2024.  This goal is dependent on reaching the Adjusted EPS threshold for payout.

Long-Term Incentive Compensation

Our long-term incentive compensation program, principally comprised of stock options, restricted stock units, and performance units, is intended to create a strong financial incentive for achievement of the Company’s long-term performance goals. In addition, linking equity to compensation aligns our executives’ interests with shareholder interests.

Long-Term Incentives — Stock Options

In Fiscal 2024, stock options comprised 20% of the target long-term incentive award for our named executive officers. Stock option values reported in the Summary Compensation Table reflect the valuation methodology mandated by regulations established by the SEC, which is based on grant date fair value as determined under U.S. generally accepted accounting principles (“GAAP”). Therefore, the amounts shown under “Option Awards” in the Summary Compensation Table do not reflect performance of the underlying shares subsequent to the grant date. From our executives’ perspectives, the value of a stock option is based on the excess of the market price of the underlying shares over the exercise price (sometimes referred to as the “intrinsic value”) and, therefore, is directly affected by market performance of the Company’s common stock. As a result of the Company’s recent performance, the fiscal year-end intrinsic value of the options granted to our executives in Fiscal 2023 and Fiscal 2022 is zero and the fiscal year-end intrinsic value for options granted in Fiscal 2024 is $0.42 per share. The table below illustrates the intrinsic value of the stock options granted to Mr. Beard, a named executive officer who received stock option awards in the last three fiscal years.

	Number of Shares	Summary			Total Intrinsic
	Underlying	Compensation	Exercise	Price Per	Value of
	Options Granted	Table Option	Price Per	Share at	Options at
Fiscal Year	to Mr. Beard	Awards Value	Share	9/30/24	9/30/24
2024	64,190	$267,672	$24.60	$25.02	$26,960
2023	42,850	$403,219	$41.45	$25.02	$0.00
2022	29,780	$252,832	$45.91	$25.02	$0.00

Long-Term Incentives — Performance Units

In Fiscal 2024, performance units comprised 60% of the target long-term incentive award for our named executive officers. Performance units are valued upon grant date in accordance with SEC regulations, based on grant date fair value as determined under GAAP. Nevertheless, the actual number of shares ultimately awarded, if any, is entirely dependent on achievement of the performance metrics associated with the performance unit grant. For Fiscal 2024, (i) 50% of the total value of performance units awarded to our named executive officers is tied to TSR of UGI Corporation common stock relative to a competitive peer group, which will not be finally determined with respect to performance units granted in Fiscal 2024 until the end of calendar year 2026 and (ii) 50% of the total value of performance units awarded to our named executive officers is tied to a predetermined Adjusted EPS goal for the three-year performance period ending September 30, 2026.

The following table shows the correlation between (i) levels of UGI Corporation TSR and long-term incentive compensation paid in each of the previous four fiscal years, and (ii) the estimated payout in Fiscal 2024 using September 30, 2024, instead of December 31, 2024, as the end of the three-year performance period. The table also compares UGI Corporation’s TSR to the average shareholder return of the Company’s peer group. TSR for UGI Corporation is compared to companies in the Adjusted Russell MidCap Utilities Index for the performance periods that began in calendar years 2017 through 2020. TSR for UGI Corporation is compared to the UGI Performance Peer Group for performance periods beginning in calendar year 2021.

			Total Average	UGI
			Shareholder	Corporation
	UGI Corporation	UGI	Return of Peer	Performance
	Total Shareholder Return	Corporation Total	Group	Unit Payout as a
Performance Period	Ranking Relative to	Shareholder	(Excluding	Percentage of
(Calendar Year)	Peer Group	Return(1)	UGI Corporation)	Target
2022 - 2024(2)	15th out of 16 (0 percentile)	(35.3%)	39.5%	0.0%
2021 - 2023	17th out of 17 (0 percentile)	(28.71%)	61.4%	0.0%
2020 - 2022	31st out of 31 (0 percentile)	(12.1%)	11.4%	0.0%
2019 - 2021	29th out of 31 (6.7th percentile)	(12.0)%	23.2%	0.0%
2018 - 2020	29th out of 29 (0 percentile)	(22.4)%	21.9%	0.0%

(1)	Calculated in accordance with the UGI Corporation 2013 Omnibus Incentive Compensation Plan (the “2013 Plan”) or the UGI Corporation 2021 Incentive Award Plan (the “2021 Plan”), as applicable.
(2)

Estimated ranking and payout reflects the TSR of UGI Corporation for the 2022-2024 performance period through September 30, 2024. Actual payout will be determined based on performance through December 31, 2024. It is important to note that the performance periods are based on calendar years, which do not conform to the Company’s fiscal years.

Long-Term Incentives — Restricted Stock Units

Restricted stock units comprised 20% of the target long-term incentive award for our named executive officers in Fiscal 2024. The restricted stock units are time-based and generally cliff vest in three years, subject to continued employment.

The value of restricted stock units is tied to the performance of the market value of the Company’s common stock and the grant date value is calculated in accordance with the grant date accounting value.

The link between the Company’s financial performance and our executive compensation program is evident in the supplemental tables provided above. The Committee believes there is an appropriate link between executive compensation and the Company’s performance.

Long-term Incentive Compensation – Mario Longhi

In connection with his appointment as Interim President and CEO, Mr. Longhi was granted restricted stock units with a grant-date fair value of $2,500,000, pursuant to the Company’s 2021 Plan, which restricted stock units vested in full on December 12, 2024, the one-year anniversary of his appointment as Interim President and CEO.  In recognition of Mr. Longhi’s service as the Company’s Interim President and Chief Executive Officer through October 31, 2024, the Company’s Board of Directors approved an equity award consisting of performance units and restricted stock units to Mr. Longhi under the 2021 Plan with an aggregate value of $2,500,000 and a grant date of November 1, 2024. Approximately 60% of the total value of the award was granted in performance units with dividend equivalents that may be earned if specific annualized Total Shareholder Return metrics are satisfied (such metrics are consistent with Robert Flexon’s performance unit award granted November 1, 2024 in connection with his appointment as the Company’s permanent President and CEO).  The remaining 40% of the total value of the award was granted in time-restricted stock units with dividend equivalents that will vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date.

●	Compensation and Corporate Governance Practices

The Committee seeks to implement and maintain sound compensation and corporate governance practices, which include the following:

●	The Committee is composed entirely of directors who are independent, as defined in the corporate governance listing standards of the New York Stock Exchange.
●	In Fiscal 2024, the Committee utilized the services of Pay Governance LLC (“Pay Governance”), an independent outside compensation consultant. The Committee believes that, during Fiscal 2024, there was no conflict of interest between Pay Governance and the Committee. In reaching the foregoing conclusions, the Committee considered the factors set forth by the New York Stock Exchange regarding compensation committee advisor independence.
●	A substantial portion of compensation is performance based. In Fiscal 2024, 55% to 67% of the principal compensation components for all named executive officers, other than Mr. Longhi, were variable and tied to performance objectives.
●	The Company awards a substantial portion of compensation in the form of long-term awards, namely performance stock units, stock options and restricted stock units, so that executive officers’ interests are aligned with the interests of shareholders and long-term Company performance.
●	Annual bonus opportunities for the named executive officers are based primarily on key financial metrics, safety performance, an EFCF Goal and an OpEx Goal. Similarly, long-term incentives are based on UGI Corporation common stock values and relative stock price performance.
●	At our 2024 Annual Meeting, approximately 79% of our voting shareholders voted to approve the compensation of our named executive officers.
●	We require termination of employment for payment under our change in control agreements (referred to as a “double trigger”). We require a double trigger for the accelerated vesting of equity awards in the event of a change in control. In addition, none of our named executive officers have change in control agreements providing for tax gross-up payments under Section 280G of the Internal Revenue Code. See COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments Upon Termination or Change in Control, beginning on page 64.

●	We have robust stock ownership guidelines. See COMPENSATION DISCUSSION AND ANALYSIS — Stock Ownership and Retention Policy, beginning on page 50.
●	We have adopted a clawback policy for incentive-based compensation paid or awarded to current and former executive officers in the event of a restatement of the Company’s financial statements in compliance with the final Securities and Exchange Commission clawback rules.
●	We have a policy prohibiting the Company’s Directors and executive officers from (i) hedging the securities of UGI Corporation, (ii) holding UGI Corporation securities in margin accounts as collateral for a margin loan, and/or (iii) pledging the securities of UGI Corporation. The policy specifically prohibits hedging or monetization transactions through the use of prepaid variable forwards, equity swaps, collars and/or exchange funds.

COMPENSATION PHILOSOPHY AND OBJECTIVES

Our compensation program for our named executive officers is designed to provide a competitive level of total compensation necessary to attract and retain talented and experienced executives. Additionally, our compensation program is intended to motivate and encourage our executives to contribute to our success and reward our executives for leadership excellence and performance that promotes sustainable growth in shareholder value while deterring excessive risk taking.

In Fiscal 2024, the components of our compensation program included salary, annual bonus awards, long-term incentive compensation (performance unit awards, restricted stock unit awards, and stock option grants), retirement benefits and other benefits, such as executive financial planning services and perquisites, all as described in greater detail in this Compensation Discussion and Analysis. We believe that the elements of our compensation program are essential components of a balanced and competitive compensation program to support our annual and long-term goals.

DETERMINATION OF COMPETITIVE COMPENSATION

In determining Fiscal 2024 compensation, the Committee engaged Pay Governance as its compensation consultant. The primary duties of Pay Governance were to:

●	provide the Committee with independent and objective market data;
●	conduct compensation analyses;
●	review and advise on pay programs and salary, target bonus and long-term incentive levels applicable to our executives;
●	review components of our compensation program as requested from time to time by the Committee and recommend plan design changes, as appropriate; and
●	provide general consulting services related to the fulfillment of the Committee’s charter.

Pay Governance has not provided actuarial or other services relating to pension and post-retirement plans or services related to other benefits to us or our affiliates, and generally all of its services are those that it provides to the Committee. Pay Governance has provided market data for positions below the senior executive level as requested by management as well as market data for Director compensation, but its fees for this work historically are modest relative to its overall fees.

In assessing competitive compensation, we referenced market data provided to us in Fiscal 2024 by Pay Governance. We do not benchmark against specific companies in the databases utilized by Pay Governance in preparing its reports. Our Committee does benchmark, however, by using Pay Governance’s analysis of compensation databases that include numerous companies as a reference point to provide a framework for compensation decisions. Our Committee exercises discretion and also reviews other factors, such as internal equity (both within and among our business units) and sustained individual and company performance, when setting our executives’ compensation.

In order to provide the Committee with data reflecting the relative sizes of UGI’s non-utility and utility businesses, Pay Governance first referenced compensation data for comparable executive positions in each of the Willis Towers Watson 2023 General Industry Executive Compensation Database (“General Industry Database”) and the Willis Towers Watson

2023 Energy Services Executive Compensation Database (“Energy Services Database”). Willis Towers Watson’s General Industry Database is comprised of approximately 1,000 companies from a broad range of industries, including oil and gas, aerospace, automotive and transportation, chemicals, computer, consumer products, electronics, food and beverages, metals and mining, pharmaceutical and telecommunications. The Willis Towers Watson Energy Services Database is comprised of approximately 125 companies, primarily utilities. For all named executive officers, Pay Governance weighted the General Industry Database survey data 75% and the Energy Services Database survey data 25% and added the two. For example, if the relevant market rate for a particular executive position derived from information in the General Industry Database was $100,000 and the relevant market rate derived from information in the Energy Services Database was $90,000, Pay Governance would provide us with a market rate of $97,500 for that position (($100,000 x 75% = $75,000) plus ($90,000 x 25% = $22,500)). The impact of weighting information derived from the two databases is to obtain a market rate designed to approximate the relative sizes of our non-utility and utility businesses. The identities of the companies that comprise the databases utilized by Pay Governance have not been disclosed to us by Pay Governance.

We generally seek to position a named executive officer’s salary grade so that the midpoint of the salary range for his or her salary grade approximates the 50th percentile of the “going rate” for comparable executives included in the executive compensation database material referenced by Pay Governance. By comparable executive, we mean an executive having a similar range of responsibilities and the experience to fully perform these responsibilities. Pay Governance size-adjusted the survey data to account for the relative revenues of the survey companies in relation to ours. Using this adjustment, Pay Governance developed going rates for positions comparable to those of our executives, as if the companies included in the respective databases had revenues similar to ours. We believe that Pay Governance’s application of size adjustments to applicable positions in these databases is an appropriate method for establishing market rates. After consultation with Pay Governance, we considered salary grade midpoints that were within 15% of the median going rate developed by Pay Governance to be competitive.

The Committee seeks to target a named executive officer’s total direct compensation opportunity (comprised of base salary, annual bonus award and long-term incentive awards) to be within a range of 85% to 115% of the 50th percentile of the survey data. In general, compensation levels for an executive officer who is new to a position tend to be at the lower end of the competitive range, while seasoned or more experienced executive officers may be positioned at the higher end of the competitive range.

ELEMENTS OF COMPENSATION

●	Salary

Salary is designed to compensate executives for their level of responsibility and sustained individual performance. We pay our executive officers a salary that is competitive with that of other executive officers providing comparable services, taking into account the size and nature of the business of the Company.

As noted above, we seek to establish the midpoint of the salary grade for the positions held by our named executive officers at approximately the 50th percentile of the going rate for executives in comparable positions. Due to the Company’s cost optimization actions in Fiscal 2024, the Committee suspended merit increases and market adjustments for employees, including named executive officers.

Performance evaluations are used in the evaluation of merit increases and were continued in Fiscal 2024 to provide assessments to individuals.  Performance evaluations were based on qualitative and subjective assessments of each individual’s contribution to the achievement of our business strategies, including the development of growth opportunities and leadership in carrying out our talent development program. Mr. Longhi, in his capacity as Interim President and Chief Executive Officer of the Company, had additional goals and objectives for Fiscal 2024, as established during the first quarter of Fiscal 2024. Mr. Longhi’s annual goals and objectives included (i) stabilizing the Company’s operations and continuing our strategic priorities, (ii) engaging with the Company’s investor base and broader investment community, and (iii) assisting in the identification of a permanent President and Chief Executive Officer.

The following table sets forth each named executive officer’s Fiscal 2024 salary.

		Percentage Merit Increase
Name	Salary	for Fiscal 2024
Mario Longhi	$1,000,000	N/A
Sean P. O’Brien	$625,000	0.0%
Robert F. Beard	$632,500	0.0%
John Koerwer	$430,419	0.0%
Kathleen Shea Ballay	$550,000	0.0%
Judy Zagorski	$528,305	0.0%
Roger Perreault	$1,000,000	0.0%

●	Annual Bonus Awards

Our named executive officers participate in the UGI Corporation Executive Annual Bonus Plan (the “UGI Bonus Plan”). In determining each executive position’s target award level under our annual bonus plans, we considered database information derived by Pay Governance regarding the percentage of salary payable upon achievement of target goals for executives in similar positions at other companies as described above. In establishing the target award level, we assessed the 50th percentile for comparable positions.

Except for Mr. Longhi, sixty percent of the target bonus award opportunity for each of our named executive officers is based on UGI Corporation Adjusted EPS, as adjusted for bonus purposes (financial performance portion of the award opportunity), ten percent is based on the achievement of a safety performance goal tied to weighted average safety results of UGI Corporation, Utilities, Energy Services, AmeriGas Propane, L.P. and UGI International (safety performance portion of the award opportunity), twenty percent is based on the achievement of an OpEx reduction goal (OpEx portion of the award opportunity) and ten percent is based on the achievement of an Excess Free Cash Flow metric, which is a measure of profitability (EFCF portion of the award opportunity).  Mr. Longhi’s target bonus award opportunity was based on UGI Corporation Adjusted EPS, as adjusted in the discretion of the Board based on its qualitative assessment of Mr. Longhi’s achievement of his goals as Interim President and Chief Executive Officer, prorated for the number of months Mr. Longhi served in such role.

The financial performance portion of the award opportunity for each named executive officer was structured so that (i) no amount would be payable unless Adjusted EPS was at least 85% of the target amount, (ii) the target award would be payable if the financial metric was fully achieved and (iii) up to 200% of the target award would be payable if the financial metric equaled or exceeded 110% of the Adjusted EPS target. The OpEx and Excess Free Cash Flow metrics are dependent on achieving Adjusted EPS of at least 85% of the target amount, but the safety performance portion of the overall bonus award target is independent of the achievement of the financial performance payout. The safety performance goal reflects the degree of achievement of a predetermined safety performance objective tied to Fiscal 2024 Occupational Safety and Health Administration (“OSHA”) recordables and accountable vehicle accident cases in Fiscal 2024 as compared to a predetermined target. For Fiscal 2024, the safety portion of the award opportunity ranged from no payout if the performance targets were below an established threshold to a maximum of 150% if performance exceeded target. We believe the safety performance target for Fiscal 2024 represented an achievable but challenging performance target.

We believe that annual bonus payments to our most senior executives should reflect our overall financial results for the fiscal year, and the metrics described above provide “bottom line” measures of the performance of an executive in a large, well-established corporation. In addition, we believe that achievement of superior safety performance is an important short-term and long-term strategic initiative and is therefore included as a standalone component of the annual bonus calculation. We also believe that the addition of both our OpEx reduction and Excess Free Cash Flow performance goals is an important step in promoting cost optimization activities and, ultimately, helps us to strengthen our balance sheet.

The following table summarizes the relevant ranges for targeted financial performance, actual financial performance achievement, actual safety performance achievement, actual OpEx Reduction performance achievement and actual EFCF performance achievement for Fiscal 2024.

Targeted financial	Actual financial	Actual safety
performance	performance result	performance result	Actual OpEx Reduction	Actual EFCF
range	achieved for bonus	achieved for bonus	achieved for bonus	achieved for bonus
$2.37-$3.07 Adjusted EPS	196.43%	112.05%	200.00%	188.00%

As a result of the foregoing achievement of financial, safety, OpEx reduction and EFCF performance results, as modified by the Committee in its discretion, the following annual bonus payments were made for Fiscal 2024:

	Percent of Target
Name	Bonus Paid	Payout
Mario Longhi (1)	196.43%	$ 2,250,761
Sean O’Brien	187.86%	$ 939,300
Robert F. Beard	187.86%	$ 1,009,983
John Koerwer	187.86%	$ 485,151
Kathleen Shea Ballay	187.86%	$ 723,261

(1)	Mr. Longhi’s bonus amount includes an additional $204,615 in recognition of his achievement of pre-established performance objectives.

●	Long-Term Compensation — Fiscal 2024 Equity Awards

Background and Determination of Grants

Our long-term incentive compensation is intended to create a strong financial incentive for achieving or exceeding long-term performance goals and to encourage executives to hold a significant equity stake in our Company in order to align the executives’ interests with shareholder interests. Additionally, we believe our long-term incentive compensation program provides us the ability to attract and retain talented executives in a competitive market.

Our long-term compensation for Fiscal 2024 included UGI Corporation stock option grants, restricted stock units, and performance units, which were all awarded under the 2021 Plan. Each restricted stock unit represents the right to receive a share of common stock after three years of employment (except in the case of Mr. Longhi) and each performance unit represents the right of the recipient to receive a share of common stock if specified performance goals and other conditions are met. UGI Corporation stock options generally have a term of 10 years and become exercisable in three equal annual installments beginning on the first anniversary of the grant date, while our restricted stock units generally cliff vest on the third anniversary of the date of grant, subject to continued employment with the Company. For Fiscal 2024, UGI Corporation granted performance units tied to two separate financial metrics: (i) the three-year TSR performance of the Company’s common stock relative to that of the companies in the UGI Performance Peer Group (“TSR Performance Units”) and (ii) the three-year EPS performance of the Company as compared to a predetermined EPS target with payout, if earned (“EPS Performance Units”).

As is the case with cash compensation and annual bonus awards, we referenced Pay Governance’s analysis of executive compensation database information in establishing equity compensation for the named executive officers. In determining the total dollar value of the long-term compensation opportunity to be provided in Fiscal 2024, we initially referenced competitive median market-based long-term incentive compensation information (on an accounting value basis), as provided by Pay Governance. In addition, the Committee analyzed each named executive officer’s overall market position on a total direct compensation basis, considered the increased weighting of performance units in the composition of the long-term incentive compensation and reviewed current unvested equity values previously awarded to our named executive officers. Pay Governance also provided competitive market incentive levels based on its assessment of accounting values.

For our named executive officers, we applied approximately 20% of the amount of the long-term incentive opportunity to UGI stock options, approximately 20% to UGI restricted stock units, and approximately 60% to UGI performance units. Because the value of stock options is a function of the appreciation or depreciation of our stock price, stock options are designed to align the executive’s interests with shareholder interests. As explained in more detail below, the restricted stock units are designed to deter unnecessary risk taking while also aligning executive’s interests with shareholder interests, and performance units are designed to encourage increased total shareholder return and EPS over a period of time.

The following table sets forth the long-term incentive awards made to our named executive officers in Fiscal 2024:

		Performance	Performance	Restricted
	Shares Underlying	Units	Units	Stock
	Stock Options	(TSR)	(EPS)	Units
Name	# Granted	# Granted	# Granted	# Granted
Sean P. O’Brien	71,320	14,880	18,300	12,200
Robert F. Beard	64,190	13,390	16,470	10,980
John Koerwer	20,210	4,220	5,190	3,460
Kathleen Shea Ballay	38,040	7,940	9,760	6,510
Judy Zagorski	38,040	7,940	9,760	6,510
Roger Perreault	0	0	0	0

Consistent with typical market practice for interim CEOs, Mr. Longhi was granted 113,130 restricted stock units on December 12, 2023 which vest in full on December 12, 2024.  On November 1, 2024, Mr. Longhi was granted (i) 42,626 restricted stock units, which will vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date and (ii) 64,823 performance units that may be earned if specific annualized total shareholder return metrics are satisfied.

Peer Group and Performance Metrics

TSR Performance Units

While the value of performance units awarded to the named executive officers was determined as described above, the actual number of shares underlying TSR Performance Units to be paid out at the expiration of the three-year performance period will be based upon the Company’s comparative TSR over the period from January 1, 2024 to December 31, 2026. Specifically, with respect to TSR Performance Units, we will compare the TSR of the Company’s common stock relative to the TSR performance of those companies comprising the UGI Performance Peer Group as of the beginning of the performance period using the comparative returns methodology used by Bloomberg L.P. or its successor at the time of calculation. In computing TSR, the Company uses the average of the daily closing prices for its common stock and the common stock of each company in the UGI Performance Peer Group for the calendar quarter prior to January 1 of the beginning and end of a given three-year performance period. In addition, TSR gives effect to all dividends throughout the three-year performance period as if they had been reinvested. We will only remove a company that was included in the UGI Performance Peer Group at the beginning of a performance period if such company ceases to exist during the applicable performance period. The companies in the UGI Performance Peer Group as of January 1, 2024 were as follows:

Atmos Energy Corporation Cheniere Energy, Inc. Chesapeake Utilities Corporation DCC plc Equitrans Midstream Corporation National Fuel Gas Company	New Jersey Resources Corporation Northwest Natural Holding Company ONE Gas, Inc. ONEOK, Inc. Southwest Gas Holdings, Inc. Spire Inc.	Suburban Propane Partners, L.P. Superior Plus Corp. Targa Resources Corp. The Williams Companies, Inc.

The UGI Performance Peer Group replaced the Adjusted Russell MidCap Utilities with respect to TSR Performance Unit grants beginning in Fiscal 2021. The Committee determined that the UGI Performance Peer Group is an appropriate peer group as a result of a shift in the Company’s business composition.

The minimum award, equivalent to 25% of the number of TSR Performance Units, will be payable if the Company’s TSR rank is at the 25th percentile of the UGI Performance Peer Group. The target award, equivalent to 100% of the number of TSR Performance Units, will be payable if the TSR rank is at the 50th percentile. The maximum award, equivalent to 200% of the number of TSR Performance Units, will be payable if the Company’s TSR rank is at the 90th percentile of the UGI Performance Peer Group.

EPS Performance Units

The actual number of shares underlying EPS Performance Units will be paid out following the expiration of the three-year vesting period from October 1, 2023 to September 30, 2026 if the predetermined Adjusted EPS target, as established by the Committee, for the three-year performance period October 1, 2023 to September 30, 2026 is satisfied and the named executive officer is employed by or providing service to the Company on the last day of the vesting period. The Committee will determine at the conclusion of the three-year performance period whether and to what extent the Adjusted EPS performance goal was met.

The actual amount of the award of EPS Performance Units may be higher or lower than the target award, or it may be zero, based on the Company’s Adjusted EPS for the 2026 fiscal year, as determined by the Committee in its sole discretion. The minimum award, equivalent to 50% of the target number of EPS Performance Units, will be payable if the Company’s Adjusted EPS is 86% of the Adjusted EPS goal established by the Committee. The maximum award, equivalent to 200% of the target number of EPS Performance Units, will be payable if the Company’s Adjusted EPS exceeds 110% of the Adjusted EPS goal established by the Committee.

Performance Units - Payment Terms and Dividend Equivalents

Each award payable to the named executive officer provides a number of the Company’s shares equal to the number of performance units earned. After the Committee has determined that the conditions for payment have been satisfied, the Company has the authority to provide for a cash payment to the named executive officers in lieu of a limited number of the shares payable. The cash payment is based on the value of the securities at the end of the performance period and is designed to meet minimum statutory tax withholding requirements. In the event that executives earn shares in excess of the target award, the value of the shares earned in excess of the target is paid entirely in cash.

All performance units have dividend equivalent rights. A dividend equivalent is an amount determined by multiplying the number of performance units credited to the recipient’s account by the per-share cash dividend or the per-share fair market value of any non-cash dividend paid by the Company during the performance period on Company shares on a dividend payment date. Accrued dividend equivalents are payable in cash based on the number of common shares, if any, paid out at the end of the performance period.

●	Long-Term Compensation — Payout of Performance Units for 2021-2023 Period

UGI Corporation performance units covering the period from January 1, 2021 to December 31, 2023 did not satisfy the threshold performance target and therefore no payouts occurred during Fiscal 2024. For that period, the Company’s TSR ranked 17th relative to the other companies in the UGI Performance Peer Group, placing the Company last in the group, resulting in no payout of the target award.

●	Perquisites and Other Compensation

We provide limited perquisite opportunities to our executive officers. We provide a financial planning benefit and reimbursement for tax preparation services (discontinued in Fiscal 2011 for newly hired executives), airline membership clubs and limited spousal travel.  Due to the interim nature of Mr. Longhi’s role, he received additional perquisites during the period he served as our Interim President and Chief Executive Officer consisting of temporary housing and living expenses and travel and commuting expenses to our corporate headquarters.  Mr. O’Brien also received reimbursement of approximately $70,000 for relocation expenses.  The aggregate cost of perquisites for each named executive officer, other than Messrs. Longhi and O’Brien, in Fiscal 2024 was less than $15,000.  The aggregate cost of Mr. Longhi’s perquisites, as described in further detail in The Summary Compensation Table of this Proxy Statement, was approximately $140,000.

●	Other Benefits

Our named executive officers participate in various retirement, pension, deferred compensation and severance plans, which are described in greater detail in the Ongoing Plans and Post-Employment Agreements section of this Compensation Discussion and Analysis. We also provide employees, including the named executive officers, with a variety of other benefits, including medical and dental benefits, disability benefits, life insurance and paid time off for holidays and vacations. These benefits generally are available to all of our full-time employees.

ONGOING PLANS AND POST-EMPLOYMENT AGREEMENTS

We have several plans and agreements (described below) that enable our named executive officers to accrue retirement benefits as the executives continue to work for us, provide severance benefits upon certain types of termination of employment events or provide other forms of deferred compensation.

Retirement Income Plan for Employees of UGI Utilities, Inc. (the “UGI Pension Plan”)

This plan is a tax-qualified defined benefit plan available to, among others, employees of the Company and certain of its subsidiaries. The UGI Pension Plan was closed to new participants as of January 1, 2009. The UGI Pension Plan provides an annual retirement benefit based on an employee’s earnings and years of service, subject to maximum benefit limitations. Mr. Beard participates in the UGI Pension Plan. See COMPENSATION OF EXECUTIVE OFFICERS — Pension Benefits Table and accompanying narrative, beginning on page 60 for additional information.

UGI Utilities, Inc. Savings Plan (the “UGI Savings Plan”)

This plan is a tax-qualified defined contribution plan available to, among others, employees of the Company. Under the plan, an employee may contribute, subject to Internal Revenue Code (the “Code”) limitations, up to a maximum of 50% of his or her eligible compensation on a pre-tax basis and up to 20% of his or her eligible compensation on an after-tax basis. The combined maximum of pre-tax and after-tax contributions is 50% of his or her eligible compensation. For employees eligible to participate in the UGI Pension Plan, the Company provides matching contributions targeted at 50% of the first 3% of eligible compensation contributed by the employee in any pay period, and 25% of the next 3%. For participants entering the UGI Savings Plan on or after January 1, 2009 who are not eligible to participate in the UGI Pension Plan, the Company provides matching contributions targeted at 100% of the first 6% of eligible compensation contributed by the employee in any pay period. Amounts credited to the employee’s account in the plan may be invested among a number of funds, including the Company’s stock fund. Messrs. O’Brien, Beard and Koerwer and Ms. Shea Ballay participate in the UGI Savings Plan.

UGI Corporation Supplemental Executive Retirement Plan and Supplemental Savings Plan

UGI Corporation Supplemental Executive Retirement Plan

This plan is a nonqualified defined benefit plan that provides retirement benefits that would otherwise be provided under the UGI Pension Plan to employees hired prior to January 1, 2009, but are prohibited from being paid from the UGI Pension Plan by Code limits. The plan also provides additional benefits in the event of certain terminations of employment covered by a change in control agreement. Mr. Beard participates in the UGI Corporation Supplemental Executive Retirement Plan (“UGI SERP”). See COMPENSATION OF EXECUTIVE OFFICERS — Pension Benefits Table and accompanying narrative, beginning on page 60, for additional information.

UGI Corporation Supplemental Savings Plan

This plan is a nonqualified deferred compensation plan that provides benefits to certain employees that would be provided under the qualified UGI Savings Plan to employees hired prior to January 1, 2009 in the absence of Code limitations. The UGI Corporation Supplemental Savings Plan (“SSP”) is intended to pay an amount substantially equal to the difference between the Company matching contribution to the qualified UGI Savings Plan and the matching contribution that would have been made under the qualified UGI Savings Plan if the Code limitations were not in effect. At the end of each plan year, a participant’s account is credited with earnings equal to the weighted average return on two indices: 60% on the total return of the Standard and Poor’s 500 Index and 40% on the total return of the Barclays Capital U.S. Aggregate Bond Index. The plan also provides additional benefits in the event of certain terminations of employment covered by a change in control agreement. Mr. Beard is eligible to participate in the SSP. See COMPENSATION OF EXECUTIVE OFFICERS — Nonqualified Deferred Compensation Table and accompanying narrative, beginning on page 63, for additional information.

2009 UGI Corporation Supplemental Executive Retirement Plan for New Employees (the “2009 UGI SERP”)

This plan is a nonqualified deferred compensation plan that is intended to provide retirement benefits to executive officers who are not eligible to participate in the UGI Pension Plan, having commenced employment with UGI on or after January 1, 2009. Under the 2009 UGI SERP, the Company credits to each participant’s account annually an amount equal to 5% of the participant’s compensation (salary and annual bonus) up to the Code compensation limit ($330,000 at the beginning of Fiscal 2024) and 10% of compensation in excess of such limit. In addition, if any portion of the Company’s matching contribution under the UGI Savings Plan is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to the participant’s account. Participants direct the investment of their account balances among a number of mutual funds, which are generally the same funds available to participants in the UGI Savings Plan, other than the UGI stock fund. Messrs. Koerwer and O’Brien and Ms. Shea Ballay are eligible to participate in the 2009 UGI SERP. See COMPENSATION OF EXECUTIVE OFFICERS — Nonqualified Deferred Compensation Table and accompanying narrative, beginning on page 63, for additional information.

UGI Corporation 2009 Deferral Plan, As Amended and Restated Effective June 15, 2017

This plan provides deferral options that comply with the requirements of Section 409A of the Code related to (i) all stock units granted to the Company’s non-employee Directors, (ii) benefits payable under the UGI SERP, (iii) benefits payable under the 2009 UGI SERP, and (iv) benefits payable under the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan (a nonqualified deferred compensation plan for AmeriGas Propane executives). If an eligible participant elects to defer payment under the plan, the participant may receive future benefits after separation from service as (x) a lump sum payment, (y) annual installment payments over a period between two and 10 years, or (z) one to five retirement distribution amounts to be paid in a lump sum in the year specified by the individual. Deferred benefits, other than stock units and phantom units, will be deemed to be invested in investment funds selected by the participant from among a list of available funds. The plan was closed to new participants in Fiscal 2017.

UGI Corporation Executive Severance Plan, Effective October 1, 2021

The Company maintains an executive severance pay plan that provides severance compensation to certain senior level employees. The plan is designed to alleviate the financial hardships that may be experienced by executive employee participants whose employment is terminated without “just cause,” other than in the event of death or disability. The Company’s plan covers each of the named executive officers. See COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments Upon Termination or Change in Control, beginning on page 64, for further information regarding the severance plans.

Separation Agreement with Mr. Perreault

Mr. Perreault entered into a Separation Agreement and General Release with the Company (the “Perreault Separation Agreement”) in accordance with the UGI Corporation Executive Severance Plan.  In accordance with the Perreault Separation Agreement, Mr. Perreault was involuntarily terminated from all offices held prior to December 12, 2023 and received a lump sum payment in addition to (i) a cash payment for 9,150 restricted stock units, which would have vested on December 31, 2023, and (ii) continuation of the financial planning benefit program through February 2025, consistent with the terms previously offered to Mr. Perreault in his capacity as the Company’s President and Chief Executive Officer.  Aside from the cash payment for 9,150 restricted stock units, all other unvested equity was forfeited by Mr. Perreault in connection with his involuntary termination.  In addition, under the Perreault Separation Agreement and pursuant to a Consulting Services Agreement entered into by and between Mr. Perreault and the Company, Mr. Perreault agreed to serve as a consultant to the Company through August 28, 2024 to aid in the transition of responsibilities as the Company may request.  Under such Consulting Services Agreement, Mr. Perreault received a lump sum payment of $300,000.  The non-compete period pursuant to Mr. Perreault’s Confidentiality, Non-Competition and Non-Solicitation Agreement also was reduced to a one-year period from the effective date of the Perreault Separation Agreement.  Mr. Perreault’s agreement required that he execute a release discharging the Company and its subsidiaries from liability in connection with his separation of service from the Company.

Separation agreement with Ms. Zagorski

In connection with the Company’s election to eliminate the executive position of Chief Human Resources Officer, Ms. Zagorski entered into a Separation Agreement and General Release with the Company (the “Zagorski Separation Agreement”) in accordance with the UGI Corporation Executive Severance Plan.  In accordance with the Zagorski Separation Agreement, Ms. Zagorski was involuntarily terminated from all offices held prior to May 29, 2024 and received a lump sum payment.  Ms. Zagorski’s agreement required that she execute a release discharging the Company and its subsidiaries from liability in connection with her separation of service from the Company.

Change in Control Agreements

The Company has change in control agreements with Messrs. O’Brien, Beard, and Koerwer and Ms. Shea Ballay. The change in control agreements are designed to reinforce and encourage the continued attention and dedication of the executives without disruption in the face of potentially distracting circumstances arising from the possibility of the change in control and to serve as an incentive to their continued employment. The agreements provide for payments and other benefits if we terminate an executive’s employment without cause or if the executive terminates employment for good reason within two years following a change in control of the Company. See COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments Upon Termination or Change in Control, beginning on page 64, for further information regarding the change in control agreements.

STOCK OWNERSHIP AND RETENTION POLICY

We seek to align executives’ interests with shareholder interests through our Stock Ownership and Retention Policy (the “Policy”). We believe that by encouraging our executives to maintain a meaningful equity interest in the Company, we will enhance the link between our executives and shareholders. Under the Policy, an executive must meet his or her minimum ownership requirement within five years from the date of his or her employment or promotion. In the event that an executive is further promoted to a position with a higher ownership requirement, the five-year period restarts on the effective date of the promotion.

If an executive fails to meet his or her minimum ownership requirement within five years from the date of his or her employment or promotion, or fails to increase his or her stock ownership level each year, the Committee may, in its sole discretion, take any action it deems advisable, including but not limited to converting part or all of the executive’s gross annual bonus into UGI common stock or withholding future annual long-term incentive plan awards from that executive.

The Policy requires that, until the share ownership requirement is met, the executive retain all shares of UGI common stock. Executives may not use unexercised stock options or unvested (unearned) performance units that are not time-based to satisfy their equity ownership requirements.

In the event that there is a significant decline in the price of UGI common stock that results in an executive falling below his or her applicable minimum ownership requirement, such executive will not be noncompliant but will be required to comply with the retention requirements until the executive again meets the ownership requirement.

As of October 1, 2024, the stock ownership requirements for the named executive officers were as follows:

Stock Ownership Requirement
Name	(as a multiple of base salary)
Sean P. O’Brien	3.0x base salary
Robert F. Beard	3.0x base salary
John Koerwer	3.0x base salary
Kathleen Shea Ballay	3.0x base salary

Based on information from Pay Governance, the Committee believes its stock ownership requirements generally align with market practices. Although not all named executive officers have met their respective ownership requirements due to the amount of time they have served in their current positions, all named executive officers were in compliance at October 1, 2024 with the Policy requiring the accumulation of equity over time.

EQUITY GRANT PRACTICES

The Committee generally approves annual stock option, restricted stock unit and performance unit grants to executive officers in the last calendar quarter of each year, to be effective the following January. Grants to a new employee are generally effective on the later of the date the employee commences employment with us or the date the Committee authorizes the grants. In either case, for stock options, the exercise price is equal to or greater than the closing price per share of the Company’s common stock on the effective date of grant. From time to time, management recommends stock option, restricted stock unit, and performance unit grants for non-executive employees, and the grants, if approved by the Committee Chair and the Company’s Chief Executive Officer, are effective on or after the date of approval. We believe that our stock option, restricted stock unit and performance unit grant practices are appropriate and effectively eliminate any question regarding “timing” of grants in anticipation of material events.

ROLE OF EXECUTIVE OFFICERS IN DETERMINING EXECUTIVE COMPENSATION

In connection with Fiscal 2024 compensation, Mr. Perreault, aided by our corporate human resources department, provided statistical data and recommendations to the Committee to assist it in determining compensation levels. Mr. Perreault did not make recommendations as to his own compensation and was excused from the Committee meeting when his compensation was discussed by the Committee. While the Committee utilized information provided by Mr. Perreault, and valued his observations with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the Committee for all named executive officers, except Messrs. Perreault and Longhi, for whom executive compensation decisions were made by the independent members of the Board of Directors upon recommendation of the Committee.

TAX CONSIDERATIONS

In Fiscal 2024, we paid salary and annual bonus compensation to named executive officers that may not be fully deductible under U.S. federal tax. Section 162(m) of the Code sets a $1,000,000 cap on the deduction for compensation paid by a publicly held corporation to a “covered employee,” which includes certain of our named executive officers. Other than certain grandfathered awards, the Tax Cuts & Jobs Act of 2017 (TCJA) eliminated the performance-based compensation exception under Section 162(m) for taxable years beginning after December 31, 2017. We will continue to consider and evaluate all of our compensation programs in light of federal tax law and regulations. Nevertheless, we believe that, in some circumstances, factors other than tax deductibility take precedence in determining the forms and amount of compensation, and we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our Company.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables, narrative and footnotes provide information regarding the compensation of our Interim Chief Executive Officer, Chief Financial Officer, our three other most highly compensated executive officers in Fiscal 2024 and two former executive officers.

Summary Compensation Table – Fiscal 2024
							Change
							in Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred	All
Name and				Stock	Option	Plan	Compensation	Other
Principal	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($) (1)	($)	($) (2)	($) (2)	($) (3)	($) (4)	($) (5)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
M. Longhi	2024	784,617	0	3,039,803	0	2,250,761	0	152,625	6,227,806
Interim President and CEO (through Fiscal 2024)
S. P. O’Brien	2024	624,998	0	1,392,253	297,404	939,300	0	240,621	3,494,576
Chief Financial Officer	2023	286,057	0	838,006	198,891	201,950	0	124,619	1,649,523
R. F. Beard	2024	632,507	0	1,252,961	267,672	1,009,983	1,633,741	24,850	4,821,714
Chief Operations Officer	2023	630,920	0	1,705,811	403,219	462,311	676,660	25,944	3,904,865
	2022	569,532	0	785,941	252,832	557,273	10,304	20,474	2,196,356
J. Koerwer	2024	430,414	0	394,850	84,276	485,151	0	94,922	1,489,613
Chief Information Officer	2023	429,583	0	537,063	126,941	208,616	0	81,111	1,383,314
K. Shea Ballay	2024	549,994	0	742,766	158,627	723,261	0	134,433	2,309,081
General Counsel and Chief Legal Officer
J.A. Zagorski	2024	446,006	0	742,766	158,627	0	0	1,671,274	3,018,673
Former Chief Human Resources Officer	2023	527,770	0	842,920	199,116	298,735	0	98,316	1,966,857
	2022	519,171	0	598,617	192,638	246,390	0	95,172	1,651,988
R. Perreault	2024	275,000	0	0	0	0	0	5,071,550	5,346,550
Former President and CEO	2023	998,078	0	6,255,097	1,478,593	1,009,750	0	218,652	9,960,170
	2022	934,610	0	3,146,467	1,012,517	790,763	0	176,337	6,060,694
(1)	The amounts shown in column (c) represent salary payments actually received during the fiscal year shown based on the number of pay periods within such fiscal year. Mr. Longhi’s Fiscal 2024 salary reflects the portion of Fiscal 2024 that he served as Interim President and Chief Executive Officer (effective December 12, 2023). Mr. Perreault’s Fiscal 2024 salary reflects the portion of Fiscal 2024 that he served as President and Chief Executive Officer (until December 12, 2023). Mr. O’Brien’s Fiscal 2023 salary reflects his employment commencement date of April 11, 2023.
(2)	The amounts shown in columns (e) and (f) represent the aggregate fair value of awards of performance units, restricted stock units, and stock options on the date of grant. The assumptions used in the calculation of the amounts shown are included in Note 14 to our audited consolidated financial statements for Fiscal 2024, which are included in our Annual Report on Form 10-K. See the Grants of Plan-Based Awards Table for information on awards of performance units, restricted stock units, and stock options made in Fiscal 2024.
(3)	The amounts shown in this column represent payments made under the applicable performance-based annual bonus plan.

(4)	The amount shown in column (h) of the Summary Compensation Table reflects the change from September 30, 2023 to September 30, 2024 in the actuarial present value of the named executive officer’s accumulated benefit under the Company’s defined benefit and actuarial pension plans, including the UGI SERP for Mr. Beard, and the above-market portion of earnings, if any, on nonqualified deferred compensation accounts. The change in pension value from year to year as reported in this column is subject to market volatility and may not represent the value that a named executive officer will actually accrue under the Company’s pension plan during any given year. The material terms of the Company’s pension plan and deferred compensation plans are described in the Pension Benefits Table and the Nonqualified Deferred Compensation Table, and the related narratives to each. Earnings on deferred compensation are considered above-market to the extent that the rate of interest exceeds 120% of the applicable federal long-term rate. For purposes of the Summary Compensation Table, the market rate on deferred compensation most analogous to the rate at the time the interest rate is set under the Company’s plan for Fiscal 2024 was 6.05%, which is 120% of the federal long-term rate for December 2023. Earnings on deferred compensation for Messrs. O’Brien, Koerwer and Perreault and Ms. Shea Ballay are market-based and calculated in the same manner and at the same rate as earnings on externally managed investments available in a broad-based qualified plan. The amounts included in column (h) of the Summary Compensation Table for Mr. Beard consist of the following: (i) change in pension value, which represents an increase in Mr. Beard’s pension value of $1,621,435 in Fiscal 2024 and (ii) above-market earnings on deferred compensation for Mr. Beard of $12,306 in Fiscal 2024.
(5)	The table below shows the components of the amounts included for each named executive officer under column (i), All Other Compensation, in the Summary Compensation Table.

	Employer	Employer Contribution
	Contribution to	to SSP, 2009	Separation	Relocation
	401(k)	SERP, and AmeriGas	Payment	Expense	Other
	Savings Plan	SERP as applicable		Reimbursement	Perquisites	Total
Name	($)	($)	($)	($)	($) (b)	($)
Mario Longhi	20,700	0	0	3,924	128,001	152,625
Sean P. O’Brien	30,377	139,930	0	70,314	0	240,621
Robert F. Beard	7,642	17,208	0	0	0	24,850
John Koerwer	19,865	75,057	0	0	0	94,922
Kathleen Shea Ballay	23,608	110,825	0	0	0	134,433
Judy Zagorski	19,975	0	1,651,299	0	0	1,671,274
Roger Perreault	0	13,750	5,057,800	0	0	5,071,550

(a)	During Fiscal 2024, Mr. O’Brien received reimbursement for relocation expenses in connection with his commencement of employment in April 2023 in accordance with the Company’s relocation policy.
(b)

During Fiscal 2024, our named executive officers received the following perquisites: occasional use of the Company’s tickets for sporting events for personal rather than business purposes, limited spousal travel, dues for airline club memberships, tax preparation fees, and financial planning advice.  Mr. Longhi received perquisites in the total amount of $128,001 for temporary housing ($70,455), other temporary living expenses and incidentals ($6,465) and travel and commuting expenses to our King of Prussia, Pennsylvania headquarters from his residence ($51,081).

Grants of Plan-Based Awards in Fiscal 2024

The following table and footnotes provide information regarding equity and non-equity plan grants to the named executive officers in Fiscal 2024.

Grants of Plan-Based Awards Table – Fiscal 2024
			Estimated Possible			Estimated Future						Grant
			Payouts Under			Payouts Under			All Other	All Other		Date
			Non-Equity Incentive			Equity Incentive			Stock	Option		Fair
			Plan Awards (1)			Plan Awards (2)			Awards:	Awards:	Exercise	Value of
									Number of	Number of	or Base	Stock
									Shares of	Securities	Price of	and
		Board	Thres-			Thres-			Stock or	Underlying	Options	Options
	Grant	Action	hold	Target	Maximum	hold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#) (3)	(#) (4)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
M. Longhi	12/12/2023	12/12/2023	25,102	1,004,098	1,957,992
	12/12/2023	12/12/2023							113,130			3,039,803

S. O’Brien	10/1/2023	11/16/2023	12,500	500,000	975,000
	1/1/2024	11/16/2023								71,320	24.60	297,404
	1/1/2024	11/16/2023							12,200			358,924
	1/1/2024	11/16/2023				9,150	18,300	36,600				538,569
	1/1/2024	11/16/2023				3,720	14,880	29,760				494,760
R. Beard	10/1/2023	11/16/2023	13,441	537,625	1,048,369
	1/1/2024	11/16/2023								64,190	24.60	267,672
	1/1/2024	11/16/2023							10,980			323,032
	1/1/2024	11/16/2023				8,235	16,470	32,940				484,712
	1/1/2024	11/16/2023				3,348	13,390	26,780				445,218
J. Koerwer	10/1/2023	11/16/2023	6,456	258,251	503,590
	1/1/2024	11/16/2023								20,210	25.02	84,276
	1/1/2024	11/16/2023							3,460			101,793
	1/1/2024	11/16/2023				2,595	5,190	10,380				152,742
	1/1/2024	11/16/2023				1,055	4,220	8,440				140,315
K. Shea Ballay	10/1/2023	11/16/2023	9,625	385,000	750,750
	1/1/2024	11/16/2023								38,040	24.60	158,627
	1/1/2024	11/16/2023							6,510			191,524
	1/1/2024	11/16/2023				4,880	9,760	19,520				287,237
	1/1/2024	11/16/2023				1,985	7,940	15,880				264,005
J. Zagorski	10/1/2023	11/16/2023	6,947	277,865	541,837
	1/1/2024	11/16/2023								38,040	24.60	158,627
	1/1/2024	11/16/2023							6,510			191,524
	1/1/2024	11/16/2023				4,880	9,760	19,520				287,237
	1/1/2024	11/16/2023				1,985	7,940	15,880				264,005
R. Perreault	10/1/2023	11/16/2023	37,312	1,492,486	2,910,348
	1/1/2024	11/16/2023
	1/1/2024	11/16/2023
	1/1/2024	11/16/2023
	1/1/2024	11/16/2023
(1)	The amounts shown under this heading relate to bonus opportunities under the relevant company’s annual bonus plan for Fiscal 2024. See Compensation Discussion and Analysis for a description of the annual bonus plans. Payments for these awards have already been determined and are included in the Non-Equity Incentive Plan Compensation column (column (g)) of the Summary Compensation Table. Except for Mr. Longhi, 60% of the target bonus award opportunity threshold amount is based on achievement of the UGI Corporation financial goal. For 10% of their bonus award opportunity, the threshold amount is based on achievement of a safety performance goal using the OSHA Recordable Injury Rate and Accountable Vehicle Accident Rate calculations. For 20% of their target bonus award opportunity, the threshold amount is based on achievement of an OpEx reduction goal. The remaining 10% of their bonus award opportunity is based on achievement of an Excess Free Cash Flow metric, which is a measure of profitability. Mr. Longhi’s target bonus award opportunity was based on on the Company’s Adjusted EPS, as adjusted in the discretion of the Board of Directors based on its qualitative assessment of Mr. Longhi’s achievement of his goals as Interim President and Chief Executive Officer, prorated for the number of months Mr. Longhi served in such role.
(2)

The awards shown are performance units under the Company’s 2021 Plan, as described in the Compensation Discussion and Analysis. Performance units are forfeitable until the end of the performance period in the event of termination of employment, with pro-rated forfeitures in the case of termination of employment due to retirement, death or disability. In the case of a change in control of the Company, outstanding performance units and dividend or distribution equivalents will only be paid for a qualifying termination of employment and will be paid in cash in an amount equal to the greater of (i) the target award, or (ii) the award amount that would be payable if the performance period ended on the date of the change in control as determined by the Committee, based on the Company’s achievement of the performance goal as of the date of the change in control, as determined by the Committee. See Compensation Discussion and Analysis for additional information.

(3)

Restricted stock units are granted under the Company’s 2021 Plan. Restricted stock units are time-based and generally cliff vest in three years, subject to continued employment. In the event of termination of employment before the end of the vesting period, restricted stock units will be forfeited in full. If termination of employment occurs due to retirement, death or disability, the participant will forfeit a pro-rated portion of the restricted stock units based on the amount of time the participant served as an employee during the vesting period. In the case of a change in control of the Company, outstanding restricted stock units and dividend or distribution equivalents will only be paid for a qualifying termination of employment and will be paid in cash in an amount equal to the greater of (i) the target award, or (ii) the award amount that would be payable if the performance period ended on the date of the change in control as determined by the Committee, based on the Company’s achievement of the performance goal as of the date of the change in control, as determined by the Committee. See Compensation Discussion and Analysis for additional information.

(4)

Options are granted under the Company’s 2021 Plan. Under the Company’s 2021 Plan, the option exercise price is not less than 100% of the fair market value of the Company’s common stock on the effective date of the grant. The term of each option is generally 10 years, which is the maximum allowable term. The options become exercisable in three equal annual installments beginning on the first anniversary of the grant date. All options are nontransferable and generally exercisable only while the optionee is employed by the Company or an affiliate, with exceptions for exercise following termination without cause, retirement, disability or death. In the case of termination without cause, the option will be exercisable only to the extent that it has vested as of the date of termination of employment and the option will terminate upon the earlier of the expiration date of the option and the expiration of the 13-month period commencing on the date of termination of employment. If termination of employment occurs due to retirement, the option will thereafter become exercisable as if the optionee had continued to be employed by, or continued to provide service to, the Company, and the option will terminate upon the original expiration date of the option. If termination of employment occurs due to disability, the option term is shortened to the earlier of the third anniversary of the date of such termination of employment and the original expiration date, and vesting continues in accordance with the original vesting schedule. In the event of death of the optionee while an employee, the option will become fully vested and the option term will be shortened to the earlier of the expiration of the 12-month period following the optionee’s death and the original expiration date. Options are subject to adjustment in the event of recapitalizations, stock splits, mergers, and other similar corporate transactions affecting the Company’s common stock. In the event of a change in control, unvested options become exercisable only for a qualifying termination of employment.

Outstanding Equity Awards at Year-End

The following table shows the outstanding stock option, performance unit, and restricted unit awards held by the named executive officers at September 30, 2024.

Outstanding Equity Awards at Year-End Table – Fiscal 2024
	Option Awards				Stock Awards
							Equity	Equity Incentive
							Incentive	Plan Awards:
							Plan Awards:	Market or
						Market	Number of	Payout
	Number of					Value of	Unearned	Value of
	Securities	Number of			Number of	Shares or	Shares, Units	Unearned
	Underlying	Securities			Shares or	Units of	or Other	Shares, Units or
	Unexercised	Underlying	Option		Units of Stock	Stock That	Rights That	Other Rights
	Options	Options	Exercise	Option	That Have	Have Not	Have Not	That
	Exercisable	Unexercisable	Price	Expiration	Not Vested	Vested	Vested	Have Not Vested
Name	(#)	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
M. Longhi	6,330 (16)		27.15	4/19/2030	1,650 (20)	41,283
	8,860 (17)		35.99	1/28/2031	2,870 (21)	71,807
	6,050 (18)		44.97	1/27/2032	2,300 (22)	57,546
	5,670 (19)		39.81	1/26/2033	2,600 (23)	65,052
					47 (24)	1,169
					136 (25)	3,397
					269 (26)	6,735
					596 (27)	14,910
					113,130 (28)	2,830,513

S. O’Brien	8,983 (13)	17,967 (13)	35.34	4/10/2033	5,660 (29)	141,613	7,580 (34)	0
		71,320 (12)	24.60	12/31/2033	12,200 (32)	305,244	8,490 (35)	172,336
							18,300 (36)	352,557
							14,880 (37)	335,068
R. Beard	32,400 (11)		37.98	12/31/2024
	39,000 (1)		33.76	12/31/2025
	33,000 (2)		46.08	12/31/2026
	33,000 (3)		46.95	12/31/2027
	41,410 (10)		53.35	12/31/2028
	73,240 (5)		45.16	12/31/2029
	40,830 (6)		34.96	12/31/2030
	19,852 (8)	9,928 (8)	45.91	12/31/2031	5,720 (30)	143,114	8,800 (33)	0
	14,283 (9)	28,567 (9)	41.45	1/11/2033	9,770 (31)	244,445	14,660 (34)	297,579
		64,190 (12)	24.60	12/312033	10,980 (32)	274,720	10,540 (35)	0
							16,470 (36)	317,301
							13,390 (37)	301,516
J. Koerwer	15,000 (15)		46.08	12/29/2026
	14,000 (3)		46.95	12/31/2027
	10,900 (10)		53.35	12/31/2028
	16,180 (5)		45.16	12/31/2029
	15,760 (6)		34.96	12/31/2030
	7,506 (8)	3,754 (8)	45.91	12/31/2031	2,160 (30)	54,043	3,330 (33)	0
	4,496 (9)	8,994 (9)	41.45	1/11/2033	3,080 (31)	77,062	4,610 (34)	93,577
		20,210 (12)	24.60	12/31/2033	3,460 (32)	86,569	3,320 (35)	0
							5,190 (36)	99,987
							4,220 (37)	81,300

K. Shea Ballay		38,040 (12)	24.60	12/31/2033	6,510 (32)	162,880
							9,760 (36)	188,030
							7,940 (37)	178,793
J. Zagorski	26,590 (14)		33.35	8/1/2025
	35,310 (6)		34.96	8/1/2025
	15,126 (8)		45.91	8/1/2025
	7,053 (9)		41.45	8/1/2025
R. Perreault	33,334 (1)		33.76	1/12/2025
	50,000 (2)		46.08	1/12/2025
	50,000 (3)		46.95	1/12/2025
	44,860 (4)		56.25	1/12/2025
	109,010 (5)		45.16	1/12/2025
	37,666 (6)		34.96	1/12/2025
	22,806 (7)		46.90	1/12/2025
	39,753 (8)		45.91	1/12/2025

Note: Column (d) was intentionally omitted.

(1)

These options were granted effective January 1, 2016 and were fully vested on January 1, 2019. For Mr. Perreault, due to his termination, the outstanding options will be exercisable until January 12, 2025.

(2)

These options were granted effective January 1, 2017 and were fully vested on January 1, 2020. For Mr. Perreault, due to his termination, the outstanding options will be exercisable until January 12, 2025.

(3)

These options were granted effective January 1, 2018 and were fully vested on January 1, 2021. For Mr. Perreault, due to his termination, the outstanding options will be exercisable until January 12, 2025.

(4)

These options were granted effective January 30, 2019 and were fully vested on January 30, 2022. For Mr. Perreault, due to his termination, the outstanding options will be exercisable until January 12, 2025.

(5)

These options were granted effective January 1, 2020 and were fully vested on January 1, 2023. For Mr. Perreault, due to his termination, the outstanding options will be exercisable until January 12, 2025.

(6)

These options were granted effective January 1, 2021 and were fully vested on January 1, 2024.  For Mr. Perreault, due to his termination, the vested outstanding options will be exercisable until January 12, 2025. For Ms. Zagorski, due to her termination, the vested outstanding options will be exercisable until August 1, 2025.

(7)

These options were granted effective June 28, 2021 in connection with Mr. Perreault’s promotion to President and Chief Executive Officer in 2021. These options vest 33 1/3% on each anniversary of the grant date and would have been fully vested on June 28, 2024. At his termination on December 12, 2023 only two thirds were vested, and these will be exercisable until January 12, 2025.

(8)

These options were granted effective January 1, 2022. These options vest 33 1/3% on each anniversary of the grant date and will be fully vested on January 1, 2025. For Mr. Perreault, due to his termination on December 12, 2023 only one third were vested, and these will be exercisable until January 12, 2025. For Ms. Zagorski, due to her termination, the vested outstanding options will be exercisable until August 1, 2025, and the unvested options were forfeited.

(9)

These options were granted effective January 12, 2023. These options vest 33 1/3% on each anniversary of the grant date and will be fully vested on January 12, 2026. For Mr. Perreault, due to his termination, all options were unvested and were forfeited. For Ms. Zagorski, due to her termination, the vested outstanding options will be exercisable until August 1, 2025 and the unvested options were forfeited.

(10) These options were granted effective January 1, 2019 and were fully vested on January 1, 2022.

(11) These options were granted effective January 1, 2015 and were fully vested on January 1, 2018.

(12)

These options were granted effective January 1, 2024. These options vest 33 1/3% on each anniversary of the grant date and will be fully vested on January 1, 2027. For Ms. Zagorski, due to her termination, all options were unvested and were forfeited.

(13)	These options were granted in connection with the commencement of Mr. O’Brien’s employment effective April 11, 2023 and will be fully vested on April 10, 2026.
(14)

These options were granted in connection with the commencement of Ms. Zagorski’s employment effective September 8, 2020. These options were vested fully vested on September 8, 2023. For Ms. Zagorski, due to her termination, the outstanding options will be exercisable until August 1, 2025.

(15)	These options were granted in connection with the commencement of Mr. Koerwer’s employment effective December 30, 2016. These options were fully vested on December 29, 2019.
(16)

These options were granted in connection with Mr. Longhi’s commencement of his service as a non-employee member of the UGI Board of Directors effective April 20, 2020 and were fully vested at time of grant.

(17)	These options were granted in connection with Mr. Longhi’s service as a non-employee member of the UGI Board of Directors effective January 29, 2021 and were fully vested at time of grant.

(18)	These options were granted in connection with Mr. Longhi’s service as a non-employee member of the UGI Board of Directors effective January 28, 2022 and were fully vested at time of grant.
(19)	These options were granted in connection with Mr. Longhi’s service as a non-employee member of the UGI Board of Directors effective January 27, 2023 and were fully vested at time of grant.
(20)	These Director Stock units were granted in connection with Mr. Longhi’s service as a non-employee member of the UGI Board of Directors effective April 20, 2020 and were fully vested at time of grant.
(21)

These Director Stock units were granted in connection with Mr. Longhi’s service as a non-employee member of the UGI Board of Directors effective January 29, 2021 and were fully vested at time of grant.

(22)

These Director Stock units were granted in connection with Mr. Longhi’s service as a non-employee member of the UGI Board of Directors effective January 28, 2022 and were fully vested at time of grant.

(23)

These Director Stock units were granted in connection with Mr. Longhi’s service as a non-employee member of the UGI Board of Directors effective January 27, 2023 and were fully vested at time of grant.

(24)

These Director Stock units were granted as of December 31, 2020 and represent the dividend equivalents on the balance up to that date of Mr. Longhi’s Director Stock units in connection with his service as a non-employee member of the UGI Board of Directors.

(25)

These Director Stock units were granted as of December 31, 2021 and represent the dividend equivalents on the balance up to that date of Mr. Longhi’s Director Stock units in connection with his service as a non-employee member of the UGI Board of Directors.

(26)

These Director Stock units were granted as of December 31, 2023 and represent the dividend equivalents on the balance up to that date of Mr. Longhi’s Director Stock units in connection with his service as a non-employee member of the UGI Board of Directors.

(27)

These Director Stock units were granted as of December 31, 2024 and represent the dividend equivalents on the balance up to that date of Mr. Longhi’s Director Stock units in connection with his service as a non-employee member of the UGI Board of Directors.

(28)

These restricted stock units were granted effective December 12, 2023 in connection with Mr. Longhi’s appointment as Interim President and Chief Executive Officer in 2023. These units vest on the anniversary of the grant date and will be fully vested on December 12, 2024.

(29)

These restricted units were granted effective April 11, 2023, in connection with the commencement of Mr. O’Brien’s employment. All units will vest on the third anniversary of Mr. O’Brien’s employment commencement date, on April 11, 2026.

(30)   These restricted stock units were granted effective January 1, 2022 and will fully vest on December 31, 2024.

(31)    These restricted stock units were granted effective January 12, 2023 and will fully vest on December 31, 2025.

(32)    These restricted units were granted effective January 1, 2024, and will fully vest on December 31, 2026.

(33)

These performance units were awarded January 1, 2022. The measurement period for the performance goal is January 1, 2022 through December 31, 2024. The value of the number of performance units that may be earned at the end of the performance period is based on the Company’s TSR relative to that of each of the companies in the UGI Performance Peer Group as of the first day of the performance measurement period. The actual number of performance units and accompanying dividend equivalents earned may be higher (up to 200% of the target award) or lower than the amount shown, based on the TSR performance through the end of the performance period. The performance units will be payable, if at all, on January 1, 2025. As of September 30, 2024, the Company’s TSR ranking would qualify for no payout of the target number of performance units originally granted. See Compensation Discussion and Analysis - Long Term Compensation - Fiscal 2024 Equity Awards for more information on the TSR performance goal measurements.  The performance units will be payable, if at all, on January 1, 2025.

(34)    These performance units (EPS) were awarded January 12, 2023, with the exception of Mr. O’Brien who was awarded these units on April 11, 2023. The measurement period for the performance goal is October 1, 2022 through September 30, 2024, with an additional one-year vesting period. The performance goal is based on a predetermined adjusted earnings per share for the fiscal year ending September 30, 2024. The actual amount of the award of Performance Units may be higher or lower than the Target Award, or it may be zero, based on UGI’s adjusted earnings per share, as determined by the Committee in its sole discretion (payment for intermediate levels of performance to be determined by interpolation with a minimum payout of 50% and a maximum payout of 110%).

(35)

These performance units (TSR) were awarded January 12, 2023, with the exception of Mr. O’Brien who was awarded these units on April 11, 2023. The value of the number of performance units that may be earned at the end of the performance period is based on the Company’s TSR relative to that of each of the companies in the UGI Performance Peer Group as of the first day of the performance measurement period. The actual number of performance units and accompanying dividend equivalents earned may be higher (up to 200% of the target award) or lower than the amount shown, based on the TSR performance through the end of the performance period. The performance units will be payable, if at all, on January 1, 2026. As of September 30, 2024, the Company’s TSR ranking would qualify for no payout of the target number of performance units originally granted. See Compensation Discussion and Analysis - Long Term Compensation - Fiscal 2024 Equity Awards for more information on the TSR performance goal measurements.  The performance units will be payable, if at all, on January 1, 2025.

(36)   These performance units (EPS) were awarded January 1, 2024. The measurement period for the performance goal is October 1, 2023 through September 30, 2026. The performance goal is based on a predetermined adjusted earnings per share for the fiscal year ending September 30, 2026. The actual amount of the award of Performance Units may be higher or lower than the Target Award, or it may be zero, based on UGI’s adjusted earnings per share, as determined by the Committee in its sole discretion (payment for intermediate levels of performance to be determined by interpolation with a minimum payout of 50% and a maximum payout of 200%).

(37)    These performance units (TSR) were awarded January 1, 2024. The measurement period for the performance goal is January 1, 2024 through December 31, 2026. The value of the number of performance units that may be earned at the end of the performance period is based on the Company’s TSR relative to that of each of the companies in the UGI Performance Peer Group as of the first day of the performance measurement period. The actual number of performance units and accompanying dividend equivalents earned may be higher (up to 200% of the target award) or lower than the amount shown, based on the TSR performance through the end of the performance period. The performance units will be payable, if at all, on January 1, 2027. As of September 30, 2024, the Company’s TSR ranking would qualify for a payout of 77% of the target number of performance units originally granted. See Compensation Discussion and Analysis - Long Term Compensation - Fiscal 2024 Equity Awards for more information on the TSR performance goal measurements.  The performance units will be payable, if at all, on January 1, 2027.

Option Exercises and Stock Vested in Fiscal 2024

The following table sets forth (i) the number of shares of UGI Corporation common stock acquired by the named executive officers in Fiscal 2024 from the exercise of stock options, (ii) the value realized by those officers upon the exercise of stock options based on the difference between the market price for our common stock on the date of exercise and the exercise price for the options, (iii) the number of performance units and stock units previously granted to the named executive officers that vested in Fiscal 2024, and (iv) the value realized by those officers upon the vesting of such units based on the closing market price for shares of our common stock on the vesting date.

Option Exercises and Stock Vested Table – Fiscal 2024
	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
M. Longhi	0	0	0	0
S. O’Brien	0	0	0	0
R. Beard	0	0	6,610	162,606
J. Koerwer	0	0	2,550	62,730
K. Shea Ballay	0	0	0	0
J. Zagorski	0	0	5,720	140,712
R. Perreault	0	0	0	0

Pension Benefits

The following table shows (i) the number of years of credited service for the named executive officers under the UGI Pension Plan and the UGI SERP, (ii) the actuarial present value of accumulated benefits under those plans as of September 30, 2024, and (iii) any payments made to the named executive officers in Fiscal 2024 under those plans.

Pension Benefits Table – Fiscal 2024
		Number of	Present Value of	Payments
		Years of Credited	Accumulated	During
		Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)(1)	($)
(a)	(b)	(c)	(d)	(e)
M. Longhi	None	0	0	0
S. O’Brien	None	0	0	0
R. Beard	UGI SERP	34	4,366,320	0
	UGI Pension Plan	34	1,725,293	0
J. Koerwer	None	0	0	0
K. Shea Ballay	None	0	0	0
J. Zagorski	None	0	0	0
R. Perreault	None	0	0	0

(1)	Messrs. Longhi, O’Brien, Koerwer, and Perreault and Mses. Shea Ballay and Zagorski do not participate in any defined benefit pension plan.

The Company participates in the UGI Pension Plan to provide retirement income to its employees hired prior to January 1, 2009. The UGI Pension Plan pays benefits based upon final average earnings, consisting of base salary or wages and annual bonuses and years of credited service. Benefits vest after the participant completes five years of vesting service.

The UGI Pension Plan provides normal annual retirement benefits at age 65, unreduced early retirement benefits at age 62 with 10 years of service and reduced, but subsidized, early retirement benefits at age 55 with 10 years of service. Employees terminating prior to early retirement eligibility are eligible to receive a benefit under the plan formula commencing at age 65 or an unsubsidized benefit as early as age 55, provided they had 10 years of service at termination. Employees who have attained age 50 with 15 years of service and are involuntarily terminated by the Company prior to age 55 are also eligible for subsidized early retirement benefits, beginning at age 55.

The UGI Pension Plan’s normal retirement benefit formula is (A) – (B) and is shown below:

A =The minimum of (1) and (2), where

(1) =	1.9% of five-year final average earnings (as defined in the UGI Pension Plan) multiplied by years of service;

(2) =	60% of the highest year of earnings; and

B =1% of the estimated primary Social Security benefit multiplied by years of service (maximum 35)

The amount of the benefit produced by the formula will be reduced by an early retirement factor based on the employee’s actual age in years and months as of his early retirement date. The reduction factors range from 65% at age 55 to 100% (no reduction) at age 62.

The normal form of benefit under the UGI Pension Plan for a married employee is a 50% joint and survivor lifetime annuity. Regardless of marital status, a participant may choose from a number of lifetime annuity payments.

A different formula (the “CPG Formula”) applies to Mr. Beard as a result of his prior service with a predecessor company that was acquired by Utilities. Under the CPG Formula, the Pension Plan provides normal annual retirement benefits at age 65, unreduced early retirement benefits at age 60 with 10 years of service and reduced, but subsidized, early retirement benefits at age 55 with 10 years of service. Employees terminating prior to early retirement eligibility are eligible to receive a benefit under the plan formula commencing at age 65 or a reduced benefit as early as age 55, provided they had five years of service at termination.

The CPG normal retirement benefit formula is (A) + (B) and is shown below:

A. =	1.08% of five-year final average earnings (as defined in the Plan) up to Social Security Covered Compensation multiplied by years of service up to 35 years; and

B. =	1.35% of five-year final average earnings (as defined in the Plan) above Social Security Covered Compensation multiplied by years of service up to 35 years.

The amount of the benefit produced by the CPG formula will be reduced by an early retirement factor based on the employee’s actual age in years and months as of his early retirement date. The reduction factors range from 65% at age 55 to 100% (no reduction) at age 60.

The normal form of benefit under the CPG Formula for a married employee is a 50% joint and survivor lifetime annuity. Regardless of marital status, a participant may choose from a number of lifetime annuity payments.

The UGI Pension Plan is subject to qualified-plan Code limits on the amount of annual benefit that may be paid, and on the amount of compensation that may be taken into account in calculating retirement benefits under the plan. For plan year 2024, the limit on the compensation that may be used is $345,000 and the limit on annual benefits payable for an employee retiring at age 65 in 2024 is $275,000. Benefits in excess of those permitted under the statutory limits are paid from the UGI SERP, described below.

Mr. Beard is eligible for reduced early retirement benefits under the CPG Formula.

UGI Corporation Supplemental Executive Retirement Plan

The UGI SERP is a non-qualified defined benefit plan that provides retirement benefits that would otherwise be provided under the UGI Pension Plan to employees hired prior to January 1, 2009, but are prohibited from being paid from the UGI Pension Plan by Code limits. The benefit paid by the UGI SERP is approximately equal to the difference between the benefits provided under the UGI Pension Plan to eligible participants and benefits that would have been provided by the UGI Pension Plan if not for the limitations of the Employee Retirement Income Security Act of 1974, as amended, and the Code. Benefits vest after the participant completes five years of vesting service. The benefits earned under the UGI SERP are payable in the form of a lump sum payment or rolled over to the Company’s nonqualified deferred compensation plan. The lump sum interest rate is the daily average of 10-year Treasury Bond yields in effect for the month in which the participant’s termination date occurs. Payment is due within 60 days after the termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code.

Actuarial assumptions used to determine values in the Pension Benefits Table - Fiscal 2024

The amounts shown in the Pension Benefit Table above are actuarial present values of the benefits accumulated through September 30, 2024. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. The assumed retirement age for each named executive is age 62, which is the earliest age at which the executive could retire without any benefit reduction due to age. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age. The key assumptions included in the calculations are as follows:

	September 30, 2024	September 30, 2023
Discount rate for Pension Plan for all purposes and for SERP, for pre-retirement calculations	5.05% (UGI Pension Plan) 5.00% (SERP)	6.09% (UGI Pension Plan) 6.19% (SERP)
SERP lump sum rates	4.30%	5.00%
Retirement age	60	60
Postretirement mortality for UGI Pension Plan	PRI-2012 blue collar table, decreased by 4.50%; projected forward on a generational basis using Scale MP-2021	PRI-2012 blue collar table, decreased by 4.50%; projected forward on a generational basis using Scale MP-2021
Postretirement Mortality for SERP	1994 GAR Unisex	1994 GAR Unisex
Preretirement Mortality	None	None
Termination and disability rates	None	None
Form of payment – qualified plan	Single life annuity	Single life annuity
Form of payment – nonqualified plan	Lump sum	Lump sum

Nonqualified Deferred Compensation

The following table shows the contributions, earnings, withdrawals and account balances for each of the named executive officers who participate in the Company’s SSP and the 2009 UGI SERP.

Nonqualified Deferred Compensation Table – Fiscal 2024
								Aggregate
		Executive	Employer					Balance at
		Contributions	Contributions		Aggregate		Aggregate	Last
		in Last	in Last		Earnings in		Withdrawals/	Fiscal Year-
		Fiscal Year	Fiscal Year		Last Fiscal Year		Distributions	End
Name	Plan Name	($)	($)		($)		($)	($)(5)
	(a)	(b)	(c)		(d)		(e)	(f)
M. Longhi	(1)	(1)		(1)		(1)	(1)	(1)
S. O’Brien	2009 UGI SERP	0	139,930	(2)	821		0	38,587
R. Beard	SSP	0	17,208	(3)	19,264		0	151,485
J. Koerwer	2009 UGI SERP	0	75,057	(3)	10,690		0	311,967
K. Shea Ballay	2009 UGI SERP	0	110,825	(2)	336		0	14,941
J. Zagorski	2009 UGI SERP	0	0	(4)	0		0	0
R. Perreault	2009 UGI SERP	0	13,750	(2)	26,535		0	1,196,782

(1)	Mr. Longhi does not participate in the Company’s SSP or 2009 UGI SERP.

(2)	This amount represents the employer contribution to the 2009 UGI SERP, which is also reported in the Summary Compensation Table in the “All Other Compensation” column.

(3)	This amount represents the employer contribution to the Company’s SSP, which is also reported in the Summary Compensation Table in the “All Other Compensation” column.

(4)	Ms. Zagorski forfeited her 2009 UGI SERP balance upon her separation from the Company because she had not met her five-year service vesting requirement. In addition, she was not eligible for an Employer Contribution in Fiscal 2024.

(5)	The aggregate balances do not include the Company contributions for Fiscal 2024 set forth in column (c) since the Company contributions occur after fiscal year end.

The SSP is a nonqualified deferred compensation plan that provides benefits to certain employees that would be provided under the UGI Savings Plan in the absence of Code limitations. Benefits vest after the participant completes five years of service. The SSP is intended to pay an amount substantially equal to the difference between the Company matching contribution that would have been made under the UGI Savings Plan if the Code limitations were not in effect and the Company match actually made under the UGI Savings Plan. The Code compensation limit for plan year 2024 was $330,000. Under the SSP, the participant is credited with a Company match on compensation in excess of Code limits using the same formula applicable to contributions to the UGI Savings Plan, which is a match of 50% on the first 3% of eligible compensation, and a match of 25% on the next 3%, assuming that the employee contributed to the UGI Savings Plan the lesser of 6% of eligible compensation and the maximum amount permissible under the Code. Amounts credited to the participant’s account are credited with interest. The rate of interest currently in effect is the rate produced by blending the annual return on the Standard and Poor’s 500 Index (60% weighting) and the annual return on the Barclays Capital U.S. Aggregate Bond Index (40% weighting). Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code.

The 2009 UGI SERP is a nonqualified deferred compensation plan that is intended to provide retirement benefits to executive officers who are not eligible to participate in the UGI Pension Plan, having been hired on or after January 1, 2009. Under the 2009 UGI SERP, the Company credits to each participant’s account annually an amount equal to 5% of the participant’s compensation (salary and annual bonus) up to the Code compensation limit ($330,000 in plan year 2024)

and 10% of compensation in excess of such limit. In addition, if any portion of the Company’s matching contribution under the UGI Savings Plan is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to the participant’s account. Benefits vest on the fifth anniversary of a participant’s employment commencement date. Participants direct the investment of their account balances among a number of mutual funds, which are generally the same funds available to participants in the UGI Savings Plan, other than the UGI Corporation stock fund. Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code. Amounts payable under the 2009 UGI SERP may be deferred in accordance with the 2009 Deferral Plan. See COMPENSATION DISCUSSION AND ANALYSIS – UGI Corporation 2009 Deferral Plan, As Amended and Restated Effective June 15, 2017, page 49.

Potential Payments Upon Termination or Change in Control

Severance Pay Plan for Executive Employees

The UGI Corporation Executive Severance Plan (the “2021 Severance Plan”), effective October 1, 2021, provides for payment to certain senior level employees of UGI, including Messrs. O’Brien and Koerwer and Ms. Shea Ballay, in the event their employment is terminated without fault on their part. Benefits are payable to a covered executive if the executive’s employment is involuntarily terminated for any reason other than for “just cause” or as a result of the executive’s death or disability. Under the 2021 Severance Plan, “just cause” generally means dismissal of an executive due to (i) theft or misappropriation of funds, (ii) conviction of a felony or crime involving moral turpitude, (iii) material breach of the Company’s Code of Business Conduct and Ethics or other written employment policies, (iv) breach of a written restrictive covenant agreement, (v) gross misconduct in the performance of his or her duties, or (vi) the intentional refusal or failure to perform his or her material duties.

Under the 2021 Severance Plan, cash severance is equal to the participant’s annual compensation (including base salary and bonus) at the time of separation multiplied by the severance period for the participant’s employment classification. A participant also may receive an annual bonus for his or her year of termination, subject to the Committee’s discretion and pro-rated for the number of months served in the fiscal year prior to termination. Under the 2021 Severance Plan, a participant also may receive a payment equal to the cost the participant would have incurred to continue medical and dental coverage under the Company’s plans for the participant’s severance period (less the amount the participant would be required to contribute for such coverage if the participant were an active employee). The 2021 Severance Plan also provides for outplacement services for a period of six months (or up to 12 months for participants who are a party to a change in control agreement).

In order to receive benefits under the 2021 Severance Plan, a participant is required to execute a release that discharges UGI and its subsidiaries from liability for any claims the executive may have against any of them, other than claims for amounts or benefits due to the executive under any plan, program or contract provided by or entered into with UGI or its subsidiaries. The 2021 Severance Plan also requires a senior executive to ratify any existing post-employment activities agreement (which restricts the senior executive from competing with the Company following termination of employment) and to cooperate in attending to matters pending at the time of termination of employment.

Change in Control Arrangements

Messrs. O’Brien, Beard, and Koerwer and Ms. Shea Ballay each have an agreement with the Company that provides benefits in the event of a change in control. In the absence of a change in control or termination by the Company, each agreement will terminate when, for any reason, the executive terminates his or her employment with the Company. A change in control is generally deemed to occur in the following instances:

●	Any person (other than certain persons or entities affiliated with the Company), together with all affiliates and associates of such person, acquires securities representing 20% or more of either (i) the then outstanding shares of common stock, or (ii) the combined voting power of the Company’s then outstanding voting securities;

●	Individuals who at the beginning of any 24-month period constitute the Board of Directors (the “Incumbent Board”), and any new Director whose election by the Board of Directors, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Board, cease for any reason to constitute a majority;
●	The Company is reorganized, merged or consolidated with or into, or sells all or substantially all of its assets to, another corporation in a transaction in which former shareholders of the Company do not own more than 50% of the outstanding common stock and the combined voting power of the then outstanding voting securities of the surviving or acquiring corporation; or
●	The Company is liquidated or dissolved.

The Company will provide each of our named executive officers with cash benefits if we terminate the named executive officer’s employment without “cause” or if the named executive officer terminates employment for “good reason” at any time within two years following a change in control of the Company. “Cause” generally includes (i) misappropriation of funds, (ii) habitual insobriety or substance abuse, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company. “Good reason” generally includes a material diminution in authority, duties, responsibilities or base compensation; a material breach by the Company of the terms of the agreement; and substantial relocation requirements. If the events trigger a payment following a change in control, the benefits payable to each of our named executive officers will be as specified under his or her change in control agreement unless payments under the 2021 Severance Plan described above would be greater, in which case benefits would be provided under the 2021 Severance Plan.

Our named executive officers would receive benefits under their respective change in control agreements equal to a multiple times the named executive officer’s base salary and annual bonus plus the cash equivalent of his or her target bonus, prorated for the number of months served in the fiscal year. The multiple for each named executive officer is set forth in the table below. In addition, our named executive officers would be entitled to receive a payment equal to the cost he or she would incur if he or she enrolled in the Company’s medical and dental plans for their continuation period (set forth in the table below), less the amount he or she would be required to contribute for such coverage if he or she were an active employee. The named executive officers would also receive benefits under the 2009 UGI SERP (except for Mr. Beard, who would receive such benefits under the UGI SERP), calculated as if each of them had continued in employment for the continuation period.

Name	Change in Control Multiple	Continuation Period
Sean P. O’Brien	2.5x	2.5 years
Robert F. Beard	2x	2 years
John Koerwer	2.5x	2.5 years
Kathleen Shea Ballay	2.5x	2.5 years

For each of the named executive officers, outstanding performance units, stock units and dividend equivalents will only be paid for a qualifying termination of employment and will be paid in cash based on the fair market value of the Company’s common stock in an amount equal to the greater of (i) the target award, and (ii) the award amount that would have been paid if the performance unit measurement period ended on the date of the change in control, as determined by the Compensation and Management Development Committee. For treatment of stock options, see the Grants of Plan-Based Awards Table.

None of the change in control benefits for our named executive officers are subject to a “conditional gross-up” for excise and related taxes in the event they would constitute “excess parachute payments,” as defined in Section 280G of the Code.

In order to receive benefits under their change in control agreements, each of our named executive officers is required to execute a release that discharges the Company and its subsidiaries from liability for any claims the named executive officer may have against any of them, other than claims for amounts or benefits due under any plan, program or contract provided by or entered into with the Company or its subsidiaries.

Potential Payments Upon Termination or Change in Control

The amounts shown in the table below are merely estimates of the incremental amounts that would be paid out to the named executive officers if their termination had occurred on the last day of Fiscal 2024 and are based on the 2021 Severance Plan, the severance plan in effect on such date. The actual amounts to be paid out can only be determined at the time of such named executive officer’s termination of employment. The amounts set forth in the table below do not include compensation to which each named executive officer would be entitled without regard to the named executive officer’s termination of employment, including (i) base salary and short-term incentives that have been earned but not yet paid, and (ii) amounts that have been earned, but not yet paid, under the terms of the plans reflected in the Pension Benefits Table and the Nonqualified Deferred Compensation Table. There are no incremental payments in the event of voluntary resignation, termination for cause, disability or upon retirement.

Potential Payments Upon Termination or Change in Control Table – Fiscal 2024
		Equity Awards	Nonqualified
	Severance	with Accelerated	Retirement	Welfare & Other
	Pay	Vesting	Benefits	Benefits	Total
Name & Triggering Event	($)(1)(2)	($)(3)	($)(4)	($)(5)	($)
M. Longhi
Death	0	2,830,513	0	0	2,830,513
Involuntary Termination Without Cause	0	0	0	0	0
Termination Following Change in Control	0	2,830,513	0	0	2,830,513
S. O’Brien
Death	0	893,446	0	0	893,446
Involuntary Termination Without Cause	2,187,501	0	0	56,655	2,244,156
Termination Following Change in Control	3,312,501	1,668,962	0	61,092	5,042,555
R. Beard
Death	0	1,482,747	4,201,980	0	5,684,727
Involuntary Termination Without Cause	2,292,813	1,156,139	4,654,078	47,563	8,150,593
Termination Following Change in Control	2,877,876	2,217,802	5,517,495	57,314	10,670,487
J. Koerwer
Death	0	489,999	0	0	489,999
Involuntary Termination Without Cause	1,291,257	0	0	44,544	1,335,801
Termination Following Change in Control	1,979,927	721,560	0	40,907	2,742,394
K. Shea Ballay
Death	0	309,920	0	0	309,920
Involuntary Termination Without Cause	1,787,500	0	0	55,956	1,843,456
Termination Following Change in Control	2,722,500	621,711	0	59,926	3,404,137

(1)

Amounts shown under “Severance Pay” in the case of involuntary termination without cause are calculated under the terms of the 2021 Severance Plan. We assumed that 100% of the target annual bonus was paid.

(2)	Amounts shown under “Severance Pay” in the case of termination following a change in control are calculated under the officer’s change in control agreement.
(3)

In calculating the amounts shown under “Equity Awards with Accelerated Vesting”, we assumed (i) the continuation of the Company’s dividend at the rate in effect on September 30, 2024; and (ii) performance at the greater of actual through September 30, 2024 and target levels with respect to performance units.

(4)

Amounts shown under “Nonqualified Retirement Benefits” are in addition to amounts shown in the Pension Benefits Table – Fiscal 2024 and the Nonqualified Deferred Compensation Table – Fiscal 2024. Mr. Beard participates in the UGI SERP and the UGI Pension Plan, each a defined benefit plan, while Messrs. O’Brien and Koerwer and Ms. Shea Ballay participate in the 2009 SERP, a defined contribution plan.  Mr. Longhi does not participate in a defined benefit or defined contribution plan.

(5)	Amounts shown under “Welfare and Other Benefits” include estimated payments for (i) medical and dental insurance premiums, (ii) outplacement services and (iii) tax preparation services.

Market Price of Shares

The closing price of our Common Stock, as reported on the New York Stock Exchange Composite Tape on November 29, 2024, was $30.37.

CEO Pay Ratio

The Dodd-Frank Wall Street Reform and Consumer Protection Act and related rules adopted by the SEC require disclosure of the ratio of the annual total compensation of its chief executive officer to the annual total compensation of its median employee. As permitted by SEC rules, we used the same median employee for Fiscal 2024 that we identified for Fiscal 2022 because there were no significant changes to the global employee population nor significant changes to employee compensation arrangements in Fiscal 2024. The following table shows the ratio of the annual total compensation of our Interim Chief Executive Officer, Mario Longhi, who served in this role through the end of Fiscal 2024, to that of our median employee for Fiscal 2024. In calculating the pay ratio, we did not utilize the “de minimis” exception, statistical sampling or other similar methods, or any cost-of-living adjustment, as permitted by applicable SEC regulations.

Annual total compensation of our former CEO for Fiscal 2024	$6,647,803
Annual total compensation of our median employee for Fiscal 2024	$79,008
Ratio of annual total compensation of our former CEO to the annual total compensation of our median employee for Fiscal 2024	84 to 1

Methodology:

1.

Because there were no significant changes to our workforce or employee compensation arrangements in Fiscal 2024, the median employee that we used for purposes of calculating CEO pay ratio for Fiscal 2024 is the same median employee that we identified for disclosure in Fiscal 2022.

2.

With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for Fiscal 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K using Target Total Cash Compensation (base salary equivalent and overtime, plus incentive compensation and commissions) as our consistently applied compensation measure.

3.

The annual total compensation for Mr. Longhi in the table above differs from his annual total compensation amount reflected in the Summary Compensation Table because Mr. Longhi was appointed Interim Chief Executive Officer in December 2023. Because Mr. Longhi did not serve as Interim Chief Executive Officer for a full fiscal year, we annualized his annual total compensation for Fiscal 2024, as reported in the Summary Compensation Table, to estimate the compensation that he reasonably would have received if he had served as Interim Chief Executive Officer for all of Fiscal 2024.

The SEC regulations for identifying the median-paid employee and calculating the CEO pay ratio allow companies to apply various methodologies and assumptions and, as a result, the CEO pay ratio reported above may not be comparable to the CEO pay ratio reported by other companies.

Pay Versus Performance Disclosure

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between compensation actually paid to our Named Executive Officers (“NEOs”) and certain financial performance metrics of the Company using a methodology that has been prescribed by the U.S. Securities and Exchange Commission. The disclosure does not necessarily reflect value actually realized by the NEOs or how the Committee evaluates compensation decisions in light of Company or individual performance. For discussion of how the Committee seeks to align pay with performance when making compensation decisions, please see the Compensation Discussion and Analysis beginning on page 35.

							Average		Value of Initial Fixed $100
	Summary	Summary	Summary				Summary	Average	Investment Based on:
	Compensation	Compensation	Compensation	Compensation	Compensation	Compensation	Compensation	Compensation		Peer Group
	Table Total	Table Total	Table Total	Actually Paid	Actually Paid	Actually Paid	Table Total	Actually Paid	Total	Total	Net Income	Adjusted
Fiscal	for Mr.	for Mr.	for Mr.	to Mr.	to Mr.	to Mr.	for non-PEO	to non-PEO	Shareholder	Shareholder	(Loss)	EPS(4)
Year	Longhi(1)	Perreault(1)	Walsh(1)	Longhi(1)(2)	Perreault(1)(2)	Walsh(1)(2)	NEOs(1)	NEOS (1)(2)	Return	Return(3)	($Millions)	($)
(a)	(b)	(b)	(b)	(c)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$6,227,806	$5,346,550	n/a	$6,190,474	$2,452,588	n/a	$3,026,732	$2,505,455	$90.96	$154.55	$461	$3.06
2023	n/a	$9,960,170	n/a	n/a	$2,087,247	n/a	$2,146,817	$508,745	$78.44	$108.98	$(1,502)	$2.84
2022	n/a	$6,060,694	n/a	n/a	$2,096,450	n/a	$2,036,182	$526,688	$105.02	$117.20	$1,073	$2.90
2021	n/a	$4,107,789	$6,853,838	n/a	$5,305,593	$11,338,149	$2,326,699	$3,345,437	$133.50	$111.01	$1,467	$2.96

(1)

Mr. Longhi became our principal executive officer (“PEO”) on December 12, 2023 and was our PEO for the remainder of Fiscal 2024. Mr. Perreault, our former PEO, served as PEO from June 26, 2021 through December 12, 2023. Mr. Walsh, our former PEO, retired on June 26, 2021. Our non-PEO NEOs included: (a) for Fiscal 2024, Messrs. O’Brien, Beard and Koerwer and Mses. Zagorski and Shea-Ballay; (b) for Fiscal 2023, Messrs. O’Brien, Jastrzebski, Beard and Koerwer and Mses. Zagorski and Gaudiosi; (c) for Fiscal 2022, Messrs. Jastrzebski and Beard and Mses. Zagorski and Gaudiosi; and (d) for Fiscal 2021, Messrs. Jastrzebski, Beard and Gallagher and Mses. Zagorski and Gaudiosi.

(2)

The following amounts were deducted from/added to Summary Compensation Table total compensation in accordance with the SEC-mandated adjustments to calculate Compensation Actually Paid (“CAP”) to our PEO and average CAP to our non-PEO named executive officers. The fair value of equity awards was determined using methodologies and assumptions developed in a manner substantively consistent with those used to determine the grant date fair value of such awards.

PEO (M. Longhi) Summary Compensation Table Total to CAP Reconciliation
Fiscal Year	2021		2022		2023		2024
Summary Compensation Table Total		n/a		n/a		n/a	$6,227,806
Deduct Change in Actuarial Present Value of Pension Plans Reported in Fiscal Year		—		—		—	—
Add Service Cost of Pension in Fiscal Year		—		—		—	—
Add Prior Service Cost of Pension in Fiscal Year		—		—		—	—
Deduct Grant Date Fair Value of Stock Awards Granted in Fiscal Year		—		—		—	(3,039,803)
Add-Deduct Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year		—		—		—	2,830,513
Add-Deduct Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years		—		—		—	—
Add-Deduct Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year		—		—		—	—
Add-Deduct Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year		—		—		—	—
Deduct Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year		—		—		—	—
Add Dividends or Other Earnings Paid on Stock Awards in the Fiscal Year Prior to the Vesting Date that are not otherwise included in the Total Compensation for the Fiscal Year		—		—		—	171,958
Compensation Actually Paid	$	n/a	$	n/a	$	n/a	$6,190,474

Former PEO (R. Perreault) Summary Compensation Table Total to CAP Reconciliation
Fiscal Year	2021	2022	2023	2024
Summary Compensation Table Total	$4,107,789	$6,060,694	$9,960,170	$5,346,550
Deduct Change in Actuarial Present Value of Pension Plans Reported in Fiscal Year	—	—	—	—
Add Service Cost of Pension in Fiscal Year	—	—	—	—
Add Prior Service Cost of Pension in Fiscal Year	—	—	—	—
Deduct Grant Date Fair Value of Stock Awards Granted in Fiscal Year	(2,522,588)	(4,158,984)	(7,733,691)	—
Add-Deduct Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	2,855,539	1,999,801	1,454,565	—
Add-Deduct Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	745,506	(2,073,984)	(1,912,144)	—
Add-Deduct Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—	—
Add-Deduct Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	48,425	151,830	168,939	—
Deduct Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(4,165)	(13,838)	(36,180)	(2,517,804)
Add Dividends or Other Earnings Paid on Stock Awards in the Fiscal Year Prior to the Vesting Date that are not otherwise included in the Total Compensation for the Fiscal Year	75,087	130,931	185,588	(376,158)
Compensation Actually Paid	$5,305,593	$2,096,450	$2,087,247	$2,452,588

Former PEO (Walsh) Summary Compensation Table Total to CAP Reconciliation
Fiscal Year	2021	2022	2023	2024
Summary Compensation Table Total	$6,853,838	n/a	n/a	n/a
Deduct Change in Actuarial Present Value of Pension Plans Reported in Fiscal Year	—	—	—	—
Add Service Cost of Pension in Fiscal Year	571,123	—	—	—
Add Prior Service Cost of Pension in Fiscal Year	—	—	—	—
Deduct Grant Date Fair Value of Stock Awards Granted in Fiscal Year	(4,000,639)	—	—	—
Add-Deduct Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	5,650,907	—	—	—
Add-Deduct Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	1,934,202	—	—	—
Add-Deduct Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—	—
Add-Deduct Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	175,908	—	—	—
Deduct Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(18,130)	—	—	—
Add Dividends or Other Earnings Paid on Stock Awards in the Fiscal Year Prior to the Vesting Date that are not otherwise included in the Total Compensation for the Fiscal Year	170,940	—	—	—
Compensation Actually Paid	$11,338,149	n/a	n/a	n/a

Average other NEOs Summary Compensation Table Total to CAP Reconciliation
Fiscal Year	2021	2022	2023	2024
Average Summary Compensation Table Total	$2,326,699	$2,036,182	$2,146,817	$3,026,732
Deduct Change in Actuarial Present Value of Pension Plans Reported in Fiscal Year	(4,416)	—	(112,777)	(324,287)
Add Service Cost of Pension in Fiscal Year	40,323	48,571	24,384	26,187
Add Prior Service Cost of Pension in Fiscal Year	—	—	—	—
Deduct Grant Date Fair Value of Stock Awards Granted in Fiscal Year	(946,162)	(996,247)	(1,220,089)	(1,098,440)
Add-Deduct Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	1,336,445	479,065	170,192	833,860
Add-Deduct Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	458,419	(1,148,318)	(294,986)	65,638
Add-Deduct Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	3,411	—
Add-Deduct Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	93,323	76,365	48,985	8,316
Deduct Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(2,135)	(12,696)	(254,651)	(60,141)
Add Dividends or Other Earnings Paid on Stock Awards in the Fiscal Year Prior to the Vesting Date that are not otherwise included in the Total Compensation for the Fiscal Year	42,941	43,766	(2,541)	27,590
Average Compensation Actually Paid for NEOs	$3,345,437	$526,688	$508,745	$2,505,455

(3)	The Peer Group for which Total Shareholder Return is provided in column (g) is the S&P 500 Utilities Index.

(4)	Adjusted EPS is a Non-GAAP financial measure. For a discussion of adjustments, please see the “Executive Summary” section of our Compensation Discussion and Analysis (CD&A).

The following graphs present the relationship during 2024, 2023, 2022, and 2021 between (1) CAP to (a) each person serving as PEO and (b) our other NEOs on an average basis, and each of (2) (a) the Company’s and Peer Group’s TSR for such years and (b) the Company’s Net Income and Adjusted EPS for such years.

RELATIONSHIP BETWEEN COMPENSATION ACTUALLY PAID & TSR	RELATIONSHIP BETWEEN COMPENSATION ACTUALLY PAID & NET INCOME

RELATIONSHIP BETWEEN COMPENSATION ACTUALLY PAID & ADJUSTED EPS	TABULAR LIST OF MOST IMPORTANT PERFORMANCE MEASURES ● Adjusted EPS ● Safety - OSHA recordables ● OpEx reduction ● Excess Free Cash Flow ● Relative TSR

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Security Ownership of Directors and Executive Officers

The following table shows the number of shares beneficially owned by each Director, by each of the executive officers named in the Summary Compensation Table, and by all Directors and executive officers as a group. The table shows their beneficial ownership as of October 1, 2024. The address for each beneficial owner in the table below is c/o UGI Corporation, P.O. Box 858, Valley Forge, PA 19482.

Each person named in the table beneficially owns less than 1.0% of the outstanding common stock. Directors and executive officers as a group own approximately 0.73% of the outstanding common stock. For purposes of reporting total beneficial ownership, shares that may be acquired within 60 days of October 1, 2024 through UGI Corporation stock option exercises are included.

Beneficial Ownership of Directors, Nominees and Named Executive Officers

	Number of		Exercisable
	Shares of		Options for
	UGI	Number of UGI	UGI
Name	Common Stock(1)	Stock Units(2)	Common Stock
Robert F. Beard	56,300	0	327,015
M. Shawn Bort	14,345 (3)	68,645	77,180
Theodore A. Dosch	22,000	23,562	61,430
Alan N. Harris	0	21,079	55,430
John Koerwer	17,578 (4)	0	83,842
Mario Longhi	0	10,467	26,910
William J. Marrazzo	932	16,707	45,540
Sean P. O’Brien	0	0	8,983
Roger Perreault (5)	41,125	0	387,429
Kelly A. Romano	0	18,001	47,930
Santiago Seage	0	5,750	16,590
Kathleen Shea Ballay	0	0	38,040
Judy A. Zagorski (5)	5,958	0	84,079
Directors and executive officers as a group (14 persons)	161,157	164,211	1,273,190

(1)	Sole voting and investment power unless otherwise specified.
(2)

The 2004 Omnibus Equity Compensation Plan, the 2013 Plan, and the 2021 Plan each provides that stock units will be converted to shares and paid out to Directors upon their retirement or termination of service.

(3)	Ms. Bort’s shares are held jointly with her spouse.
(4)	Mr. Koerwer holds 15,233 shares jointly with his spouse.
(5)	Due to the reporting person’s departure from the Company, beneficial ownership information is based on the reporting person’s most recent Form 4 filed with the U.S. Securities and Exchange Commission.

Securities Ownership of Certain Beneficial Owners

The following table shows information regarding each person known by the Company to be the beneficial owner of more than five percent of the Company’s common stock. The ownership information below is based on information reported on a Form 13F as filed with the SEC in November 2024 for the quarter ended September 30, 2024.

Securities Ownership of Certain Beneficial Owners

	Name and Address of	Amount and Nature of		Percent of
Title of Class	Beneficial Owner	Beneficial Ownership		Class (1)

Common Stock	The Vanguard Group, Inc. P.O. Box 2600 Valley Forge, PA 19482	26,271,972	(2)	12.24%

Common Stock	BlackRock Inc. 50 Hudson Yards New York, NY 10001	27,964,370	(3)	13.03%

(1)	Based on 214,685,612 shares of common stock issued and outstanding at September 30, 2024.
(2)

The reporting person, and certain related entities, has shared voting power with respect to 72,809 shares, no voting power with respect to 26,199,163 shares, shared investment power with respect to 274,036 shares, and sole investment power with respect to 25,997,936 shares.

(3)	The reporting person, and certain related entities, have sole voting power with respect to 26,226,782 shares and no investment power with respect to 1,737,588 shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our Directors, certain officers and 10% beneficial owners to report their ownership of shares and changes in such ownership to the SEC. Based on our records, we believe that, during Fiscal 2024, all of such reporting persons complied with all Section 16(a) reporting requirements applicable to them.

ITEM 2 — ADVISORY VOTE ON UGI CORPORATION’S EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is providing shareholders with the opportunity to cast an advisory, non-binding vote to approve the compensation of our named executive officers. The compensation of our named executive officers is disclosed under the headings “Compensation Discussion and Analysis” and “Compensation of Executive Officers” beginning on pages 35 and 52, respectively, of this Proxy Statement. At the 2024 Annual Meeting, approximately 78% of our voting shareholders voted to approve the compensation of our named executive officers and, at our 2023 Annual Meeting, nearly 96% of our voting shareholders voted to approve the compensation of our named executive officers.

We believe that the interests of our named executive officers and our shareholders are closely aligned. As described in the Compensation Discussion and Analysis, the compensation program for our named executive officers is designed to provide a competitive level of total compensation, to motivate and encourage our executive officers to contribute to the Company’s success and to effectively link our executives’ compensation to our financial performance and sustainable growth in shareholder value. The Compensation Discussion and Analysis also describes in detail the components of our executive compensation program and the process by which, and the reasons why, the independent members of our Board of Directors and our Compensation and Management Development Committee make executive compensation decisions.

In making executive compensation decisions, our Compensation and Management Development Committee seeks to implement and maintain sound compensation and corporate governance practices, which include the following:

●	Our Compensation and Management Development Committee is composed entirely of Directors who are independent, as defined in the corporate governance listing standards of the New York Stock Exchange.
●	In Fiscal 2024, our Compensation and Management Development Committee utilized the services of Pay Governance LLC, an independent outside compensation consultant.
●	A substantial portion of compensation is performance based. In Fiscal 2024, 55% to 75% of the principal compensation components for all named executive officers, other than Mr. Longhi, were variable and tied to performance objectives.
●	The Company awards a substantial portion of compensation in the form of long-term awards, namely performance stock units, restricted stock units, and stock options, so that executive officers’ interests are aligned with shareholders’ interests and long-term Company performance.
●	Annual bonus opportunities for the named executive officers are based primarily on key financial metrics, safety performance, OpEx reduction and Excess Free Cash Flow goals. Similarly, long-term incentives are based on UGI Corporation common stock values and relative stock price performance.
●	We require termination of employment for payment under our change in control agreements (referred to as a “double trigger”). In addition, we require a double trigger for the accelerated vesting of equity awards in the event of a change in control. None of our named executive officers have change in control agreements providing for tax gross-up payments under Section 280G of the Internal Revenue Code. See COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments Upon Termination or Change in Control, beginning on page 64.
●	We have robust stock ownership and retention guidelines. See COMPENSATION OF EXECUTIVE OFFICERS — Stock Ownership and Retention Policy, beginning on page 50.
●	We have a recoupment policy for incentive-based compensation paid or awarded to current and former executive officers in the event of a restatement to correct an error (i) in previously issued financial statements that is material to the previously issued financial statements, or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, pursuant to the rules of the NYSE and the Securities and Exchange Commission.
●	We have a policy prohibiting the Company’s Directors and executive officers from (i) hedging the securities of UGI Corporation, (ii) holding UGI Corporation securities in margin accounts as collateral for a margin loan, and/or (iii) pledging the securities of UGI Corporation. The policy specifically prohibits hedging or monetization transactions through the use of prepaid variable forwards, equity swaps, collars and/or exchange funds.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation and Management Development Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers. The Board of Directors and the Compensation and Management Development Committee expect to take into account the outcome of this vote when considering future executive compensation decisions and will evaluate whether any actions are necessary to address shareholders’ concerns, to the extent a significant number of our shareholders vote against our compensation program.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including our Compensation Discussion and Analysis, compensation tables, and the related narrative discussion, is hereby APPROVED.

The Board of Directors of UGI Corporation unanimously recommends a vote FOR the approval of the compensation paid to our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion in this Proxy Statement.

ITEM 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As disclosed in our Current Report on Form 8-K filed with the SEC on October 29, 2024, our Audit Committee completed a comprehensive, competitive process to determine the Company’s independent registered public accounting firm for the Company’s fiscal year ending September 30, 2025. As a result of this process and after careful deliberation, on October 23, 2024, our Audit Committee approved the engagement of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the Company’s fiscal year ending September 30, 2025. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. The Board of Directors is submitting the appointment of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. Should the shareholders fail to ratify the appointment of KPMG LLP, the Audit Committee will consider the appointment of another independent registered public accounting firm. Representatives of KPMG LLP are expected to be present at the 2025 Annual Meeting. The representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from our shareholders.

The Board of Directors of UGI Corporation unanimously recommends a vote FOR this proposal.

ITEM 4 — SHAREHOLDER PROPOSAL: DIRECTOR ELECTION RESIGNATION GOVERNANCE GUIDELINE PROPOSAL

The following proposal has been submitted to the Company for action at the Annual Meeting by the North Atlantic States Carpenters Pension Fund (the “proponent”).  The Company will provide the address of the proponent promptly upon the oral or written request of a shareholder.  The proponent is responsible for the content of this proposal, for which the Company and the Board do not accept any responsibility.  The text of the proposal is as follows:

Director Election Resignation Governance Guideline Proposal

Resolved: The shareholders of UGI Corporation (the "Company") request that the Board adopt a new Director Election Resignation Governance Guideline ("Resignation Guideline") provision in its corporate governance guidelines to address those situations when one or more incumbent Board nominees fail to receive the required majority vote for re-election. The Resignation Guideline shall provide that each director upon joining the Board tender an irrevocable conditional resignation conditioned on the director's failure to receive the required majority vote support in an uncontested election. The Resignation Guideline shall provide that the Board is expected to accept a tendered resignation absent a finding of a compelling reason or reasons to reject the resignation, as determined by the Board in the exercise of its business judgment. The Resignation Guideline shall further stipulate that if a director's resignation is rejected and the director remains as a holdover director but is not re-elected at the next annual meeting of shareholders, that director's second tendered resignation shall be effective ninety days after the vote certification.

Supporting Statement: The Resignation Guideline sets a demanding director resignation governance guideline to reflect shareholder voting sentiment in director elections. Missouri corporate law states that a director shall hold office for the term for which he or she is elected or until his or her successor shall have been elected and qualified. An incumbent director who fails to receive the required vote for election may continue to serve as a holdover director.

The proposed Resignation Guideline sets a demanding director resignation review process, requiring directors to articulate a compelling reason or reasons when they reject a tendered resignation and allow an unelected director to continue to serve. Importantly, the Resignation Guideline further holds that if a holdover director again fails to be re-elected at the next annual meeting of shareholders, a new tendered resignation will be effective ninety days following the election vote certification. While the Resignation Guideline provides the Board latitude to reject the initial resignation of an incumbent director who fails to receive majority vote support, it honors the shareholder vote as the final word on a holdover director's second election defeat.

Shareholder director election voting rights under state corporate law are foundational rights in the governance of corporations. The majority vote director election standard adopted by the Company gives shareholders voting rights that have legal effect. It is important that corporate director resignation policies, guidelines and bylaws not undermine shareholder voting rights. The proposed Resignation Guideline establishes shareholder voting in director elections as a more consequential governance right, striking a proper balance between board discretion and shareholder voting rights

UGI Corporation Statement in Opposition to the Shareholder Proposal

The Board unanimously recommends that shareholders vote AGAINST the shareholder proposal (Item 4 on the proxy card) for the following reasons:

The shareholder proposal requests that the Company “adopt a new Director Election Resignation Guideline provision” in its Principles of Corporate Governance (the “Principles”) that requires, among other things, each Director upon joining the Board to “tender an irrevocable conditional resignation conditioned on the Director’s failure to receive the required majority vote support in an uncontested election.” The Board has considered this proposal and concluded that its adoption is not in the best interests of the Company and its shareholders. The Board recommends a vote AGAINST this proposal because:

●	Given that we already have a director resignation policy that requires our Directors to tender their resignations if they do not receive majority support from shareholders, and we have never had a Director receive less than 90% support since adopting a majority voting standard in 2013, the proposal is unnecessary to address the concerns set forth by the proponent;
●	The proposal would unduly restrict the Board by mandating a Director’s resignation in the event a Director fails to receive majority support two years in a row;
●	The proposal is overly prescriptive in limiting the Board’s discretion to act in the best interests of shareholders; and
●	Our existing governance practices and policies already provide accountability to our shareholders.

We currently have a director resignation policy that requires our Directors to tender their resignations if they do not receive majority support from shareholders.

To mitigate against concerns about having holdover Directors on our Board, our Amended and Restated Bylaws (the “Bylaws”) and the Principles require that our Directors be elected by a majority of the votes cast in uncontested elections (i.e., an election where the only nominees are those nominated by our Board). This means that a Director nominee will be elected to our Board if the votes cast “FOR” such Director nominee exceed the votes cast “AGAINST” such Director, except in the case of a contested election. In addition, pursuant to the Bylaws and Principles, an incumbent Director who receives a greater number of votes against their election than in favor of their election is required to tender their resignation. In such a case, the Corporate Governance Committee of the Board (the “Committee”) would be required to determine and present to the Board a recommendation on whether to accept the incumbent Director’s resignation. The Board would then make a final determination and publicly disclose its decision and rationale within 90 days of the shareholder meeting at which the election was held. The Director whose resignation is under consideration would be recused and would not participate in the Committee’s and/or the Board’s deliberations and determination regarding whether to accept such resignation.

As described above, our governing documents already set forth a process that deals with the concerns raised in the proposal regarding holdover directors. We believe that this process provides a balanced approach that ensures our Board has appropriate discretion to act in the best interests of our Company and our shareholders to either accept a Director’s resignation or take any other action that it deems necessary to address the concerns that led to the election results for that incumbent Director.

We adopted a majority voting standard in July of 2013 and have never had a Director receive less than majority support.

Since we adopted a majority voting standard, no Director has received less than 90% of the votes cast for their election. Our Board takes seriously its responsibilities under our governing documents and would carefully review whether to accept the resignation of an incumbent Director who receives less than majority support, in accordance with the Bylaws and Principles.

The proposal would unduly restrict the Board by stipulating that in the event a Director fails to receive majority support two years in a row, the Director’s tendered resignation would be automatically effective 90 days after the certification of the vote.

We believe that the Company’s existing corporate governance practices and procedures promote stability and continuity while ensuring that our Board consistently considers our shareholders’ views with respect to the election of Directors. Along those lines, our current corporate governance practices and procedures give our Board flexibility to consider all relevant facts and circumstances in the event a Director nominee is not elected by a majority of votes cast in an uncontested election. For example, the Board may decide to engage with shareholders to better understand the reasons for their vote and whether actions, other than accepting a Director’s resignation, would address their concerns.  In addition, the Board, through the Committee, seeks Director candidates based upon their independence, knowledge, judgment, character, leadership skills, education, experience, financial literacy, standing in the community and diversity of backgrounds and views, including, but not limited to, gender, race, ethnicity and national origin. In determining whether to recommend a Director candidate to the Board, the Committee also evaluates a Director candidate’s skills and experience in light of the Board’s current composition and the specific business and oversight needs of the Company at any given time. This includes taking into consideration how a Director candidate’s qualifications complement the Board’s existing strengths and the need for certain attributes to support the Company’s long-term strategy, as well as how a Director candidate fits into the Board’s director succession plan. Additionally, the Committee must consider applicable NYSE listing standards, which require that the majority of Directors serving on the Board qualify as “independent directors” and that the Board maintain an audit committee, compensation committee, and nominating committee, the members of which must satisfy the certain independence requirements and, in the case of the audit committee, have certain financial skills and experience.

If implemented, the proposal’s director election resignation guideline could not only result in the loss of a Director with a key skillset, but could also cause the Company to lose compliance with a NYSE listing standard. Accordingly, the Board needs the flexibility to consider a Director’s overall contributions to the Board and any unintended or negative consequences of such Director’s departure from our Board. We believe that the proposed guideline would unduly restrict the Board from acting in the best interests of shareholders by hindering its ability to weigh these considerations.

The proposal is overly prescriptive in limiting the Board’s discretion to act in the best interests of shareholders.

The proposal is unduly prescriptive and could require the Board to act in a manner that is inconsistent with the standard of care required of directors under Pennsylvania law.  For example, the proposed guideline would require the Board to accept a resignation “absent a finding of a compelling reason.” This standard is different than the standard of care required of our Directors under § 1712(a) of the Pennsylvania Business Corporation Law, which requires, among other things, a director to act “in good faith, in a manner the director reasonably believes to be in the best interests of the corporation.” Contrary to Pennsylvania law, the proposal could require the Board to accept a resignation even if the Directors concluded that rejecting the resignation under the circumstances would be in the best interests of the Company.

Our existing governance practices and policies, including shareholder engagement practices, already provide accountability to our shareholders.

The Company, including our Investor Relations team, regularly engages with investors to solicit feedback and discuss important matters of corporate governance. Additionally, management regularly attends investor conferences, roadshows, and meetings each year and periodically engages a third-party consultant to obtain independent feedback from our investors. Management discusses shareholder feedback, including key themes and insights gained from our investor outreach initiatives, with the Company’s Board and Committees, as appropriate. The Board, as well as our management team, values the perspectives of our investors, as it helps us to understand and evaluate the effectiveness of our investor communications and consider the need for any changes or improvements in light of our shareholders’ views.

The Board of Directors of UGI Corporation unanimously recommends a vote AGAINST the shareholder proposal requesting a Director Election Resignation Governance Guideline.

ITEM 5 — OTHER MATTERS

The Board of Directors is not aware of any other matter to be presented for action at the Annual Meeting. If any other matter requiring a vote of shareholders should arise, the Proxies (or their substitutes) will vote in accordance with their best judgment.

QUESTIONS AND ANSWERS ABOUT PROXY MATERIALS, ANNUAL MEETING AND VOTING

This proxy statement contains information related to the Annual Meeting of Shareholders of UGI Corporation to be held on Friday, January 31, 2025, beginning at 9:00 a.m. Eastern Standard Time. The Annual Meeting and any postponements or adjournments thereof will be conducted solely by remote communication through a virtual meeting format, rather than an in-person meeting. This proxy statement was prepared under the direction of the Company’s Board of Directors to solicit your proxy for use at the Annual Meeting. It was made available to shareholders on or about December 19, 2024.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of printed proxy materials?

The Company has elected to provide access to the proxy materials over the Internet. We believe that this initiative enables the Company to provide proxy materials to shareholders more quickly, reduces the impact of our Annual Meeting on the environment and reduces costs.

Who is entitled to vote?

Only shareholders of record at the close of business on December 2, 2024, the record date, are entitled to vote at the Annual Meeting. On December 2, 2024, there were 214,706,586 shares of common stock outstanding. Each shareholder has one vote per share on all matters to be voted on.

How can I vote my shares held in the Company’s Employee Savings Plans?

You can instruct the trustee for the Company’s Employee Savings Plans to vote the shares of stock that are allocated to your account in the UGI Stock Fund. If you do not vote your shares, the trustee will vote them in proportion to those shares for which the trustee has received voting instructions from participants.

How can I change my vote?

You can change or revoke your vote at any time before polls close at the 2025 Annual Meeting:

●	If you returned a paper proxy card, you can write to the Company’s Corporate Secretary at our principal office, 500 North Gulph Road, King of Prussia, Pennsylvania 19406, stating that you wish to revoke your proxy and that you need another proxy card.
●	You can vote again, either over the Internet or by telephone.
●	If you hold your shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and following its procedure for revocation.
●	Shareholders of record may change or revoke their proxy at any time before it is exercised at the Annual Meeting by Internet, telephone, or mail prior to 11:59 p.m. Eastern Daylight Time on Thursday, January 30, 2025, or by attending the virtual Annual Meeting and following the voting instructions provided on the Meeting website. If you are the beneficial owner of shares held in street name, you must follow the instructions provided by your broker, bank, or other holder of record for changing or revoking your proxy. Your last vote is the vote that will be counted.

What is a quorum?

A “quorum” is the presence at the Annual Meeting, virtually or represented by proxy, of the holders of a majority of the outstanding shares entitled to vote. A quorum of the holders of the outstanding shares must be present for the Annual Meeting to be held. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum.

How are votes, abstentions and broker non-votes counted?

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law.

When a broker, bank or other nominee holding shares on your behalf does not receive voting instructions from you, the broker, bank or other nominee may vote those shares only on matters deemed “routine” by the New York Stock Exchange. On non-routine matters, the broker, bank or other nominee cannot vote those shares unless they receive voting instructions from the beneficial owner. A “broker non-vote” means that a broker has not received voting instructions and either declines to exercise its discretionary authority to vote on routine matters or is barred from doing so because the matter is non-routine.

As a result, abstentions and broker non-votes are not included in the tabulation of the voting results on issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulation.

What vote is required to approve each item?

Election of Directors: Majority of Votes Cast

Under our Bylaws and Principles of Corporate Governance, Directors must be elected by a majority of the votes cast in uncontested elections, such as the election of Directors at the Annual Meeting. This means that a Director nominee will be elected to our Board of Directors if the votes cast “FOR” such Director nominee exceed the votes cast “AGAINST” him or her. In addition, an incumbent Director will be required to tender his or her resignation if a majority of the votes cast are not in his or her favor in an uncontested election of Directors. The Corporate Governance Committee would then be required to recommend to the Board of Directors whether to accept the incumbent Director’s resignation, and the Board will have 90 days from the date of the election to determine whether to accept such resignation.

Advisory Approval of Executive Compensation:

Majority of Votes Cast

The approval, by advisory vote, of the Company’s executive compensation requires the affirmative vote of a majority of the shares present virtually or by proxy and entitled to vote at the 2025 Annual Meeting. This vote is advisory in nature and therefore not binding on UGI Corporation, the Board of Directors or the Compensation and Management Development Committee. However, our Board of Directors and the Compensation and Management Development Committee value the opinions of our shareholders and will consider the outcome of this vote in their future deliberations on the Company’s executive compensation programs.

Ratification of the selection of KPMG LLP:

Majority of Votes Cast

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for Fiscal 2025 requires the affirmative vote of a majority of the votes cast at the meeting to be approved.

A shareholder proposal described in the proxy statement if properly presented at the meeting:

Majority of Votes Cast

The approval of a shareholder proposal described in the proxy statement, if properly presented at the meeting, requires the affirmative vote of a majority of the votes cast at the meeting to be approved.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes cast by proxy or virtually at the Annual Meeting and act as inspectors of election.

Why is the Annual Meeting virtual and can I submit questions?

By hosting a virtual Annual Meeting, we are able to provide cost savings to both us and our shareholders, and to enable shareholder participation from any location around the world. The 2025 Annual Meeting will be conducted solely by remote communication through a virtual meeting format and in-person attendance will not be permitted. We have designed the virtual meeting format to ensure that our shareholders are afforded the same rights and opportunity to participate in the virtual Annual Meeting as they would at an in-person meeting, including the ability to vote shares electronically during the Annual Meeting and ask questions in accordance with the rules of conduct for the meeting.

Shareholders who wish to submit a question in advance may do so by visiting www.proxyvote.com. You should have your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials available when accessing the website. Each shareholder will be limited to no more than one question. Questions relevant to the business of the Annual Meeting will be read aloud and answered during the Annual Meeting, subject to time constraints.

What are the deadlines for Shareholder proposals for next year’s Annual Meeting?

Shareholders may submit proposals on matters appropriate for shareholder action as follows:

●	Shareholders who wish to include a proposal in the Company’s proxy statement for the 2026 Annual Meeting must comply in all respects with the rules of the SEC relating to such inclusion, and must submit the proposals to the Corporate Secretary at our principal office, 500 North Gulph Road, King of

Prussia, Pennsylvania 19406, no later than August 21, 2025.
●	If any shareholder wishes to present a proposal at the 2026 Annual Meeting that is not included in our proxy statement for that meeting, the proposal must be received by the Corporate Secretary at the above address by November 4, 2025. For proposals that are not received by November 4, 2025, the proxy holders will have discretionary authority to vote on the matter without including advice on the nature of the proposal or on how the proxy holders intend to vote on the proposal in our proxy statement.
●	Shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees under the universal proxy rules must provide notice to the Corporate Secretary that sets forth the information required by Rule 14a-19 under the Exchange Act no later than December 2, 2025.
●	Shareholders who wish to include a director nominee in the Company’s proxy statement for the 2026 Annual Meeting must comply in all respects with the terms and conditions set forth in the Company’s Bylaws and must submit such nominee to the Corporate Secretary at the above address no earlier than July 22, 2025 and no later than August 21, 2025.
●	All proposals and notifications should be addressed to the Corporate Secretary at our principal office, 500 North Gulph Road, King of Prussia, Pennsylvania 19406.

How much did this proxy solicitation cost?

The Company has engaged Georgeson Inc. to solicit proxies for the Company for a fee of $11,500 plus reasonable expenses for additional services. We also reimburse banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain Directors, officers and regular employees of the Company and its subsidiaries may solicit proxies personally or by telephone without additional compensation.

Corporate Information

COMPANY HEADQUARTERS UGI Corporation 500 North Gulph Road King of Prussia, PA 19406 (610) 337-1000 www.ugicorp.com INDEPENDENT AUDITORS KPMG LLP

INVESTOR RELATIONS

Securities analysts, portfolio managers and other

members of the professional investment community

should direct inquiries about the Company to:

Senior Director, Investor Relations

UGI Corporation

P.O. Box 858

Valley Forge, PA 19482

(610) 337-1000

TRANSFER AGENT Shareholder communications regarding transfer of shares, book-entry shares, lost certificates, lost dividend checks or changes of address should be directed to:

ANNUAL MEETING

The Annual Meeting of Shareholders will be held

virtually at 9:00 am Eastern on Friday, January 31,

2025. Interested parties may listen to the audio webcast

at www.virtualshareholdermeeting.com/UGI2025

NYSE SYMBOL

UGI

By Mail: Computershare P.O. Box 43006 Providence, RI 02940-3066 800-850-1774 (U.S. and Canada);	By Overnight Delivery: Computershare 150 Royall St., Suite 101 Canton, MA 02021 312-360-5100 (other countries)

Forward-Looking Statements

Information contained in this Proxy Statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you against relying on any forward-looking statement as these statements are subject to risks and uncertainties that may cause actual results to vary from assumed facts or bases, and the differences between actual results and assumed facts or bases can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind our Risk Factors included in Item 1A of our Annual Report on Form 10-K and the following important factors that could affect our future results and could cause those results to differ materially from those expressed in our forward-looking statements: (1) weather conditions (including increasingly uncertain weather patterns due to climate change) resulting in reduced demand, the seasonal nature of our business, and disruptions in our operations and supply chain; (2) cost volatility and availability of energy products, including propane and other LPG, natural gas, and electricity, as well as the availability of LPG cylinders, and the capacity to transport product to our customers; (3) changes in domestic and foreign laws and regulations, including safety, health, tax, transportation, consumer protection, data privacy, accounting, and environmental matters, such as regulatory responses to climate change; (4) inability to timely recover costs through utility rate proceedings; (5) increased customer conservation measures due to high energy prices and improvements in energy efficiency and technology resulting in reduced demand; (6) adverse labor relations and our ability to address existing or potential workforce shortages; (7) the impact of pending and future legal or regulatory proceedings, inquiries or investigations; (8) competitive pressures from the same and alternative energy sources; (9) failure to acquire new customers or retain current customers, thereby reducing or limiting any increase in revenues; (10) liability for environmental claims; (11) customer, counterparty, supplier, or vendor defaults; (12) liability for uninsured claims and for claims in excess of insurance coverage, including those for personal injury and property damage arising from explosions, acts of war, terrorism, natural disasters, pandemics, and other catastrophic events that may result from operating hazards and risks incidental to generating and distributing electricity and transporting, storing and distributing natural gas and LPG in all forms; (13) transmission or distribution system service interruptions; (14) political, regulatory and economic conditions in the United States, Europe and other foreign countries, including uncertainties related to the war between Russia and Ukraine, the conflict in the Middle East, the European energy crisis, and foreign currency exchange rate fluctuations (particularly the euro); (15) credit and capital market conditions, including reduced access to capital markets and interest rate fluctuations; (16) changes in commodity market prices resulting in significantly higher cash collateral requirements; (17) impacts of our indebtedness and the restrictive covenants in our debt agreements; (18) reduced distributions from subsidiaries impacting the ability to pay dividends or service debt; (19) changes in Marcellus and Utica Shale gas production; (20) the success of our strategic initiatives and investments intended to advance our business strategy; (21) our ability to successfully integrate acquired businesses and achieve anticipated synergies; (22) the interruption, disruption, failure, malfunction, or breach of our information technology systems, and those of our third-party vendors or service providers, including due to cyber attack; (23) the inability to complete pending or future energy infrastructure projects; (24) our ability to attract, develop, retain and engage key employees; (25) uncertainties related to global pandemics; (26) the impact of a material impairment of our assets; (27) the impact of proposed or future tax legislation; (28) the impact of declines in the stock market or bond market, and a low interest rate environment, on our pension liability; (29) our ability to protect our intellectual property; (30) our ability to overcome supply chain issues that may result in delays or shortages in, as well as increased costs of, equipment, materials or other resources that are critical to our business operations; and (31) our ability to control operating costs and realize cost savings. These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. Any forward-looking statement speaks only as of the date on which such statement is made. We undertake no obligation (and expressly disclaim any obligation) to update publicly any forward-looking statement whether as a result of new information or future events except as required by the federal securities laws.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V59932-P20908-Z88811 For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! UGI CORPORATION 500 NORTH GULPH ROAD KING OF PRUSSIA, PA 19406 UGI CORPORATION 1c. M. Shawn Bort Elect ten director nominees: 1a. Mario Longhi 1b. David Bingenheimer 1e. Tina Faraca 1d. Theodore A. Dosch 1g. Alan N. Harris 1h. Kelly A. Romano 1i. Melanie Ruiz 1j. Santiago Seage 1f. Robert Flexon 3. Ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2025. 1. Election of Directors The Board of Directors recommends you vote FOR each of the director nominees listed in Proposal 1 and FOR each of Proposals 2 and 3: 2. An advisory vote to approve the Fiscal 2024 compensation of the Company's named executive officers ("say-on-pay vote"). The Board of Directors recommends that you vote AGAINST proposal 4: 4. Shareholder proposal regarding a director election resignation governance guideline, if properly presented. NOTE: In their discretion, the holders of a proxy to vote shares may vote on such other business as may properly come before the meeting or any adjournment, postponement, or continuation thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. ! ! ! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on January 30, 2025 for shares held directly and by 11:59 p.m. Eastern Time on January 28, 2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/UGI2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on January 30, 2025 for shares held directly and by 11:59 p.m. Eastern Time on January 28, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

V59933-P20908-Z88811 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting of Shareholders and Proxy Statement and Annual Report are available at www.proxyvote.com. UGI CORPORATION Annual Meeting of Shareholders January 31, 2025 at 9:00 a.m. Eastern Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UGI CORPORATION The undersigned shareholder of UGI Corporation (the "Company") hereby appoints Robert Flexon and Mario Longhi, and each of them, with power to act without the other and with power of substitution, as proxies to all the shares of common stock of the Company, which the undersigned shareholder would be entitled to vote if personally present by virtual participation at the 2025 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held via live webcast at www.virtualshareholdermeeting.com/UGI2025 on Friday, January 31, 2025 at 9:00 a.m. Eastern Time, and any postponements, continuations, or adjournments thereof. This proxy is solicited on behalf of the Board of Directors of the Company and may be revoked prior to its exercise. For participants in the UGI Utilities, Inc. Savings Plan and the AmeriGas Propane, Inc. Savings Plan (together, the "Plans"), this Proxy will constitute voting instructions to the trustee under the Plans, as indicated on the reverse side, but, if no indication as to a particular matter is made, then as recommended by the Board of Directors on such matter, and in their discretion upon such other matters as may properly come before the Annual Meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR NOMINEE LISTED IN PROPOSAL 1, FOR EACH OF PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS, CONTINUATIONS, OR POSTPONEMENTS THEREOF. ALL PROXIES PREVIOUSLY GIVEN OR EXECUTED BY THE UNDERSIGNED SHAREHOLDER ARE HEREBY REVOKED. (Continued and to be marked, dated and signed, on the other side)